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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
WELLPOINT HEALTH NETWORKS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2003

To our Stockholders:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company"), which will be held on May 13, 2003 at 10:00 a.m., at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

        At the meeting, you will be asked to vote upon proposals to:

  •
  Elect three Class I directors and one Class III director; and

  •
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

        If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket, which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

        We look forward to your attendance at the Annual Meeting.

Sincerely,

Leonard D. Schaeffer Chairman of the Board and Chief Executive Officer

WELLPOINT HEALTH NETWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2003

        The Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Tuesday, May 13, 2003, at 10:00 a.m., local time, at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361 to act on the following matters:

  1.
  Elect three Class I directors of the Company to serve until the 2006 Annual Meeting and one Class III director of the Company to serve until the 2005 Annual Meeting or the election of their successors;

  2.
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003; and

  3.
  Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These matters are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on March 24, 2003 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least 10 days prior to the Annual Meeting at the Company's principal executive office located at 1 WellPoint Way, Thousand Oaks, California 91362 for the examination of any stockholders and will also be available for inspection at the meeting.

                      By Order of the Board of Directors

                      Thomas C. Geiser
                       Secretary

Thousand Oaks, California
March 26, 2003

YOUR VOTE IS IMPORTANT

        All stockholders are cordially invited to attend in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the meeting, you may vote in person even if you have previously returned a proxy.

WELLPOINT HEALTH NETWORKS INC.

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

General

        The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on May 13, 2003, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361. The Company's principal executive office is located at 1 WellPoint Way, Thousand Oaks, California 91362 and the Company's telephone number is (818) 234-4000. This Proxy Statement and the proxy card are being mailed to stockholders on or about April 4, 2003.

Proxies

        If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by the proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 1 WellPoint Way, Thousand Oaks, California 91362, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

        The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, Mellon Investor Services, LLC, will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $7,000 plus reasonable expenses.

Who is Entitled to Vote?

        Only holders of Common Stock of record at the close of business on March 24, 2003, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of March 15, 2003, approximately 144,984,323 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock outstanding as of March 24, 2003 will constitute a quorum for the transaction of business at the Annual Meeting.

Quorum Requirement and Voting Issues

        An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, the Company will not consider those shares as present and entitled to vote with respect to those matters. The Company will, however, count the shares represented by such "broker non-votes" in determining whether there is a quorum.

        Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote the proxy for the election of the nominees listed below as directors of the Company.

        Under the provisions of the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approximately 1,384,895 shares (as of March 14, 2003) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        The Board of Directors proposes the election of three Class I directors and one Class III director at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. There are currently three Class I directors, three Class II directors and three Class III directors. The three current Class I directors hold office until this Annual Meeting. Ramiro G. Peru has been nominated to fill a Class III director vacancy that will be created by the resignation of W. Toliver Besson, who will resign as a director of the Company in April 2003 pursuant to an agreement with the California Department of Managed Health Care (the "DMHC," formerly the California Department of Corporations). The three current Class II directors hold office until the 2004 Annual Meeting and the two current Class III directors, other than Mr. Besson, hold office until the 2005 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the three Class I director nominees and the one Class III director nominee to the Board of Directors named below.

        Mr. Birk has served as a director of the Company since April 1993, Ms. Burke has served as a director of the Company since April 1997 and Ms. Sanders has served as a director of the Company since May 1996. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill the vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director will continue until the 2006 Annual Meeting or until the director's successor has been elected. If elected as a Class III director, the term of office of Mr. Peru will continue until the 2005 Annual Meeting or until his successor has been elected.

Nominees for Election as Directors

        The names of the nominees and certain biographical information about them are set forth below:

Nominees for three-year term expiring in 2006 (Class I nominees):

        Roger E. Birk, age 72, a Class I director, has been a director of the Company since April 1993. He is retired. Mr. Birk served as President of the Federal National Mortgage Association ("Fannie Mae") from 1987 to 1992 and as Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. from 1982 to 1986. Mr. Birk serves as a director of Penske Corporation and Fannie Mae. Mr. Birk serves as the chair of the Audit Committee of the Board and also serves on the Compensation Committee of the Board.

        Sheila P. Burke, age 52, a Class I director, has been a director of the Company since April 1997. Since July 2000, Ms. Burke has been the Undersecretary for American Museums & National Programs of the Smithsonian Institution. From December 1996 until July 2000, Ms. Burke served as an Executive Dean of the John F. Kennedy School of Government, Harvard University. Previously in 1996, Ms. Burke was a senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke was the chief of staff for the Office of the Republican Leader of the United States Senate. Ms. Burke currently serves on the Board of Directors of Chubb Corp. Ms. Burke serves on the Compensation Committee and the Nominating & Governance Committee of the Board.

        Elizabeth A. Sanders, age 57, a Class I director, has been a director of the Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was employed by Nordstrom Inc. from 1971 to 1990 and served as Vice President and General Manager of Nordstrom, Inc. from 1981 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its board of directors from 1983 to 1990. She currently serves on the following boards of directors: Washington Mutual Inc., Wal-Mart Stores, Inc., Wolverine

Worldwide, Inc. and Denny's, Inc. Ms. Sanders serves on the Compensation Committee and the Nominating & Governance Committee of the Board.

Nominee for two-year term expiring in 2005 (Class III nominee):

        Ramiro G. Peru, age 47, has been nominated as a Class III director of the Company. Mr. Peru is Senior Vice President and Chief Financial Officer of Phelps Dodge Corporation ("Phelps Dodge"), a mining and manufacturing company. Mr. Peru joined Phelps Dodge in 1979 and has held various finance and accounting positions with Phelps Dodge and its affiliates. He was elected to his current position in May 1999. Mr. Peru is active in a wide variety of civic and professional groups. He is currently a member of the National Board of Advisors for the Eller Graduate School of Management at the University of Arizona. Mr. Peru also serves as a director of Southern Peru Copper Corporation.

Directors Other Than the Nominees

        The directors of the Company other than the nominees are as follows:

        W. Toliver Besson, age 58, a Class III director, has been a director of the Company since May 1996, was an independent director of the Company's wholly owned subsidiary Blue Cross of California ("BCC," which was at such time the majority stockholder of the Company) from April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of Paul, Hastings, Janofsky & Walker since 1978. He served on its national management committee from 1985 to 1990 and served on the Board of Governors of the California State Bar from 1979 to 1980. He currently serves as a member of the management committee of Cross Country Ventures (a venture capital limited partnership). Pursuant to an agreement with the DMHC, Mr. Besson has effectively agreed not to serve as a director beyond April 2003. Mr. Besson serves as the chair of the Nominating & Governance Committee of the Board.

        William H. T. Bush, age 64, was elected a Class II director of the Company in January 2002, upon completion of the Company's merger with RightCHOICE Managed Care, Inc. ("RightCHOICE"). Mr. Bush served as a director of RightCHOICE from April 1994 to January 2002. He served on the Blue Cross and Blue Shield of Missouri board of directors from 1989 to 1994 and as Secretary of the Blue Cross and Blue Shield of Missouri board of directors from 1990 to 1994. Mr. Bush is the Chairman of Bush-O'Donnell & Company, Inc. of St. Louis, an investment management and financial advisory firm he founded in 1986. Prior to 1986, Mr. Bush served as President and as a director of The Boatmen's National Bank of St. Louis. Mr. Bush currently is a director of Maritz, Inc., D.T. Industries, Inc., the Lord-Abbett Family of Mutual Funds and Engineered Support Systems, Inc. Mr. Bush serves on the Audit Committee and the Nominating & Governance Committee of the Board.

        Julie A. Hill, age 56, a Class III director, has been a director of the Company since March 1994. From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company, a residential real estate development firm. Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. ("Costain") from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairman of the Board of Costain. Costain was a division of London-based Costain Group PLC and built single-family detached residential communities. Ms. Hill serves as the chair of the Compensation Committee of the Board.

        Warren Y. Jobe, age 62, was elected a Class II director of the Company in March 2001, upon completion of the Company's merger with Cerulean Companies, Inc. ("Cerulean"). Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. He is retired. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During such time, Mr. Jobe also was Executive Vice President of Georgia Power Company. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its

Board of Directors. Mr. Jobe currently serves on the board of directors of UniSource Energy Corporation. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Jobe serves on the Audit Committee and the Nominating & Governance Committee of the Board.

        Jane G. Pisano, age 59, was elected a Class II director of the Company in June 2002. In November 2001, Ms. Pisano was appointed President and Director of The Natural History Museum of Los Angeles County. From 1998 until November 2001, she was the Senior Vice President, External Relations of the University of Southern California. From 1994 to 1998, she served as the Vice President, External Relations of the University of Southern California and, from 1991 until 1998, she was the Dean of the University of Southern California's School of Public Administration. From 1986 to 1991, she was President, Los Angeles 2000 Committee and The 2000 Partnership. Ms. Pisano serves on the Audit Committee and on the Compensation Committee of the Board.

        Leonard D. Schaeffer, age 57, a Class III director, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. Mr. Schaeffer served as Chief Executive Officer of BCC from 1986 and has served as Chairman of its Board of Directors since 1989. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association, a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of the Health Care Financing Administration ("HCFA," now known as the Centers for Medicare and Medicaid Services ("CMS")). CMS administers the federal Medicare and Medicaid programs. Mr. Schaeffer serves as a director of Allergan, Inc.

Board Meetings and Committees

        The Board of Directors of the Company held a total of nine meetings (including regularly scheduled meetings and special meetings) during 2002. During the same period, the Board of Directors acted several times by unanimous written consent. During 2002, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

        The Audit Committee, which currently consists of Messrs. Birk, Bush and Jobe and Ms. Pisano, met five times during 2002. The Audit Committee reviews financial and auditing issues of the Company, approves engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. All members of the Audit Committee are independent (as independence is defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to the Company's Proxy Statement relating to its 2001 Annual Meeting of Stockholders. Mr. Birk is chair of the Audit Committee.

        The Compensation Committee, which currently consists of Mses. Hill, Burke, Pisano and Sanders and Mr. Birk met 10 times during 2002. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and stock incentive plans, and approves the granting of stock options and awards to executive officers. Ms. Hill is chair of the Compensation Committee.

        The Nominating & Governance Committee, which currently consists of Messrs. Besson, Bush and Jobe and Mses. Burke and Sanders, met six times during 2002. The Nominating & Governance Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues and Board compensation policies. Mr. Besson will serve as chair of the Nominating & Governance Committee until his resignation in April 2003. Stockholders wishing to recommend candidates for consideration by the Nominating & Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical information and qualifications.

        The Board of Directors has adopted certain internally developed guidelines concerning its deliberations, conduct of meetings and other corporate governance issues. Pursuant to these guidelines, the Board of Directors has the opportunity to meet in executive session at each regularly scheduled meeting. In addition, an executive session will be held upon the request of any director. The Nominating & Governance Committee reports regularly to the full Board of Directors, makes recommendations regarding governance issues and conducts annual assessments of Board member performance. In considering nominations to the Board of Directors, the Board takes into account a number of factors, including the skills and experience, as well as the independence of, potential directors. The current Board of Directors consists entirely of non-employee directors, other than Mr. Schaeffer. All of the committees of the Board of Directors consist entirely of non-employee directors. Each Board committee operates pursuant to a detailed written charter.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and beneficial owners of more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2002, the Company's officers, directors and greater than 10 percent beneficial owners complied with all applicable filing requirements, except (i) Leonard D. Schaeffer, D. Mark Weinberg, Joan E. Herman, David C. Colby, Thomas C. Geiser, David S. Helwig, Kenneth C. Zurek, Rebecca A. Kapustay and Woodrow A. Myers, Jr., M.D. who each reported late one transaction relating to a stock option grant occurring in June 2001, due to an administrative error by Company personnel assisting in such filings, (ii) Leonard D. Schaeffer who reported late one stock option exercise transaction occurring in December 2002 due to an administrative error, (iii) D. Mark Weinberg who reported late one gift transaction to an unaffiliated third party occurring in September 2002, (iv) Joan E. Herman who reported late three transactions occurring in February, May and August 2002 due to an administrative error by Company personnel assisting in such filings, (v) David C. Colby who reported late three transactions occurring in September, October and December 2002 due to an administrative error and (vi) Ronald J. Ponder, Ph.D. who reported late six transactions occurring October, November and December 2002 involving the acquisition of an aggregate of approximately 147 shares under a Company benefit plan.

Compensation of Directors

        All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments (with the chair of each committee receiving an additional $5,000 annual retainer); and (ii) $1,500 per Board meeting and $1,000 per committee meeting. The meeting fee is $500 for any telephonic Board or committee meeting. Non-employee directors of the Company are also entitled to receive a Company-paid annual physical examination.

        Non-employee directors may elect to defer the receipt of all or a portion of their fees. Under the Company's Board of Directors Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), amounts deferred may be credited with earnings at a rate equal to the actual rate of return of a range of investment vehicles authorized by the Compensation Committee. Alternatively, fees may be foregone in return for the grant of a non-statutory stock option. The number of shares of Common Stock subject to such option is equal to the dollar amount of cash compensation deferred divided by the product of the fair market value of the Company's Common Stock on the option grant date and 25%. The automatic stock awards discussed in the following paragraph may also be deferred under the Directors' Deferred Compensation Plan or may be foregone in exchange for stock options at a rate of four shares for each share foregone.

        On each date on which annual grants are made to officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Exchange Act, continuing non-employee directors who have served for at least six full calendar months automatically receive 1,600 shares of Common Stock and a 4,000-share stock option grant under the Company's 1999 Stock Incentive Plan. The 1,600-share grant is immediately vested and the 4,000-share stock option grant vests on the third anniversary of the grant date. Each newly elected non-employee director is also entitled to receive a 16,000-share stock option grant on the date of such director's election. This 16,000-share grant is immediately vested with respect to 4,000 shares, with the remaining shares vesting ratably on the first three anniversaries of the grant date.

        In January 2002, the Board of Directors amended its non-employee director compensation program to provide that each non-employee director, on the date of his or her election to the Board, will receive a grant of 3,500 shares of Common Stock and a cash award equivalent to the fair market value of 1,500 shares of Common Stock as of such date. The stock grant is made under the Company's 1999 Stock Incentive Plan and is immediately vested. At the time of such amendment to the non-employee director compensation program, each then-current non-employee director also received such stock and cash awards.

        In order to more closely align the interests of the directors with those of the Company's stockholders, the Board of Directors has adopted stock ownership guidelines for persons serving on the Board. This policy was last amended in January 2002. Each non-employee director is required to own Common Stock having a fair market value equal to 10 times the annual cash retainer paid to such director within five years of his or her election to the Board of Directors. At the time of the January 2002 stock grant to existing non-employee directors referenced in the immediately preceding paragraph, each of the directors agreed that such stock grant would not be transferred until such time as such director had met the stock ownership guidelines applicable to directors.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors is currently composed of Mses. Hill, Burke, Pisano and Sanders and Mr. Birk. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 2003 (or such other date as indicated) by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 2002) (collectively, with the Chief Executive Officer, the "Named Executive Officers"); (d) each director of the Company; (e) each person nominated to the Board of Directors; and (f) all directors and executive officers as a group:

Name and Address	Number of Shares Beneficially Owned(1)		Percent of Class(2)	Number of Shares Supplementally Owned		Total Shares Beneficially and Supplementally Owned	Percent of Class
AXA Financial, Inc.(3) 1290 Avenue of the Americas New York, NY 10104	12,651,108		8.5%	—		12,651,108	8.5%
Leonard D. Schaeffer	2,762,164	(4)	1.9%	68,637	(5)	2,830,801	1.9%
David C. Colby	714,939	(6)	*	16,596	(7)	731,535	*
Thomas A. Geiser	423,590	(8)	*	8,732	(9)	432,322	*
D. Mark Weinberg	299,508	(10)	*	65,090	(11)	364,598	*
Joan E. Herman	236,878	(12)	*	14,410	(13)	251,288	*
W. Toliver Besson	40,900	(14)	*	3,200	(15)	44,100	*
Roger E. Birk	69,304	(16)	*	—		69,304	*
Sheila P. Burke	35,300	(17)	*	—		35,300	*
William H. T. Bush	23,820	(18)	*	—		23,820	*
Julie A. Hill	33,245	(19)	*	1,600	(20)	34,845	*
Warren Y. Jobe	18,700	(21)	*	—		18,700	*
Jane G. Pisano	9,100	(22)	*	—		9,100	*
E1izabeth A. Sanders	49,500	(23)	*	1,600	(24)	51,100	*
Ramiro G. Peru	—		—	—		—	—
All executive officers and directors as a group (21 persons)	5,825,963	(25)	3.9%	266,016	(26)	6,091,979	4.0%

*
Less than one percent.

(1)
Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

(2)
Calculation based on approximately 144,984,323 shares of Common Stock outstanding as of March 15, 2003, except with respect to AXA Financial, Inc.

(3)
Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2002. The shares are also reported as beneficially owned by the following affiliates of AXA Financial, Inc.: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, each with an address at 370, rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, with an address at 26, rue Louis le Grand, 75002 Paris, France; and AXA, with an address at 25, avenue Matignon, 75008 Paris, France (collectively, the "AXA Group"). Of the reported shares, the AXA Group reports that it has sole voting power with respect to 5,573,460 shares, that it shares voting power with respect to 3,215,079 shares, that it has sole dispositive power with respect to 12,585,329 shares and shared dispositive power with respect to 65,779 shares. The AXA Group reports that its shares are deemed to be beneficially owned by the following subsidiaries of AXA: AXA Investment Managers UK Ltd (6,800 shares), AXA Konzern AG (Germany) (63,500 shares) and AXA Rosenberg Investment Management LLC (64,800 shares) and by the following subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. (12,294,408 shares) and The Equitable Life Assurance Society of the United States (221,600 shares).

(4)
Includes 20 shares held in a 401(k) account for the benefit of Mr. Schaeffer and 2,428,522 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(5)
Includes a restricted share right grant with respect to 23,616 shares that vests in equal installments on March 15, 2004 and March 15, 2005, all of which are in a deferred compensation plan. Includes a restricted share right grant with respect to 10,137 shares that vests on March 15, 2004, all of which are in a deferred compensation plan. Includes deferred rights to 34,884 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

(6)
Includes 901 shares held in a 401(k) account for the benefit of Mr. Colby, 1,968 shares held in an irrevocable trust, of which Mr. Colby is trustee, 82,938 shares owned by the Colby Family Trust, of which Mr. Colby is trustee and 610,946 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(7)
Includes a restricted share right grant with respect to 1,298 shares that vests on March 15, 2004, all of which are in a deferred compensation account. Includes a restricted share right grant with respect to 5,721 shares that vests in equal installments on March 15, 2004 and March 15, 2005, all of which are in a deferred compensation account. Includes deferred rights to 9,577 shares held in a deferred compensation account for the benefit of Mr. Colby.

(8)
Includes 509 shares held in a 401(k) account for the benefit of Mr. Geiser, 43,479 shares held in the Geiser Schweers Family Trust, of which Mr. Geiser is trustee and 379,602 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(9)
Includes a restricted share right grant with respect to 1,457 shares that vests on March 15, 2004, of which 218 shares are in a deferred compensation account. Includes a restricted share right grant with respect to 5,300 shares that vests in equal installments on March 15, 2004 and March 15, 2005, of which 794 shares are in a deferred compensation account. Includes deferred rights to 1,975 shares held in a deferred compensation account for the benefit of Mr. Geiser.

(10)
Includes 11,559 shares held in a 401(k) account for the benefit of Mr. Weinberg and 205,951 shares subject to presently exercisable options or options that become exercisable within 60 days.

(11)
Includes a restricted share right grant with respect to 951 shares that vests on March 15, 2004, all of which are in a deferred compensation account. Includes deferred rights to 64,139 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

(12)
Includes 94 shares held in a 401(k) account for the benefit of Ms. Herman, 30,378 shares held in the Family Living Revocable Trust, of which Ms. Herman is a co-trustee and 206,500 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(13)
Includes a restricted share right grant with respect to 2,192 shares that vests on March 15, 2004, all of which are in a deferred compensation account. Includes a restricted share right grant with respect to 5,137 shares that vests in equal installments on March 15, 2004 and March 15, 2005, all of which are in a deferred compensation account. Includes deferred rights to 7,081 shares held in a deferred compensation account for the benefit of Ms. Herman.

(14)
Includes 1,800 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee, and 200 shares owned by Mr. Besson's wife. Includes 27,200 shares subject to presently exercisable options.

(15)
Includes deferred rights to 3,200 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(16)
Includes 30,034 shares subject to presently exercisable options.

(17)
Includes 24,000 shares subject to presently exercisable options.

(18)
Includes 17,856 shares subject to presently exercisable options.

(19)
Includes 16,566 shares subject to presently exercisable options.

(20)
Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(21)
Includes 12,000 shares subject to presently exercisable options.

(22)
Includes 4,000 shares subject to presently exercisable options.

(23)
Includes 42,760 shares subject to presently exercisable options.

(24)
Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(25)
Includes 4,923,866 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

(26)
Includes deferred rights to 57,704 shares. Includes restricted share right grants with respect to 2,105 shares that vest on March 15, 2004, all of which are in deferred compensation accounts. Includes restricted share right grants with respect to 8,794 shares that vest in equal installments on March 15, 2004 and March 15, 2005, all of which are in deferred compensation accounts. Includes restricted share right grants with respect to 17,548 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Certain Compensation

        The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 2000, 2001 and 2002:

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)		Restricted Stock ($)		All Other Compensation ($)(2)
Leonard D. Schaeffer Chairman and Chief Executive Officer	2002 2001 2000	$1,246,155 1,176,925 1,076,922	$5,690,916 4,437,500 3,344,676	(4) (6)	$140,342 135,559 141,868	(3) (5) (7)	0 0 0	553,042 636,762 544,908	$207,382 169,688 192,125
David C. Colby Executive Vice President and Chief Financial Officer	2002 2001 2000	$541,231 502,239 459,846	$1,335,000 1,106,000 642,110	(4) (6)	$5,377 5,165 5,656	(8) (8) (8)	0 0 0	108,000 140,400 90,000	$58,675 48,771 41,969
Thomas C. Geiser Executive Vice President, General Counsel and Secretary	2002 2001 2000	$501,577 473,770 431,462	$1,138,613 998,213 638,723	(4) (6)	$5,377 5,165 5,105	(8) (8) (8)	0 0	108,000 140,400 90,000	$55,615 47,886 39,691
D. Mark Weinberg Executive Vice President and Chief Development Officer	2002 2001 2000	$614,231 589,231 561,923	$1,025,706 700,000 776,201	(6)	0 0 0		0 0 0	245,779 336,774 308,434	$70,007 63,022 49,740
Joan E. Herman Executive Vice President, Senior, Specialty and State-Sponsored Program Division	2002 2001 2000	$472,385 438,462 401,000	$1,146,250 945,163 710,730	(4) (6)	$5,377 5,165 5,105	(8) (8) (8)	0 0	132,970 160,348 95,644	$51,160 42,926 37,683

(1)
Excludes perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(2)
For the year ended December 31, 2002, "All Other Compensation" includes the following:

•
Contributions on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, D. Mark Weinberg and Joan E. Herman in the amount of $11,174, $10,075, $8,681, $8,356 and $8,783, respectively, to the 401(k) plan to match pre-tax elective deferral contributions (included under Salary) made by each to such plan during 2002 and an award of 30 shares of Common Stock in the 401(k) Plan made to all eligible employees.

•
Contributions on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, D. Mark Weinberg and Joan E. Herman in the amount of $168,954, $42,028, $39,206, $52,953 and $36,192, respectively, to match pre-tax elective deferral contributions (included under Salary) made by each to WellPoint's deferred compensation plan during 2002; and

•
Life insurance premiums paid on behalf of Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, D. Mark Weinberg and Joan E. Herman in the amount of $27,254, $6,572, $7,728, $8,698 and $6,185, respectively.

(3)
Includes $105,677 of imputed interest income on a loan from the Company and $5,377 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(4)
Includes restricted share right grants vesting in equal installments on March 15, 2003, 2004 and 2005 for Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser and Joan E. Herman in the amount of $2,187,500, $530,000, $491,063, and $475,813, respectively. As of December 31, 2002, the shares underlying these grants (none of which were vested) had a fair market value of approximately $2,520,843, $610,695, $565,864 and $548,288, respectively, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control or involuntary termination. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(5)
Includes $105,677 of imputed interest income on a loan from the Company and $5,165 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(6)
Includes restricted share right grants vesting in equal installments on March 15, 2002, 2003 and 2004 for Leonard D. Schaeffer, David C. Colby, Thomas C. Geiser, D. Mark Weinberg and Joan E. Herman in the amount of $1,437,500, $184,152, $206,737, $134,195 and $310,980, respectively. As of December 31, 2002, the shares underlying these grants (one-third of which were vested) had a fair market value of approximately $2,164,188, $277,239, $311,254, $203,091 and $468,090, respectively, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control or involuntary termination. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(7)
Includes $105,677 of imputed interest income on a loan from the Company and $5,105 for reimbursement of tax obligations with respect to certain financial planning services provided by the Company.

(8)
Represents reimbursement of tax obligations with respect to financial and tax planning services provided by the Company.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 2002. No stock appreciation rights ("SARs") were granted in 2002.

		Individual Grants
Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price	Expiration Date	Grant Date Present Value(1)
Leonard D. Schaeffer	400,000 37,920 64,959 32,414 17,749	6.66 0.60 1.08 0.54 0.30%	$63.50 60.81 74.16 74.37 65.83	2/6/12 3/3/06 3/3/06 3/3/06 3/3/06	$8,568,800 781,323 1,571,988 722,728 336,743
David C. Colby	108,000	1.80%	$63.50	2/6/12	$2,313,576
Thomas C. Geiser	108,000	1.80%	$63.50	2/6/12	$2,313,576
D. Mark Weinberg	120,000 28,610 28,520 5,066 30,824 14,522 18,237	2.00 0.48 0.48 0.08 0.51 0.24 0.30%	$63.50 60.81 60.81 60.81 74.37 74.37 74.37	2/6/12 2/10/09 2/10/10 2/9/07 1/4/05 6/3/11 2/10/10	$2,570,640 589,495 587,640 104,382 552,853 346,615 435,286
Joan E. Herman	108,000 2,824 1,642 11,935 8,569	1.80 0.05 0.03 0.20 0.14%	$63.50 60.81 60.81 74.16 74.37	2/6/12 6/3/08 2/10/09 2/10/10 2/10/09	$2,313,576 58,186 33,833 299,116 204,527

(1)
Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

•	Expected life of options	Four years
•	Volatility	35%
•	Dividend yield	0%
•	Risk-free interest rate:
	For grants made on February 7, 2002	4.33%
	For grants made on March 1, 2002	4.43%
	For grants made on June 1, 2002	4.37%
	For grants made on September 1, 2002	3.22%
	For grants made on December 1, 2002	3.28%

        The actual value, if any, that a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and the Company's use of the model should not be construed as an endorsement of its accuracy.

        The options shown for each individual may include annual grants of incentive stock options and nonqualified stock options as well as so-called "reload" grants of stock options resulting from a stock-for-stock option exercise. Reload options are granted when a stock option is exercised with the payment of the option price in the form of previously owned shares of the Company's Common Stock.

The first grant shown for each individual in the table is the annual grant. Each annual grant made in 2002 vests in six approximately equal semi-annual installments beginning on the six-month anniversary of the grant date. Each grant contains provisions for earlier vesting in full upon a change in control. Any additional grants shown represent reload stock options. These reload options are immediately vested and retain the expiration date of the original annual stock option grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

        The following table sets forth information with respect to exercises by the Named Executive Officers of stock options during 2002 and the value of all unexercised employee stock options as of December 31, 2002 held by the Named Executive Officers. No SARs were exercised or outstanding in 2002.

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Shares Acquired On Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard D. Schaeffer	288,042	$14,480,737	2,147,856	815,668	$65,999,271	$15,106,708
David C. Colby	0	0	532,146	213,600	20,135,650	3,920,715
Thomas C. Geiser	0	0	300,802	213,600	10,840,254	3,920,715
D. Mark Weinberg	452,841	12,336,257	125,068	260,000	530,307	4,972,300
Joan E. Herman	124,420	4,785,129	133,810	213,600	2,462,405	3,920,715

(1)
In accordance with SEC rules, value at fiscal year-end is calculated as the difference between (i) the aggregate trading price as of December 31, 2002 of all shares subject to the options, and (ii) the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

Pension Plans

Pension Accumulation Plan

        The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The benefit payable under the Pension Plan is generally equal to the amount of annual annuity that could be purchased at age 65 (based on certain actuarial assumptions) with the balance of an account that is credited with the following amounts for each calendar year after 1986: (i) 3% of the participant's compensation for that year, plus (ii) 1% of the participant's compensation for that year, if the participant has at least 10 years of service, plus (iii) 1% of the participant's compensation for that year if the participant has at least 20 years of service, plus (iv) interest on the balance of such account at a rate equal to the 5-year Treasury Bill average yield for the immediately preceding December (but not less than 2 1/2%). The Pension Plan became effective on January 1, 1987 as a successor plan to the Non-Contributory Retirement Program for Certain Employees of Blue Cross of California (the "Prior Plan"). Certain participants in the Pension Plan are also eligible to receive retirement benefits under the Prior Plan.

        The Company also sponsors the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan (the "Supplemental Plan"), which contains a feature that provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

        The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 2002 based on service and compensation to such date and as projected at age 65 was: Leonard D. Schaeffer, $28,253 and $34,361; David C. Colby, $18,706 and $71,008; Thomas C. Geiser, $20,137 and $68,235; Joan E. Herman, $17,191 and $53,436 and D. Mark Weinberg, $35,516 and $153,944. Mr. Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

Special Executive Retirement Plan for Leonard D. Schaeffer

        The Company maintains a Special Executive Retirement Plan (the "LDS SERP") with respect to Mr. Schaeffer. The LDS SERP, as amended and restated as of December 31, 2002, provides the retirement, death and spousal death benefits described below. The Company's obligations under the LDS SERP are secured by a trust to which the Company makes periodic, irrevocable contributions. Based upon fiscal 2002 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the LDS SERP upon retirement at age 65 is $3,698,881.

        If Mr. Schaeffer's employment with the Company is terminated (other than by his death) on or after the date that he has attained age 65, he will be entitled to a monthly retirement benefit for the remainder of his lifetime ("Normal Retirement Benefit"), commencing within 30 days after his termination date. The Normal Retirement Benefit will be equal to 80% of Mr. Schaeffer's "Targeted Annual Compensation" (the "Base Amount"), reduced by the monthly benefits provided by the Pension Plan, the Prior Plan and the Supplemental Plan described above. The percentage described in the immediately preceding sentence is reduced to 66 2/3% in the event that Mr. Schaeffer, without the prior written approval of the Compensation Committee of the Board of Directors of the Company or its successor, engages in or has any interest in any business competitive with the Company's business at the time his employment with the Company or its successor is terminated. Targeted Annual Compensation is defined as the sum of (1) average monthly base salary for the twelve-consecutive-month period of Mr. Schaeffer's employment with the Company during which such average monthly base salary is the highest and (2) one-twelfth of the largest annual target incentive bonus established at any time for Mr. Schaeffer by the Board of Directors of the Company or the Compensation Committee thereof. For purposes of the LDS SERP, base salary for any calendar month beginning after December 31, 1997 will be deemed to be the higher of (A) Mr. Schaeffer's actual monthly base salary for such period and (B) Mr. Schaeffer's monthly base salary as of the December 31 prior to such period, increased by five percent. In addition, if Mr. Schaeffer is employed by the Company on February 10, 2005 or his employment is earlier terminated other than for Cause or by reason of a Voluntary Termination (as those terms are defined in the LDS SERP), the LDS SERP provides that Mr. Schaeffer's annual target incentive bonus will not be less than 135% of his base salary for calendar year 2002 and thereafter will be increased by 5% annually to a maximum of 150% of his base salary.

        If Mr. Schaeffer's employment with the Company is terminated (other than by his death) before the date that he has attained age 65, he will be entitled to a monthly retirement benefit for the remainder of his lifetime ("Early Retirement Benefit"). Early Retirement Benefits will commence within 30 days after Mr. Schaeffer's termination date, unless his employment is terminated due to disability and he elects to commence receiving Early Retirement Benefits on the earlier of the date he attains age 65 and the date his disability benefits cease (the "Commencement Date"). The Early Retirement Benefit will be calculated by reducing the Base Amount by (x) a specified percentage for each month by which the Commencement Date is earlier than the date Mr. Schaeffer would attain age 60 and (y) the amount of the monthly benefits that would be payable over Mr. Schaeffer's lifetime as a single life annuity with payments guaranteed for a period of ten years under the Pension Plan, the Prior Plan and the Supplemental Plan if all benefit payments under such plans were to begin on the Commencement Date.

        If Mr. Schaeffer's employment with the Company terminates on or after February 10, 2005 or his employment is earlier terminated other than for cause or by reason of a voluntary termination, other than after a change in control (as those terms are defined in the LDS SERP), Mr. Schaeffer (or his designated beneficiary) will be entitled to be paid the Normal Retirement Benefit or the Early Retirement Benefit, as the case may be, in a lump sum cash payment on the January 15 following his termination date, together with accrued interest from the termination date to the lump sum payment date, unless he elects otherwise in a written notice to the Company one year prior to his termination date.

        If Mr. Schaeffer dies prior to the commencement of Normal Retirement Benefits or Early Retirement Benefits, Mr. Schaeffer's designated beneficiary will be entitled to a monthly death benefit equal to 100% of the Normal Retirement Benefit for 120 months, commencing within 30 days after Mr. Schaeffer's death, and Mr. Schaeffer's spouse will be entitled to a monthly spousal death benefit equal to 50% of the Normal Retirement Benefit for the remainder of her lifetime, commencing within 30 days after the date of the last payment of monthly death benefits to Mr. Schaeffer's designated beneficiary.

        If Mr. Schaeffer dies after the commencement of Normal Retirement Benefits or Early Retirement Benefits, but before he has received Normal Retirement Benefits or Early Retirement Benefits for 120 months, Mr. Schaeffer's designated beneficiary will be entitled to a monthly death benefit equal to 100% of the amount that Mr. Schaeffer was receiving under the LDS SERP for the remainder of the 120 month period, commencing within 30 days after Mr. Schaeffer's death. Mr. Schaeffer's spouse will be entitled to a monthly spousal death benefit equal to 50% of the amount that Mr. Schaeffer was receiving under the LDS SERP for the remainder of her lifetime, commencing within 30 days after the date of the last payment of monthly death benefits to Mr. Schaeffer's designated beneficiary.

        If Mr. Schaeffer dies after he has received 120 payments of Normal Retirement Benefits or Early Retirement Benefits, Mr. Schaeffer's spouse will be entitled to a monthly spousal death benefit equal to 50% of the amount that Mr. Schaeffer was receiving under the LDS SERP for the remainder of her lifetime, commencing within 30 days after Mr. Schaeffer's death.

        In the event of a change in control (as defined in the LDS SERP), or if Mr. Schaeffer's employment with the Company is terminated without cause (as defined in Mr. Schaeffer's employment agreement with the Company as described below) or if there is a constructive termination (as defined in Mr. Schaeffer's employment agreement with the Company as described below) prior to a change in control, but within 90 days prior to or at any time after the execution of a definitive agreement for such change in control, any benefit to which Mr. Schaeffer or his beneficiary becomes entitled under the LDS SERP shall be computed, if beneficial to Mr. Schaeffer, as if Mr. Schaeffer were three years older than his actual age, as if he remained employed through the third anniversary of his actual termination and as if he has at least five years of vesting service.

Supplemental Executive Retirement Plan

        The Company maintains a Supplemental Executive Retirement Plan (the "SERP") with respect to Messrs. Colby, Geiser and Weinberg and Ms. Herman. The SERP provides that each participant will receive a retirement benefit if the participant's employment with the Company is terminated on or after reaching age 62 and after completing five years of service with the Company. The retirement benefit is equal to either 50% or 60% (as determined by the Compensation Committee when selecting an individual for participation in the SERP) of the participant's final five-year average salary and target incentive compensation. Each participant's benefit is reduced by 3.33% per year (4% per year for participants with a 60% benefit) for each year of service less than 15 years that has been completed by the participant. Participants with five years of service but who are at least 55 years old may also elect to receive a reduced benefit. If a participant is terminated in a manner that entitles the participant to benefits under the Company's Officer Change in Control Plan (which is described in the following section), then the participant will become fully vested in his or her benefits under the SERP and will be deemed to have, in the case of Executive Vice Presidents, an additional three years of service with the Company for purposes of computing benefits under the SERP. Amounts payable under the SERP are reduced by amounts provided by the Pension Plan, the Prior Plan, the Supplemental Plan, any other defined benefit pension plan maintained by the Company and, in the discretion of the Compensation Committee, any defined benefit pension plans of a participant's predecessor employers. Payments under the SERP will be made monthly, at each participant's election, in the form of (i) a single life annuity payable during the participant's lifetime, or (ii) a joint and survivor annuity payable during the participant's lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse's lifetime. If a participant with at least five years of service dies before beginning to receive retirement benefits under the SERP, the participant's surviving spouse will be entitled to receive a benefit equal to the benefit that such person would have received had his or her deceased spouse elected a 50% joint and survivor annuity. Any benefits being paid to a participant under the SERP will cease if the participant engages in or has an interest in any business competitive with the Company's business at the time of the participant's termination of employment. Based upon year 2002 base salary and target annual incentive levels, as of December 31, 2002, the estimated annual benefit payable under the SERP to each participant upon retirement at age 62 is: Mr. Colby, $405,286; Mr. Geiser, $444,136; Ms. Herman, $349,373; and Mr. Weinberg, $480,139.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Amended and Restated Employment Agreement with Leonard D. Schaeffer

        As of December 31, 2002, the Company entered into an amended and restated employment agreement with Leonard D. Schaeffer. The term of the employment agreement is five years, ending on December 31, 2007, unless earlier terminated in accordance with the agreement as described below. Under the agreement, Mr. Schaeffer is entitled to receive an annual base salary of $1,260,000, which can be adjusted upward as determined by the Board of Directors of the Company or the Compensation Committee thereof. Mr. Schaeffer's annual base salary as of March 15, 2003 was $1,325,000.

Mr. Schaeffer is also entitled to earn targeted bonuses with respect to each year of the term of the agreement that Mr. Schaeffer is employed, beginning with the plan year that commenced on January 1, 2002, of at least 135% of base salary. Mr. Schaeffer's annual target bonus compensation for 2003 is $1,788,750. In addition, the employment agreement entitles Mr. Schaeffer to participate, at levels determined each calendar year in connection with Mr. Schaeffer's annual performance review, in the Company's current long- and short-term incentive programs, including the stock option plan, and any other incentive programs established for senior officers of the Company in the future (subject to modifications that the Compensation Committee of the Board of Directors of the Company determine are necessary and appropriate to preserve the deductibility of bonus amounts).

        The employment agreement with Mr. Schaeffer provides that the Company will provide the following benefits to Mr. Schaeffer: (a) full medical and dental coverage for Mr. Schaeffer and his family during the term of the employment agreement, including any extensions, and following termination of Mr. Schaeffer's employment with the Company under certain circumstances, (b) life insurance in an amount totaling three times Mr. Schaeffer's then-current base salary during the term of the employment agreement, including any extensions, (c) long-term disability benefits at an annual level equal to Mr. Schaeffer's then-current base salary, but reduced by the amount of retirement benefits, if any, Mr. Schaeffer receives under the LDS SERP, to be paid upon a disability that prevents Mr. Schaeffer from performing his duties as Chairman of the Board of Directors and Chief Executive Officer and continuing until Mr. Schaeffer attains at least age 65, or if earlier, the date that the disability ceases, (d) the lease of an automobile for Mr. Schaeffer's use and payment of all operating, maintenance and insurance expenses in connection therewith, (e) three memberships in luncheon, professional or athletic clubs of Mr. Schaeffer's choice, (f) financial, legal and tax counseling services costing up to $10,000 per calendar year during the term of the agreement, plus a tax-gross up for any imputed income resulting from such benefit, in addition to financial and tax counseling, if any, available to Mr. Schaeffer under a standard program maintained by the Company for senior officers of the Company, (g) four weeks of paid vacation per calendar year and other holiday, sick leave and time-off benefits and payment for unused vacation per existing Company policy for other employees, and (h) a special bonus of $2,000,000, which was paid on February 10, 2003, to assist Mr. Schaeffer in paying income taxes with respect to performance-based compensation earned under the agreement. The employment agreement also entitles Mr. Schaeffer to participate in any existing or future retirement or deferred compensation programs or other existing or future employee benefit programs (other than any severance pay programs, including the Company's Officer Change in Control Plan described below) of the Company.

        The employment agreement may be terminated prior to December 31, 2007 (i) by mutual agreement of Mr. Schaeffer and the Board of Directors of the Company upon such terms as Mr. Schaeffer and the Board shall agree, (ii) upon the death of Mr. Schaeffer, (iii) upon written notice from Mr. Schaeffer or the Company if Mr. Schaeffer has become so physically or mentally disabled as to have been incapable of satisfactorily performing the duties of the Chairman of the Board of Directors and Chief Executive Officer for a period of 180 consecutive days, (iv) for cause by the Company upon the adoption of resolutions of the Board of Directors of the Company by the affirmative vote of not less than two-thirds of the members of the Board of Directors, excluding Mr. Schaeffer, (v) without cause by the Company following ten days' written notice to Mr. Schaeffer, (vi) voluntarily by Mr. Schaeffer following ten days' written notice to the Company for any reason other than constructive termination, and (vii) due to constructive termination.

        If the employment agreement is terminated due to Mr. Schaeffer's death or disability, Mr. Schaeffer (or his estate or designated beneficiary, if applicable) will be entitled to his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation, any unpaid bonus for any fiscal year that ends on or before the termination date, a prorata portion of any bonus that Mr. Schaeffer would otherwise have received for the year of termination, continued medical and dental coverage, for 48 months following termination (or longer in certain circumstances), full title and ownership of the automobile then provided to Mr. Schaeffer, continued financial counseling benefits for five calendar years following the year of termination, office space and clerical support for 60 months following termination, such other benefits as are determined in accordance with the Company's employee benefit plans and retiree health benefits (in addition to any other health benefits) in accordance with Mr. Schaeffer's current "grandfathered" arrangement status. In the case of disability, Mr. Schaeffer will also be entitled to continued group life insurance coverage for 48 months following termination.

        If the employment agreement is terminated for cause (as defined in the employment agreement), Mr. Schaeffer will be entitled to his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation, any unpaid bonus for any fiscal year that ends on or before the termination date, a prorata portion of any bonus that Mr. Schaeffer would otherwise have received for the year of termination, continued medical and dental coverage for 120 days following termination and such other benefits as are determined in accordance with the Company's employee benefit plans.

        If the employment agreement is terminated without cause (as defined above) or due to constructive termination, Mr. Schaeffer will be entitled to an immediate lump sum cash severance payment equal to three times his then-current base salary plus three times his then-current annual target bonus compensation, his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation, any unpaid bonus for any fiscal year that ends on or before the termination date, a prorata portion of any bonus that Mr. Schaeffer would otherwise have received for the year of termination, continued indemnification by the Company of Mr. Schaeffer's acts during his employment with the Company, continued medical, dental, life insurance, long-term disability, retirement and deferred compensation and club membership benefits for 48 months following termination, full title and ownership of the automobile then provided to Mr. Schaeffer, continued financial counseling benefits for five calendar years following the year of termination, office space and clerical support for 60 months following termination, the immediate exercisability of any options granted to Mr. Schaeffer on or after January 22, 1997, such other benefits as are determined in accordance with the Company's employee benefit plans and retiree health benefits (in addition to any other health benefits) in accordance with Mr. Schaeffer's current "grandfathered" arrangement status. Constructive termination includes a reduction in title, a material reduction in duties or responsibilities, a reduction in total annual cash compensation that Mr. Schaeffer is entitled to receive immediately before the reduction, a change in Mr. Schaeffer's principal place of employment with the Company that increases Mr. Schaeffer's one-way commute by more than 35 miles, a material increase in travel required in connection with the performance of his duties following a change in control (as defined in the employment agreement), the failure of any successor of the Company by merger, consolidation or acquisition of all or substantially all of the business of the Company to assume the Company's obligations under the employment agreement, a material breach by the Company of its obligations under the employment agreement and Mr. Schaeffer being removed from, or not being re-elected to, the Board of Directors of the Company.

        If Mr. Schaeffer voluntarily terminates his employment with the Company other than by reason of constructive termination, his base salary will continue until his termination date and he will also be entitled to his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation, any unpaid bonus for any fiscal year that ends on or before the termination date, continued medical and dental coverage and continued life insurance and long-term disability benefits for six months following the date of Mr. Schaeffer's notice of voluntary termination to the Company, full title and ownership of the automobile then provided to Mr. Schaeffer, continued financial counseling benefits for five calendar years following the year of termination, office space and clerical support for 60 months following termination, such other benefits as are determined in accordance with the

Company's employee benefit plans and retiree health benefits (in addition to any other health benefits) in accordance with Mr. Schaeffer's current "grandfathered" arrangement status.

        If the Company agrees to a change in control (as defined in the employment agreement), the employment agreement with Mr. Schaeffer provides that the rights and privileges under the agreement may not be affected. In addition, Mr. Schaeffer will be entitled to receive (1) as soon as practicable, any earned but unpaid bonus or other incentive compensation for a prior completed period, (2) for the fiscal year in which the change in control occurs, a guaranteed bonus determined in accordance with the employment agreement, or a prorated portion of such guaranteed bonus if Mr. Schaeffer involuntarily terminates his employment with the Company (other than by reason of cause, death or disability) or voluntarily terminates his employment with the Company due to constructive termination after the announcement of, or execution of a definitive agreement for, a change in control, to be paid in a lump sum on the earlier of the normal time for payment under the applicable incentive plan or as soon as practicable following Mr. Schaeffer's termination date, and (3) a change in control completion bonus equal to 100% of Mr. Schaeffer's base salary and plan bonus (as defined in the employment agreement) to be paid in two equal installments on the first and second anniversaries of the change in control if Mr. Schaeffer remains employed with the Company, an affiliate or its successor through such date, provided that if Mr. Schaeffer's employment with the Company is terminated due to involuntary termination (other than by reason of cause, death or disability), constructive termination or expiration of the term of the employment agreement on or after December 31, 2007 and before the next scheduled change in control completion bonus installment payment date, Mr. Schaeffer will be entitled to receive any remaining installments at the time of his termination. Payment of the change in control completion bonus to Mr. Schaeffer may reduce certain severance benefits that Mr. Schaeffer is otherwise entitled to receive under the employment agreement.

        The employment agreement also entitles Mr. Schaeffer to receive specified severance benefits if (x) Mr. Schaeffer's employment with the Company is terminated without cause (other than by death or disability) or if there is a constructive termination prior to a change in control, but within 90 days prior to or at any time after the execution of a definitive agreement for such change in control, or (y) within 36 full calendar months after a change in control, Mr. Schaeffer is subject to a constructive termination or an involuntary termination (other than by reason of cause, death or disability).

        To the extent that any such payment (alone or with other compensation payable to Mr. Schaeffer) would subject Mr. Schaeffer to an excise tax under Section 4999 of the Internal Revenue Code or any similar tax by any taxing authority, the Company will make an additional cash payment to Mr. Schaeffer such that Mr. Schaeffer's net after-tax compensation is not reduced by such excise or similar tax.

        At the time of the execution of Mr. Schaeffer's previous employment agreement in January 1997, the Company also agreed that Mr. Schaeffer would receive 17,642 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of certain cash-based performance units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to an additional 110,732 shares of the Company's Common Stock. All of the 128,374 shares underlying these deferred share rights were issued to Mr. Schaeffer in February 1999 in connection with the execution of an amendment to his previous 1997 employment agreement.

        In connection with the issuance of such shares in February 1999, the Company made an interest-free loan to Mr. Schaeffer of $2,243,670, representing the federal and state tax obligations associated with the value of such shares. The loan was subject to full or partial forgiveness on February 10, 2003, provided that Mr. Schaeffer remained employed with the Company and the price of the Company's Common Stock was at or above specified levels. The loan was fully forgiven as of February 10, 2003 in accordance with its original terms.

Officer Severance Plan

        The Company maintains an Officer Severance Plan for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. Each of Messrs. Weinberg, Geiser and Colby and Ms. Herman participates in this plan or has a separate agreement with the Company regarding severance benefits. With respect to persons holding the title of Executive Vice President, the plan generally provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months of health, dental, vision and life insurance benefits paid by the Company. In the event of involuntary termination (other than for cause), Mr. Weinberg is entitled to receive 24 months salary and 200% of the previous fiscal year's target bonus plus benefits continuation for 24 months, and Mr. Geiser is entitled to receive 18 months salary and 150% of the previous fiscal year's target bonus plus benefits continuation for 18 months.

Relocation Loans

        In connection with the purchase of a residence by Ms. Herman in 1998, the Company made an interest-free loan of $100,000 to Ms. Herman, forgivable in four annual installments of $25,000, so long as she remains employed by the Company. This loan was fully forgiven as of June 23, 2002 pursuant to its original terms.

        In connection with the purchase of a residence by Woodrow A. Myers, Jr., M.D., Executive Vice President and Chief Medical Officer, in 2000, the Company made an interest-free loan of $200,000 to Dr. Myers, forgivable in five annual installments of $40,000, so long as he remains employed by the Company. If Dr. Myers voluntarily terminates his employment or if the Company terminates his employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2003, the outstanding principal balance of this loan was $120,000.

Change in Control Plan

        The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control." The Change in Control Plan defines a Change in Control as:

  •
  the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities;

  •
  a merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the beneficial owners of the Company's securities immediately before the transaction do not have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof;

  •
  a merger, recapitalization, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the directors of the Company immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

  •
  a change in the composition of the Board of Directors of the Company (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

        If a Change in Control occurs, an officer will receive any bonus or other incentive compensation for any prior period that has been earned but is still unpaid, a guaranteed annual bonus and a completion bonus.

        The guaranteed annual bonus will be equal to the greater of (i) an officer's target bonus for the fiscal year in which the Change in Control occurs, (ii) the average of the annual bonus paid to such officer for the preceding two fiscal years or (iii) the bonus that is determined in the ordinary course under the Company bonus plan for officers for the fiscal year in which the Change in Control occurs. This guaranteed bonus is prorated if the Company or any Affiliate (as defined in the Change in Control Plan) involuntarily terminates (other than for cause) or constructively discharges the officer after the announcement of, or the execution of a definitive agreement to effect, a Change in Control and before the end of the fiscal year in which the Change in Control occurs. An officer is deemed constructively discharged for purposes of the Change in Control Plan if (i) the Company significantly reduces the officer's duties, responsibilities, status, reporting responsibilities, titles or offices, (ii) reduces the officer's aggregate salary and target bonus, (iii) changes the officer's principal place of employment such that his or her one-way commute is increased by more than 35 miles, (iv) requires the officer to spend an average of two or more days per week at a place of employment other than his or her principal place of employment if the average ground commute to such additional place of employment from the officer's primary residence is longer than two hours or (v) the successor company fails to assume the Company's obligations under the Plan.

        The change in control completion bonus will be equal to 100% of the officer's Base Salary and Plan Bonus. "Base Salary" is defined under the Change in Control Plan to be the highest annualized base salary payable at any time to an officer during the period beginning five years before the announcement of the relevant Change in Control and ending immediately preceding the officer's termination date. "Plan Bonus" is defined under the Change in Control Plan to mean an amount equal to (i) an officer's Base Salary multiplied by (ii) the highest percentage target bonus for the officer during the period beginning five years before the announcement of the relevant Change in Control and ending immediately before the officer's termination date, multiplied by (iii) the greater of (A) 100% or (B) the average percentage, for the two consecutive fiscal years within the period beginning five years before the announcement of the relevant Change in Control and ending immediately before the officer's termination date for which such average percentage is the highest, that the officer's actual annual bonus for a fiscal year represented as a percentage of the officer's annual base salary.

        Officers will be eligible to receive additional Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control or if the officer experiences an involuntary termination after execution of a definitive agreement to effect, but before consummation of, a Change in Control. The basic severance benefit is 300% of Base Salary plus 300% of Plan Bonus then in effect for an Executive Vice President. Officers also receive various additional benefits including, in the case of Executive Vice Presidents, contributions to the Company's Pension Accumulation Plan and 401(k) Plan and deferred compensation plan as if such officer had remained employed by the Company for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans. Officers at the level of Executive Vice President participating in the SERP described above will also become immediately vested in the benefits under such plan and will be credited with an additional three years of service for purposes of benefits under such plan. Finally, officers will continue to receive financial planning services, outplacement services and, in the case of Executive Vice Presidents, health and welfare benefits for a period of up to three years. Each of Messrs. Weinberg, Colby and Geiser and Ms. Herman currently participates in the Change in Control Plan.

        The Change in Control Plan also provides that, if any person holding a title of Senior Vice President or above receives compensation from the Company that subjects such person to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment to such person that, net of all such taxes, fully reimburses the employee for the amount of such excise tax.

        An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Compensation Committee may amend or terminate the Change in Control Plan at any time, provided that termination of the Change in Control Plan or any amendment that adversely affects the rights of participants will be effective no sooner than one year after the approval of such amendment or termination by the Compensation Committee.

        In addition to the benefits under the Change in Control Plan, options and restricted share right awards granted under the Company's stock incentive plans, including grants to the Named Executive Officers under the Company's 1999 Stock Incentive Plan, contain provisions for immediate acceleration of vesting upon a change in control.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee receives input from Frederic W. Cook & Co., compensation consultants, and reports appropriate decisions to all non-employee directors who constitute a majority of the full Board of Directors. Ten Committee meetings were held during 2002. The Committee also held briefings during the year with the full Board to review its activities in fulfilling the Committee Charter and to report on its evaluation of the performance of the Chief Executive Officer.

Compensation Philosophy

        The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual earnings per share ("EPS") growth and Shareholder Value ("SV") growth are the measures of short-term success and are rewarded through the Executive Officer Annual Incentive Plan (the "Annual Incentive Plan"). Stock price appreciation is the long-term measure, which is rewarded through annual stock option grants. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

        Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group indices described under "Stock Performance" below) as well as companies in other industries of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

Program Overview

        The elements of the Company's executive compensation program in 2002 consisted of base salaries, annual cash and stock incentives (under the Annual Incentive Plan), stock options and benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

Base Salaries

        Base salaries for executive officers were set based upon the competitive market and individual responsibilities, experience and performance. In 2002, executive officers received merit-based salary increases. The Committee believes that current base salaries for executive officers generally are between the competitive median and 75th percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

Annual Incentives

        Executive officers earn awards under the Annual Incentive Plan. In accordance with Section 162(m) of the Internal Revenue Code, this plan has prescribed limits for award amounts. Under the plan, the Committee establishes specific annual overall Company performance targets applicable to each officer covered by the plan. The Committee also establishes annual financial performance payment schedules during the first 90 days of the performance year. Maximum bonus awards are set at each level of financial performance as established on the performance payout schedules. Under Section 162(m), the Company is only allowed to use "negative discretion" in setting final bonus amounts.

        Company financial performance is measured against EPS growth and SV growth goals established by the Committee at the beginning of the year. These goals are based on internal business-plan objectives that are reviewed and approved by the Board of Directors. No awards are earned unless specified threshold performance levels are achieved. Overall, the Company significantly exceeded its financial goals for 2002. There were also significant strategic accomplishments during 2002, including the consummation of the merger with RightCHOICE (Blue Cross Blue Shield of Missouri and HealthLink) on January 31, 2002 and the acquisition of MethodistCare. As a result of the Company exceeding overall performance targets and achieving various other accomplishments, the bonuses paid to executive officers exceeded 100% of target awards, which are intended to represent approximately median-to-75th-percentile total annual compensation as compared to the competitive market when combined with base salaries.

        In adopting the performance payout schedules applicable to bonuses paid for calendar year 2002 financial performance, the Committee approved a feature intended to enhance executive officer employment retention. In instances where the bonus awards for executive officers (including Mr. Schaeffer) exceed 150% of target bonus, excess amounts are deferred and generally become vested in one-third annual installments on each of the first three annual grant date anniversaries. A similar retention feature has been incorporated into the Company's management bonus plan applicable to approximately 250 corporate officers and key employees.

Stock Options

        The Committee uses stock options as the primary long-term incentive award in accordance with competitive market practices. Stock options are currently granted on an annual schedule. They generally have 10-year terms and become vested in one-sixth semi-annual installments commencing six months after the grant date. To determine the size of individual option grants, the Company begins by establishing its total pool of shares available for annual option grants. This pool is generally intended to be between the competitive median and 75th percentile for comparable companies based on a percentage of total outstanding shares. The pool is then allocated to individuals based on competitive proportionate allocations for comparable positions, with discretionary adjustments for individual performance, past grant history and other relevant factors.

Chief Executive Officer Compensation

        Mr. Schaeffer's total compensation package is representative of his consistent record of increased stockholder value. For the five-year period ended December 31, 2002, the Company's stock price appreciated approximately 237%, more than any other health care company in the S&P 500 index. Under Mr. Schaeffer's leadership, the Company exceeded its 2002 EPS and SV growth goals and accomplished critical strategic objectives, including the accomplishments summarized above in the "Annual Incentives" section. As a result of 2002 performance, the Company was named Fortune magazine's most admired health care company for an unprecedented fifth consecutive year.

Additionally, Forbes Magazine named WellPoint to its Platinum List as one of America's best large companies.

        Based upon his performance, Mr. Schaeffer's base salary was increased by 5% in March 2002. The Committee believes that Mr. Schaeffer's salary approximates the 75th percentile competitive range for comparable positions. Under the Annual Incentive Plan, his annual incentive bonus was $5,690,916 for 2002 performance. This annual incentive bonus, in combination with Mr. Schaeffer's salary, results in total annual compensation above the 75th percentile, which the Committee believes is appropriate based on the Company's and his outstanding performance for the year. As discussed above, Mr. Schaeffer's incentive bonus in excess of 150% of his pre-established target is deferred and vests over a three-year period. The Committee also awarded Mr. Schaeffer an annual stock option grant that was set between the competitive median and 75th percentile, based on a 2002 competitive market analysis.

        During 2002, WellPoint and Mr. Schaeffer entered into an amended and restated employment agreement and an amended and restated special executive retirement plan. These agreements are described under "Amended and Restated Employment Agreement with Leonard D. Schaeffer" and "Special Executive Retirement Plan for Leonard D. Schaeffer" above.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the 1999 Stock Incentive Plan at an exercise price of 100% of the fair market value of the underlying Common Stock on the date of grant and awards payable under the Annual Incentive Plan qualify as performance-based compensation. In authorizing the type and levels of other compensation payable to executive officers, the Committee considers, as one factor, the deductibility of that compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

        The Compensation Committee of the Board of Directors of WellPoint Health Networks Inc. has furnished the foregoing report.

Julie A. Hill, Chair Roger E. Birk Sheila P. Burke Jane G. Pisano Elizabeth A. Sanders

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America.

        In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), as modified or supplemented, and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of information technology services and other non-audit services to the Company is compatible with the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

        The Audit Committee of the Board of Directors of WellPoint Health Networks Inc. has furnished the foregoing report.

Roger E. Birk, Chair William H. T. Bush Warren Y. Jobe Jane G. Pisano

STOCK PERFORMANCE

        The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that WellPoint specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        In accordance with the regulations of the SEC, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standard & Poor's 500 stock index and a Managed Care Peer Group (1). The comparison assumes the investment of $100 on December 31, 1997, and that all dividends were reinvested.

	Dec. 31, 1997	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002
WellPoint Health Networks Inc.	$100.00	$205.92	$156.07	$272.78	$276.57	$336.85
Managed Care Peer Group	$100.00	$112.01	$106.32	$196.39	$177.50	$173.24
S&P 500	$100.00	$128.58	$155.64	$141.46	$124.65	$97.10

(1)
The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna Inc.; CIGNA Corporation; Coventry Health Care, Inc.; First Health Group Corp.; Health Net, Inc. (formerly known as Foundation Health Systems, Inc.); Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; UnitedHealth Group Incorporated; and WellPoint. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker, which has been retained by the Company to advise it on a variety of matters. During 2002, approximately $420,000 was paid by WellPoint to such firm for legal fees and disbursements.

        Fredrick Davenport, CLU, ChFC, the son of Stephen L. Davenport (who served as a director until April 2002), serves as an insurance broker for Company-provided insurance and provides financial counseling services to officers of the Company. In connection with such services, Fredrick Davenport serves as the originating agent for certain life insurance policies provided to officers by the Company. For life insurance policies in force during 2002, a company in which Fredrick Davenport had an ownership interest received commissions, expense reimbursements and other amounts of approximately $58,000. Stephen L. Davenport has no equity or other ownership interest in this entity.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2002. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2003, and to perform other appropriate services.

        PricewaterhouseCoopers LLP's total fees and expenses for professional services rendered to the Company were approximately $5,784,512 during the year ended December 31, 2002. The fees and expenses for professional services included:

          Audit Fees — PricewaterhouseCoopers LLP's fees and expenses relating to the audit of the Company's annual financial statements for the year ended December 31, 2002 and for the review of the Company's interim financial statements for each quarter during such year were approximately $2,114,760.

          Financial Information Systems Design and Implementation Fees — PricewaterhouseCoopers LLP did not perform any financial information systems design and implementation services for the Company during the year ended December 31, 2002.

          All Other Fees — Fees and expenses paid to PricewaterhouseCoopers LLP, other than those included in the previous two categories, were approximately $3,669,752 during the year ended December 31, 2002. This amount included approximately $742,252 for audit-related fees and expenses, approximately $601,000 for income-tax compliance and related tax services and approximately $1,106,500 paid to PWC Consulting prior to its acquisition by another entity during 2002.

        The Audit Committee has considered whether the provision of non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

        The Board of Directors recommends that stockholders vote FOR the proposal to ratify PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003.

        A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

        Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive office at 1 WellPoint Way, Thousand Oaks, California 91362 no later than December 5, 2003 to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting of Stockholders, which is expected to be held on May 11, 2004. The Company's management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2004 Annual Meeting of Stockholders if such proposal is received by the Company on or after February 18, 2004.

ADDITIONAL INFORMATION

        The audited consolidated financial statements of the Company for the year ended December 31, 2002, a Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

        THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 1 WELLPOINT WAY, THOUSAND OAKS, CALIFORNIA 91362. THE COMPANY'S TELEPHONE NUMBER IS (818) 234-4000.

                      By Order of the Board of Directors

                      Thomas C. Geiser
                       Secretary

March 26, 2003

WELLPOINT HEALTH NETWORKS INC.
SUPPLEMENTAL INFORMATION
TO 2003 PROXY STATEMENT

Executive Officers of the Registrant

        Leonard D. Schaeffer, age 57, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. Mr. Schaeffer served as Chief Executive Officer of Blue Cross of California from 1986 to 2002 and has served as Chairman of its Board of Directors since 1989. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association, a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of HCFA (now known as CMS), which administers the federal Medicare and Medicaid programs. Mr. Schaeffer serves as a director of Allergan, Inc.

        D. Mark Weinberg, age 50, has been Executive Vice President and Chief Development Officer since February 2002. From March 1999 until February 2002, he was Executive Vice President, Individual and Small Group Division of the Company. From October 1995 until March 1999, he served as Executive Vice President, UNICARE Businesses of the Company. From August 1992 until May 1996, Mr. Weinberg served as a director of the Company. From February 1993 to October 1995, Mr. Weinberg was Executive Vice President, Consumer and Specialty Services of the Company. Prior to February 1993, Mr. Weinberg was Executive Vice President of Blue Cross of California's Consumer Services Group from December 1989 to February 1993 and was Senior Vice President of Individual and Senior Services of Blue Cross of California from April 1987 to December 1989. From 1981 to 1987, Mr. Weinberg held a variety of positions at Touche Ross & Co. From 1976 to 1981, Mr. Weinberg was general manager for the CTX Products Division of PET, Inc.

        Joan E. Herman, age 49, joined the Company in June 1998 as Executive Vice President, Specialty Division. From April 1999 until March 2000, Ms. Herman was Executive Vice President, Senior and Specialty Businesses. Since March 2000, Ms. Herman has been Executive Vice President, Senior, Specialty and State-Sponsored Programs Division. From 1982 until joining the Company, Ms. Herman was with Phoenix Home Life Mutual Insurance Company, a mutual insurance company, most recently serving as Senior Vice President. Ms. Herman is a member of the Society of Actuaries and the American Academy of Actuaries.

        David S. Helwig, age 46, has been Executive Vice President, Blue Cross of California Businesses since February 2002. From March 2001 until February 2002, he was Executive Vice President, Large Group Division of the Company. From May 2000 until March 2001, Mr. Helwig was Senior Vice President, Western Region, Large Group Businesses of the Company and from March 1999 until May 2000, Mr. Helwig served as Senior Vice President and Chief Actuary for the Company. From 1995 until March 1999, Mr. Helwig served as Senior Vice President of Individual and Small Group Services for the Company and from May 1994 until 1995, Mr. Helwig was Senior Vice President of Consumer Services for CaliforniaCare Health Plans, a subsidiary of the Company. From 1991 to May 1994, Mr. Helwig was Senior Vice President and Chief Actuary of Blue Cross of California and from February 1993 until May 1994, Mr. Helwig also served as Chief Financial Officer and Treasurer of Blue Cross of California.

        Rebecca Kapustay, age 51, has been Executive Vice President, Central Services since January 2003. From March 2001 until January 2003, she served as Executive Vice President, Blue Cross Blue Shield of Georgia. From 1979 until 1992, Ms. Kapustay held various positions with Blue Cross of California of increasing responsibility in both operations and data processing. From 1993 until April 1994, Ms. Kapustay was General Manager of the Company and from May 1994 until 2000, Ms. Kapustay held various positions with the Company including Senior Vice President, California Operations and more recently Senior Vice President, Large Group Services.

        John A. O'Rourke, age 59, joined the Company in February 2002 as Executive Vice President, Central Business Region. From February 1997 until January 2002, Mr. O'Rourke was Chairman and

Chief Executive Officer of RightCHOICE Managed Care, Inc. From January 1985 until joining RightCHOICE, Mr. O'Rourke was President and Chief Executive Officer of HealthLink. Prior to joining HealthLink, Mr. O'Rourke was Deputy Director of the Office of HMOs in the U.S. Department of Health and Human Services.

        David C. Colby, age 49, joined the Company in September 1997 as Executive Vice President and Chief Financial Officer. From April 1996 until joining the Company, Mr. Colby was Executive Vice President, Chief Financial Officer and Director of American Medical Response, Inc., a health care services company focusing on ambulance services and emergency physician practice management. From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation, most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas.

        Thomas C. Geiser, age 52, has been Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1993 until May 1996, Mr. Geiser held the position of Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he was a partner in the law firm of Brobeck, Phleger & Harrison from June 1990 to June 1993 and a partner in the law firm of Epstein Becker Stromberg & Green from May 1985 to May 1990. Mr. Geiser joined the law firm of Hanson, Bridgett, Marcus, Vlahos & Stromberg as an associate in March 1979 and became a partner in the firm, leaving in May 1985.

        Woodrow A. Myers, Jr., M.D., age 49, has been Executive Vice President, Chief Medical Officer of the Company since September 2000. From 1995 until September 2000, he served as Director, Healthcare Management of Ford Motor Company. From 1991 until 1995, Dr. Myers served as Senior Vice President and Corporate Medical Director of The Associated Group (now known as Anthem Blue Cross Blue Shield). From 1990 to 1991, Dr. Myers was the Commissioner of Health for the City of New York. Dr. Myers serves as a director of Somnus Medical Technologies.

        Alice F. Rosenblatt, age 54, has been Executive Vice President, Actuarial and Integration Planning and Implementation, and Chief Actuary of the Company since March 2002. From March 1999 to February 2002, Ms. Rosenblatt was Senior Vice President, Actuarial and Integration Planning and Implementation and Chief Actuary of the Company. From August 1998 to February 1999, she was Senior Vice President, Mergers and Acquisitions Integration and from October 1996 to July 1998, she was Senior Vice President, Chief Actuary of the Company. From February 1994 until September 1996, Ms. Rosenblatt was a partner with Coopers & Lybrand LLP. From May 1989 until December 1993, Ms. Rosenblatt served as the Senior Vice President and Chief Actuary of Blue Cross Blue Shield of Massachusetts. From 1987 until 1989, Ms. Rosenblatt served as the Chief Actuary and Senior Vice President of Blue Cross of California's health maintenance organization and group services.

        Ronald J. Ponder, Ph.D., age 60, has been Executive Vice President, Information Services and Chief Information Officer since July 2002. From April 1999 to June 2002, Dr. Ponder served as President and Chief Executive Officer of Telecom, Media & Networks Americas, a Cap Gemini Ernst & Young company. Prior to that, Dr. Ponder was President and Chief Executive Officer of BDSI, Inc. from November 1997 to April 1999. Dr. Ponder has also held senior officer positions at Federal Express, Sprint and AT&T.

        John S. Watts, Jr., age 43, became Executive Vice President, Blue Cross Blue Shield of Georgia in January 2003. From March 2001 to January 2003, Mr. Watts served as Senior Vice President for Blue Cross Blue Shield of Georgia's Large Group Division. From February 2000 to March 2001, Mr. Watts served as Acting Senior Vice President, UNICARE commercial accounts for the Company's Large Group Division, eastern, southern and central regions. Prior to that, Mr. Watts was General Manager of Blue Cross of California's Large Group Services, key and major accounts serving employer groups of 51-2,000 employees. Mr. Watts joined Blue Cross of California in 1995 as regional director responsible for the Los Angeles sales office.

Market for the Registrant's Common Equity and Related Stockholder Matters.

        The Company's Common Stock has been traded on the New York Stock Exchange under the symbol "WLP" since the Company's initial public offering on January 27, 1993. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock. The information shown below has been adjusted to reflect the Company's two-for-one stock split in the form of a 100% stock dividend, which was effective on March 15, 2002.

	High	Low
Year Ended December 31, 2001
First Quarter	$57.88	$42.38
Second Quarter	50.09	40.83
Third Quarter	54.97	46.40
Fourth Quarter	61.45	49.75
Year Ended December 31, 2002
First Quarter	65.63	57.58
Second Quarter	86.27	62.80
Third Quarter	81.30	65.90
Fourth Quarter	89.20	62.00

        On March 17, 2003, the closing price on the New York Stock Exchange for the Company's Common Stock was $70.20 per share. As of March 17, 2003, there were approximately 1,242 holders of record of Common Stock.

        The Company did not pay any dividends on its Common Stock in 2001 or 2002. Management currently expects that all of WellPoint's future income will be used to expand and develop its business. The Board of Directors currently intends to retain the Company's net earnings during 2003.

Selected Financial Data.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands, except per share data and operating statistics)
Consolidated Income Statements(A)
Revenues:
Premium revenue	$16,206,161	$11,577,170	$8,583,663	$6,896,857	$5,934,812
Management services and other revenue	818,375	609,693	451,847	429,336	433,960
Investment income	314,004	241,784	193,448	159,234	109,578

	17,338,540	12,428,647	9,228,958	7,485,427	6,478,350
Operating expenses:
Health care services and other benefits	13,211,090	9,436,264	6,935,398	5,533,068	4,776,345
Selling expense	681,802	502,571	394,217	328,619	280,078
General and administrative expense	2,166,744	1,666,587	1,265,155	1,075,449	975,099

	16,059,636	11,605,422	8,594,770	6,937,136	6,031,522

Operating income	1,278,904	823,225	634,188	548,291	446,828
Interest expense	60,416	49,929	23,978	20,178	26,903
Other expense, net	55,086	74,714	45,897	40,792	27,939

Income from continuing operations before provision for income taxes, extraordinary items and cumulative effect of accounting change	1,163,402	698,582	564,313	487,321	391,986
Provision for income taxes	465,471	283,836	222,026	190,110	72,438

Income from continuing operations before extraordinary items and cumulative effect of accounting change	697,931	414,746	342,287	297,211	319,548
Loss from discontinued operations	—	—	—	—	(88,268)
Extraordinary gain from negative goodwill on acquisition	8,950	—	—	—	—
Extraordinary (loss) gain from early extinguishment of debt, net of tax	(3,802)	—	—	1,891	—
Cumulative effect of accounting change, net of tax	—	—	—	(20,558)	—

Net income	$703,079	$414,746	$342,287	$278,544	$231,280

Per Share Data(B):
Income from continuing operations before net extraordinary gain and cumulative effect of accounting change:
Earnings per share	$4.84	$3.27	$2.74	$2.25	$2.31
Earnings per share assuming full dilution	$4.64	$3.15	$2.64	$2.19	$2.28
Net extraordinary gain:
Earnings per share	$0.03	$—	$—	$0.02	$—
Earnings per share assuming full dilution	$0.03	$—	$—	$0.01	$—
Cumulative effect of accounting change:
Loss per share	$—	$—	$—	$(0.16)	$—
Loss per share assuming full dilution	$—	$—	$—	$(0.15)	$—
Loss from discontinued operations:
Loss per share	$—	$—	$—	$—	$(0.64)
Loss per share assuming full dilution	$—	$—	$—	$—	$(0.63)
Net income:
Earnings per share	$4.87	$3.27	$2.74	$2.11	$1.67
Earnings per share assuming full dilution	$4.67	$3.15	$2.64	$2.05	$1.65
Operating Statistics(C):
Medical care ratio	81.5%	81.5%	80.8%	80.2%	80.5%
Selling expense ratio	4.0%	4.1%	4.4%	4.5%	4.4%
General and administrative expense ratio	12.7%	13.7%	14.0%	14.7%	15.3%
Net income ratio	4.1%	3.4%	3.8%	3.8%	3.6%

	December 31,
	2002	2001	2000	1999	1998
	(In thousands, except membership data)
Balance Sheet Data:
Cash and investments	$6,772,777	$4,986,069	$3,780,050	$3,258,666	$2,764,302
Total assets	$11,302,535	$7,472,133	$5,504,706	$4,593,234	$4,225,834
Long-term debt	$1,011,578	$837,957	$400,855	$347,884	$300,000
Total equity(D)	$3,976,697	$2,132,579	$1,644,417	$1,312,700	$1,315,223
Medical Membership(E)	13,223,339	10,528,047	8,200,852	7,515,003	6,892,000
	Year Ended December 31,
	2002	2001	2000	1999	1998
	(In thousands)
Medical Claims Payable(F):
Medical claims payable as of January 1	$1,934,620	$1,566,569	$1,142,183	$946,502	$922,658
Medical claims reserves from businesses acquired during the period	175,359	258,375	57,197	—	—
Health care services expenses incurred during period:
Related to current year	13,338,984	9,422,974	6,785,312	5,312,713	4,607,212
Related to prior years	(409,941)	(276,531)	(124,324)	(74,667)	(77,954)

Total Incurred	12,929,043	9,146,443	6,660,988	5,238,046	4,529,258
Health care services payments during period:
Related to current year	11,426,772	8,061,957	5,527,954	4,345,524	3,839,108
Related to prior years	1,189,919	974,810	765,845	696,841	666,306

Total Payments	12,616,691	9,036,767	6,293,799	5,042,365	4,505,414

Medical claims payable as of December 31	$2,422,331	$1,934,620	$1,566,569	$1,142,183	$946,502

(A)
The Company's consolidated results of operations for the years presented above include the results of several acquisitions, which are components of the Company's national expansion strategy. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

(B)
Per share data for each period presented has been restated to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

(C)
The medical care ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services and other revenue combined.

(D)
No cash dividends were declared in each of the years presented.

(E)
Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract. Membership numbers as of December 31, 2001, 2000, and 1999 have been adjusted to include members from two Company-owned or Company-controlled rental networks as well as the Company's proportionate share of members associated with a joint venture providing Medicaid services in Puerto Rico. The total members associated with these entities for December 31, 2001, 2000 and 1999 were: 381,102, 331,733 and 215,000, respectively. Membership numbers as of December 31, 1998 have not been similarly adjusted since the relevant information is not available. Membership numbers as of December 31, 2002 also include members from these entities.

(F)
A complete description of this information is contained in Note 8 to the Consolidated Financial Statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

        This discussion contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Factors That May Affect Future Results of Operations."

General

        The Company is one of the nation's largest publicly traded managed health care companies. As of December 31, 2002, WellPoint had approximately 13.2 million medical members and approximately 48.1 million specialty members. Through its subsidiaries, the Company offers a broad spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets. The Company's managed care plans include PPOs, HMOs, POS plans and other hybrid medical plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial services, network access, medical management and claims processing. The Company also provides a broad array of specialty and other products, including pharmacy, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. The Company markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia, in various parts of Missouri (including the greater St. Louis area) under the name Blue Cross Blue Shield of Missouri and in various parts of the country under the name UNICARE or HealthLink. The Company holds the exclusive right in California to market its products under the Blue Cross name and mark and in Georgia and in 85 counties in Missouri (including the greater St. Louis area) to market its products under the Blue Cross and Blue Shield names and marks.

Acquisition of MethodistCare

        On April 30, 2002, the Company completed its acquisition of MethodistCare (see Note 2 to the Consolidated Financial Statements), which served over 70,000 members in Houston, Texas and surrounding areas at the time of acquisition. As a result of the acquisition, the Company recognized an extraordinary gain from negative goodwill on acquisition of $8.9 million, or $0.06 per share assuming full dilution, for the year ended December 31, 2002. (See Note 22 to the Consolidated Financial Statements.)

Acquisition of RightCHOICE

        On October 17, 2001, the Company entered into an Agreement and Plan of Merger with RightCHOICE, through its wholly owned subsidiary, RWP Acquisition Corp. (see Note 2 to the Consolidated Financial Statements). On January 31, 2002, the Company completed this transaction, pursuant to which RightCHOICE became a wholly owned subsidiary of the Company. The acquisition was valued at approximately $1.5 billion on the closing date, which was paid with $379.1 million in cash and approximately 16.5 million shares of WellPoint Common Stock. RightCHOICE, through its HealthLink subsidiary, also provides network rental, administrative services, workers' compensation managed care services and other non-underwritten health benefit programs. As of January 31, 2002, RightCHOICE served approximately 2.2 million medical members in Missouri, Arkansas, Illinois, Indiana, Iowa, Kentucky and West Virginia. RightCHOICE has historically experienced a higher general and administrative expense ratio than the Company's core businesses due to its higher concentration of administrative services business. For the year ended December 31, 2002, the RightCHOICE business experienced a higher general and administrative expense ratio than the Company's core businesses.

Acquisition of Cerulean

        On March 15, 2001, the Company completed its acquisition of Cerulean, the parent company of Blue Cross and Blue Shield of Georgia, Inc. (see Note 2 to the Consolidated Financial Statements). Cerulean, principally through its Blue Cross and Blue Shield of Georgia, Inc. subsidiary, offers insured and administrative services products primarily in the State of Georgia. Cerulean has historically experienced a higher general and administrative expense ratio than the Company's core businesses due to its higher concentration of administrative services business. Cerulean has also historically experienced a higher medical care ratio than the Company's core businesses due to its higher percentage of large employer group business and fewer managed care offerings. The Cerulean acquisition increased the Company's Georgia medical membership by approximately 1.9 million members as of March 31, 2001. The cash purchase price was $700.0 million. As a result of the acquisition of Cerulean, the Company also incurred $134.5 million in expenses, primarily related to change-in-control payments to Cerulean management and transaction costs. This acquisition was accounted for under the purchase method of accounting.

        The Company's subsidiaries in Georgia currently provide administrative services for several accounts sponsored by the State of Georgia. These accounts currently comprise approximately 22% of the Company's Blue Cross Blue Shield of Georgia members and are scheduled to be transferred to an entity unaffiliated with the Company over the next two years.

Pending Acquisition of CareFirst

        On November 20, 2001, WellPoint entered into a definitive agreement to acquire CareFirst, which agreement was amended and restated as of January 24, 2003. CareFirst is a not-for-profit health care company which, along with its affiliates and subsidiaries, offers a comprehensive portfolio of health insurance products, direct health care and administrative services to approximately 3.2 million people in Maryland, Delaware, the District of Columbia and Northern Virginia. CareFirst operates through three wholly owned affiliates: CareFirst of Maryland, Inc., Group Hospitalization and Medical Services, Inc., doing business under the name CareFirst BlueCross BlueShield, and Blue Cross Blue Shield of Delaware, Inc.

        The consummation of the CareFirst transaction is subject to a number of conditions, including the approval of the insurance regulators in Maryland, Delaware and the District of Columbia for the conversion of CareFirst from a non-profit corporation to a for-profit entity. On March 5, 2003, the Maryland insurance commissioner issued an order disapproving this conversion. The Maryland legislature has 90 days to review the matter and has the power to veto the commissioner's decision. The Company has 30 days from the date of the commissioner's order to appeal the order.

National Expansion and Other Recent Developments

        In an effort to pursue the expansion of the Company's business outside the state of California, the Company acquired two businesses in 1996 and 1997, the Life and Health Benefits Management Division of Massachusetts Mutual Life Insurance Company and the Group Benefits Operations (the "GBO") of John Hancock Mutual Life Insurance Company. The acquisitions of Rush Prudential Health Plans and a mail-order pharmacy, which now does business as PrecisionRx, in 2000 and the acquisition of Cerulean in 2001 were also components of this expansion strategy. In 2001, the Company entered into definitive agreements to expand into the Midwest with its acquisition of RightCHOICE, which closed on January 31, 2002, and into the Mid-Atlantic region with the pending acquisition of CareFirst. On April 30, 2002, the Company completed its acquisition of MethodistCare.

        As a result of these completed acquisitions, the Company has significantly expanded its operations outside of California. In order to integrate its acquired businesses and implement the Company's regional expansion strategy, the Company will need to develop satisfactory networks of hospitals, physicians and other health care service providers, develop distribution channels for its products and successfully convert acquired books of business to the Company's existing information systems, which will require continued investments by the Company.

        In response to rising medical and pharmacy costs, the Company has from time to time implemented premium increases with respect to certain of its products. The Company will continue to evaluate the need for further premium increases, plan design changes and other appropriate actions in the future in order to maintain or restore profit margins. There can be no assurances, however, that the Company will be able to take subsequent pricing or other actions or that any actions previously taken or implemented in the future will be successful in addressing any concerns that may arise with respect to the performance of certain businesses.

Legislation

        Federal legislation enacted during the last several years seeks, among other things, to ensure the portability of health coverage and mandates minimum maternity hospital stays. California legislation enacted since 1999, among other things, establishes an explicit duty on managed care entities to exercise ordinary care in arranging for the provision of medically necessary health care services and establishes a system of independent medical review. In 1997, Texas adopted legislation purporting to make managed care organizations such as the Company liable for their failure to exercise ordinary care when making health care treatment decisions. Similar legislation has also been enacted in Georgia. These and other proposed measures may have the effect of dramatically altering the regulation of health care and of increasing the Company's medical care ratio and administrative costs or decreasing the affordability of the Company's products.

Results of Operations

        The Company's revenues are primarily generated from premiums earned for risk-based health care and specialty services provided to its members; fees for administrative services, including claims processing and access to provider networks for self-insured employers; and investment income. Operating expenses include health care services and other benefits expenses, consisting primarily of payments for physicians, hospitals and other providers for health care and specialty products claims; selling expenses for broker and agent commissions; general and administrative expenses; interest expense; depreciation and amortization expense; and income taxes.

        The Company's consolidated results of operations for the year ended December 31, 2002 include the results of RightCHOICE from January 31, 2002 and MethodistCare from April 30, 2002, their respective dates of acquisition.

        The Company's consolidated results of operations for the year ended December 31, 2001 include the results of Cerulean from March 15, 2001, the acquisition date.

        The Company's consolidated results of operations for the year ended December 31, 2000 include the results of Rush Prudential from March 1, 2000 and PrecisionRx from December 5, 2000, their respective dates of acquisition.

        The following table sets forth selected operating ratios. The medical care ratio for health care services and other benefits is shown as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services and other revenue combined.

	Year Ended December 31,
	2002	2001	2000
Operating Revenues:
Premium revenue	95.2%	95.0%	95.0%
Management services and other revenue	4.8%	5.0%	5.0%

	100.0%	100.0%	100.0%
Operating Expenses:
Health care services and other benefits (medical care ratio)	81.5%	81.5%	80.8%
Selling expense	4.0%	4.1%	4.4%
General and administrative expense	12.7%	13.7%	14.0%

Medical Membership (a)(b)(c)(d)

        The following table sets forth membership data and the percent change in membership:

	December 31,
			Percent Change
	2002 (e)	2001 (e)
California
Large Group	4,716,908	4,132,680	14.1%
Individual and Small Group	1,617,776	1,564,691	3.4%
Senior	244,790	215,983	13.3%

Total California	6,579,474	5,913,354	11.3%

Central Region (f)
Missouri
Large Group	1,130,078	27,485	N/A
Individual and Small Group	229,365	628	N/A
Senior	42,256	121	N/A

Total Missouri	1,401,699	28,234	N/A

Illinois
Large Group	605,872	430,689	40.7%
Individual and Small Group	120,114	90,555	32.6%
Senior	12,499	12,112	3.2%

Total Illinois	738,485	533,356	38.5%

Texas
Large Group	368,327	313,872	17.3%
Individual and Small Group	188,874	176,473	7.0%
Senior	520	317	64.0%

Total Texas	557,721	490,662	13.7%

Other States
Large Group	1,724,217	1,495,666	15.3%
Individual and Small Group	96,733	86,858	11.4%
Senior	24,120	18,025	33.8%

Total Other States	1,845,070	1,600,549	15.3%

Georgia
Large Group	1,605,687	1,543,919	4.0%
Individual and Small Group	425,953	346,357	23.0%
Senior	69,250	71,616	-3.3%

Total Georgia	2,100,890	1,961,892	7.1%

Total Medical Membership	13,223,339	10,528,047	25.6%

ASO Membership (g)
California	1,518,832	1,367,936	11.0%
Central Region	2,664,896	1,535,953	73.5%
Georgia	866,143	895,799	-3.3%

Total ASO Membership	5,049,871	3,799,688	32.9%

Risk Membership
California	5,060,642	4,545,418	11.3%
Central Region	1,878,079	1,116,848	68.2%
Georgia	1,234,747	1,066,093	15.8%

Total Risk Membership	8,173,468	6,728,359	21.5%

Total Medical Membership	13,223,339	10,528,047	25.6%

State-Sponsored Programs Membership (h)

	December 31,
			Percent Change
	2002	2001
Medi-Cal / Medicaid
California	836,065	734,836	13.8%
Virginia	38,552	41,665	-7.5%
Puerto Rico	288,151	213,102	35.2%
Other	69,719	54,225	28.6%

Total	1,232,487	1,043,828	18.1%
Healthy Families	255,211	205,838	24.0%
MRMIP / AIM / IHRP	17,833	17,542	1.7%
California Kids	18,567	20,920	-11.2%

Total	1,524,098	1,288,128	18.3%

(a)
Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by the contract.

(b)
Classification between states for employer groups is determined by the zip code of the subscriber.

(c)
Medical membership includes management services and network services members, which are primarily included in the Large Group membership for each respective state.

(d)
Senior membership includes members covered under both Medicare risk and Medicare supplement products.

(e)
Membership numbers as of December 31, 2001 have been adjusted to include members from two Company-owned or Company-controlled rental networks as well as the Company's proportionate share of members associated with a joint venture providing Medicaid services in Puerto Rico. Membership numbers as of December 31, 2002 also include members from these entities. As of December 31, 2002 and December 31, 2001, total members associated with these entities were 412,240 and 381,102, respectively. Membership numbers as of December 31, 2002 reflect members resulting from the Company's January 2002 merger with RightCHOICE. In order to reflect consistent membership numbers across the Company's various operating subsidiaries, the Company has excluded certain members for which RightCHOICE provides workers' compensation managed care services, which RightCHOICE previously reflected as members. There were approximately 1,046,460 and 856,872 such members as of December 31, 2002 and December 31, 2001, respectively. The membership numbers as of December 31, 2002 have also been adjusted to eliminate approximately 128,784 shared members that are enrolled in UNICARE plans using the HealthLink networks. Finally, the Company has also excluded certain members participating in a national Blue Cross and Blue Shield Association program that were previously included as medical members by RightCHOICE. There were approximately 122,430 and 93,084 members in this program in the former RightCHOICE business as of December 31, 2002 and December 31, 2001, respectively.

(f)
Central Region Large Group membership includes network access services members, primarily from HealthLink, of 1,469,769 and 380,294 as of December 31, 2002 and December 31, 2001, respectively.

(g)
ASO Membership represents members for which the Company provides administrative services only and does not assume full insurance risk.

(h)
Medi-Cal membership is included in California—Large Group. Medicaid membership for Virginia, Puerto Rico and Other are included in Other States—Large Group. Healthy Families, MRMIP (Major Risk Medical Insurance Program) /AIM (Access for Infants and Mothers) / IHRP (Interim High Risk Program) and California Kids membership is included in California—Large Group.

Specialty Membership

	December 31,
			Percent Change
	2002	2001
Pharmacy	34,983,224	32,754,990	6.8%
Dental	2,704,535	2,630,225	2.8%
Life	2,579,487	2,310,030	11.7%
Disability	513,520	540,826	-5.0%
Behavioral Health	7,315,491	5,144,220	42.2%

Comparison of Results for the Year Ended December 31, 2002 to the Year Ended December 31, 2001

        On March 15, 2002, WellPoint effected a two-for-one split of the Company's Common Stock. The stock split was in the form of a 100% stock dividend of one additional share of WellPoint Common Stock for each share outstanding. Share and per share data for all periods presented below have been adjusted to give effect to the stock split.

        As of December 31, 2001, the Company's primary internal business divisions were focused on large employer group business, individual and small employer group business, and senior and specialty business. As a result of the January 31, 2002 acquisition of RightCHOICE, the organizational structure of the Company changed effective February 1, 2002. As a result of these changes, the Company has the following two reportable segments: Health Care and Specialty. (See Note 20 to the Consolidated Financial Statements for further discussion.)

        The following table depicts premium revenue by reportable segment:

	Year Ended December 31,
	2002	2001
	(In thousands)
Health Care	$15,701,071	$11,107,242
Specialty	505,090	469,928

Consolidated	$16,206,161	$11,577,170

        Premium revenue increased 40.0%, or $4,629.0 million, to $16,206.2 million for the year ended December 31, 2002 from $11,577.2 million for the year ended December 31, 2001. The RightCHOICE and Cerulean acquisitions accounted for $2,146.1 million or 46.4% of the increase. Of the $2,146.1 million increase related to the RightCHOICE and Cerulean acquisitions, $2,119.2 million was attributable to the Health Care segment and $26.9 million to the Specialty segment. Excluding these acquisitions (which acquisitions included $1,824.5 million of premium revenue attributable to the acquired Cerulean business for the year ended December 31, 2001), premium revenue would have increased 25.5% for the year ended December 31, 2002. The increase, excluding these acquisitions, was primarily due to a 12.4% increase in insured member months and the implementation of premium increases overall. The majority of the increase is attributable to the California region.

        The following table depicts management services and other revenue by reportable segment:

	Year Ended December 31,
	2002	2001
	(In thousands)
Health Care	$681,512	$491,995
Specialty	136,863	117,698

Consolidated	$818,375	$609,693

        Management services and other revenue increased 34.2%, or $208.7 million, to $818.4 million for the year ended December 31, 2002 from $609.7 million for the year ended December 31, 2001. The increase was primarily due to an increase of $194.9 million of management services and other revenue from the RightCHOICE and Cerulean acquisitions, $189.7 million of which was attributable to the Health Care segment and $5.2 million of which was attributable to the Specialty segment. Excluding these acquisitions (which acquisitions included $123.6 million of management services and other revenue attributable to the acquired Cerulean business for the year ended December 31, 2001), management services and other revenue would have increased 2.8% for the year ended December 31, 2002 due primarily to an increase in pharmacy benefit management services revenues.

        Investment income consists of gross investment income, net of investment expenses and net realized investment gains or losses. Investment income was $314.0 million for the year ended December 31, 2002, compared to $241.8 million for the year ended December 31, 2001, an increase of $72.2 million or 29.9%. This $72.2 million increase was a result of a net realized investment gain of $55.4 million for the year ended December 31, 2002, compared to a net realized investment loss of $4.2 million for the year ended December 31, 2001. The net realized investment gains in 2002 were primarily due to a pre-tax investment gain of $64.9 million realized from WellPoint's investment in Trigon Healthcare, Inc., which was acquired by Anthem, Inc. during 2002. In accordance with generally accepted accounting principles, WellPoint realized the gain related to its investment upon completion of the Trigon transaction. Excluding this gain on the Trigon transaction, net realized investment losses for the years ended December 31, 2002 and 2001 would have been $9.5 million and $4.2 million, respectively. This increase in net realized investment losses of $5.3 million resulted primarily from the Company's restructuring of its investment portfolio mix in 2002. Gross investment income increased $16.1 million, or 6.4%, for the year ended December 31, 2002 from the year ended December 31, 2001 as a result of higher average investment balances during the year ended December 31, 2002 (for which gross investment income was $267.9 million) versus the year ended December 31, 2001 (for which gross investment income was $251.8 million). As a partial offset to this increase, net investment expenses increased by $3.5 million from $5.8 million for the year ended December 31, 2001 to $9.3 million for the year ended December 31, 2002, due primarily to higher investment manager fees.

        The medical care ratio for the year ended December 31, 2002 of 81.5% remained unchanged from the year ended December 31, 2001. The medical care ratio attributable to the Health Care segment was 81.9% for the year ended December 31, 2002 (for which health care services and other benefits expense attributable to the Health Care segment was $12,865.7 million), compared to 82.0% for the year ended December 31, 2001 (for which health care services and other benefits expense attributable to the Health Care segment was $9,105.3 million). The medical care ratio attributable to the Specialty segment was 68.4% for the year ended December 31, 2002 (for which health care services and other benefits expense attributable to the Specialty segment was $345.4 million), compared to 70.4% for the year ended December 31, 2001 (for which health care services and other benefits expense attributable to the Specialty segment was $331.0 million). The acquired RightCHOICE business has a slightly lower medical care ratio than the Company's core businesses, while the acquired Cerulean business has experienced a higher medical care ratio than the Company's core businesses due to Cerulean's higher percentage of large employer group business and fewer managed care offerings. For both segments combined, health care services and other benefits expense attributable to the acquired RightCHOICE and Cerulean businesses for the year ended December 31, 2002 was $3,313.4 million and health care services and other benefits expense attributable to the acquired Cerulean business for the year ended December 31, 2001 was $1,551.4 million. Excluding the RightCHOICE and Cerulean acquisitions, the medical care ratio for both segments combined would have been 80.9% for the year ended December 31, 2002 and 80.9% for the year ended December 31, 2001. The health care services and other benefits expense includes an estimate of claims incurred during the period but which have not been reported to the Company. This estimate is actuarially determined based on a variety of factors and is inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements. See "Critical Accounting Policies" for a discussion of this item and its potential effect on the Company's reported results of operations.

        Selling expense consists of commissions paid to outside brokers and agents representing the Company. The selling expense ratio for the year ended December 31, 2002 decreased to 4.0%, compared to 4.1% for the year ended December 31, 2001. The acquired Cerulean business has experienced a lower selling expense ratio due primarily to its lower percentage of individual and small employer group business. The acquired RightCHOICE business also experienced a slightly lower selling expense ratio than the Company's core businesses. Selling expense attributable to the acquired RightCHOICE and Cerulean business for the year ended December 31, 2002 was $134.5 million and selling expense attributable to the acquired Cerulean business for the year ended December 31, 2001 was $51.4 million. Excluding these acquisitions, the selling expense ratio would have decreased to 4.3% for the year ended December 31, 2002 from 4.4% for the year ended December 31, 2001.

        The general and administrative expense ratio decreased to 12.7% for the year ended December 31, 2002 from 13.7% for the year ended December 31, 2001. The acquired RightCHOICE business experienced a higher general and administrative expense ratio than the Company's core businesses for the year ended December 31, 2002 due to integration expenses, its higher concentration of administrative services business and certain other transaction-related expenses. The acquired Cerulean business experienced an improved general and administrative expense ratio for the year ended December 31, 2002 over the year ended December 31, 2001. General and administrative expense attributable to the acquired RightCHOICE and Cerulean businesses for the year ended December 31, 2002 was $569.9 million and general and administrative expense attributable to the acquired Cerulean business for the year ended December 31, 2001 was $279.4 million. Excluding these acquisitions, the general and administrative expense ratio decreased to 12.5% for the year ended December 31, 2002, compared to 13.6% for the year ended December 31, 2001, due to administrative efficiencies from technology investments and systems convergence efforts and fixed administrative costs spread over a larger membership base.

        Interest expense increased $10.5 million to $60.4 million for the year ended December 31, 2002, compared to $49.9 million for the year ended December 31, 2001. The increase in interest expense was related to the higher average debt balance for the year ended December 31, 2002 in comparison to the year ended December 31, 2001, primarily due to the issuance of the $350.0 million aggregate principal amount at maturity of 6 3/8% Notes on January 16, 2002 (see Note 9 to the Consolidated Financial Statements) as a result of the RightCHOICE acquisition. Partially offsetting the increase in interest expense was a reduction in the borrowing rates. The weighted average interest rate for all debt for the years ended December 31, 2002 and 2001, including the fees associated with the Company's borrowings and interest rate swap agreements, was 6.0% and 6.7%, respectively.

        Other expense, net decreased $19.6 million to $55.1 million for the year ended December 31, 2002, compared to $74.7 million for the year ended December 31, 2001. The decrease resulted from lower amortization of goodwill and other intangible assets due to the implementation of Statement of

Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which accounted for $41.3 million of the decrease in amortization expense, an increase in income from the Company's share of its investments in joint ventures of $4.4 million and a decrease in minority interest expense of $3.9 million related to an equity interest in the Atlanta CHPN. These decreases were partially offset by the following items: (i) an increase in amortization of intangible assets with definite useful lives of $16.2 million, primarily due to recent acquisitions, (ii) an increase in losses on the disposition of fixed assets of $5.7 million and (iii) an increase in net operating expenses of $7.9 million from an insurance general agency subsidiary owned by the Company.

        The Company's net income for the year ended December 31, 2002 was $703.1 million, compared to $414.7 million for the year ended December 31, 2001. Net income for the year ended December 31, 2002 included net realized investment gains of $33.3 million, net of tax, as discussed earlier and a net gain for two extraordinary items, a gain related to the acquisition of MethodistCare, partially offset by a loss on early redemption of debt. The extraordinary gain amounted to $8.9 million, or $0.06 per diluted share, and was due to an excess of the fair value of net assets over acquisition costs. The extraordinary loss was $3.8 million, net of tax, or $0.03 per diluted share, which resulted from the early redemption of certain of the Company's Zero Coupon Convertible Subordinated Debentures due 2019. (See Note 9 to the Consolidated Financial Statements.) Net income for the year ended December 31, 2002, excluding net realized investment gains of $33.3 million and a net gain for extraordinary items, was $664.7 million, or $4.42 per diluted share. For the year ended December 31, 2001, adjusted for the SFAS No. 142 impact of $32.2 million, net income would have been $446.9 million or $3.39 per diluted share. (See Note 7 to the Consolidated Financial Statements.)

        Earnings per share including the extraordinary items totaled $4.87 for the year ended December 31, 2002 and $3.27 for the year ended December 31, 2001. Earnings per share assuming full dilution including the extraordinary items totaled $4.67 for the year ended December 31, 2002 and $3.15 for the year ended December 31, 2001.

        Earnings per share for the year ended December 31, 2002 is based upon weighted average shares outstanding of 144.2 million shares, excluding potential Common Stock, and 150.9 million shares, assuming full dilution. Earnings per share for the year ended December 31, 2001 is based on 126.9 million shares, excluding potential Common Stock, and 132.4 million shares, assuming full dilution. The increase in weighted average shares outstanding primarily resulted from the issuance of shares related to the RightCHOICE acquisition and the Company's employee stock option and purchase plans.

Comparison of Results for the Year Ended December 31, 2001 to the Year Ended December 31, 2000

        On March 15, 2002, WellPoint effected a two-for-one split of the Company's Common Stock. The stock split was in the form of a 100% stock dividend of one additional share of WellPoint Common Stock for each share outstanding. Share and per share data for all periods presented below have been adjusted to give effect to the stock split.

        The following table depicts premium revenue by reportable segment:

	Year Ended December 31,
	2001	2000
	(In thousands)
Health Care	$11,107,242	$8,168,516
Specialty	469,928	415,147

Consolidated	$11,577,170	$8,583,663

        Premium revenue increased 34.9%, or $2,993.5 million, to $11,577.2 million for the year ended December 31, 2001 from $8,583.7 million for the year ended December 31, 2000. The Cerulean and Rush Prudential acquisitions accounted for $1,905.2 million, or 63.6%, of the increase. Of the $1,905.2 million increase related to the Cerulean and Rush Prudential acquisitions, $1,846.9 million was attributable to the Health Care segment and $58.3 million was attributable to the Specialty segment. Excluding these acquisitions, premium revenue would have increased 12.7% for the year ended December 31, 2001 over the year ended December 31, 2000, primarily attributable to the California region's Health Care business, resulting from a 5.8% increase of insured member months and the implementation of premium increases overall.

        The following table depicts management services and other revenue by reportable segment:

	Year Ended December 31,
	2001	2000
	(In thousands)
Health Care	$491,995	$372,656
Specialty	117,698	79,191

Consolidated	$609,693	$451,847

        Management services and other revenue increased approximately $157.9 million to $609.7 million for the year ended December 31, 2001 from $451.8 million for the year ended December 31, 2000. The increase was primarily due to an increase of $124.5 million, or 78.8% of the increase, of management services and other revenue from the Cerulean and Rush Prudential acquisitions. The Health Care and Specialty segments contributed approximately $123.2 million and $1.3 million of the increase, respectively. Excluding these acquisitions, management services and other revenue would have increased 7.4% for the year ended December 31, 2001. The increase excluding these acquisitions was primarily due to an increase in pharmacy benefit management services revenues.

        Investment income was $241.8 million for the year ended December 31, 2001, compared to $193.4 million for the year ended December 31, 2000, an increase of 25.0%, or $48.4 million. The Cerulean and Rush Prudential acquisitions represented $24.9 million, or 51.4%, of the increase. Excluding these acquisitions, investment income would have increased $23.5 million, or 12.2%. The increase excluding these acquisitions was primarily due to lower net realized investment losses in 2001 of $3.0 million, compared to net realized investment losses in 2000 of $21.6 million. Additionally, gross investment income, net of investment expenses, excluding these acquisitions, increased $6.4 million to $220.3 million for the year ended December 31, 2001, compared to $213.9 million for the year ended December 31, 2000. The increase resulted from higher average investment balances during the year ended December 31, 2001 as compared with the year ended December 31, 2000.

        The medical care ratio for the year ended December 31, 2001 increased to 81.5%, compared to 80.8% for the year ended December 31, 2000, due in part to the incremental effect of the Cerulean acquisition on the Company's overall results. The acquired Cerulean business has traditionally experienced a higher medical care ratio than the Company's core businesses due to its higher percentage of large employer group business and fewer managed care offerings. Excluding Cerulean, the medical care ratio increased slightly to 80.9% for the year ended December 31, 2001. Including Cerulean, the medical care ratio for the Health Care segment for the years ended December 31, 2001 and 2000 was 82.0% and 81.5%, respectively. Health care services and benefits expense attributable to the Health Care segment was $9,105.3 million for the year ended December 31, 2001 and $6,653.6 million for the year ended December 31, 2000. Health care services and benefits expense attributable to the Specialty segment was $331.0 million for the year ended December 31, 2001 and $281.8 million for the year ended December 31, 2000. The medical care ratio attributable to the Health Care segment was 82.0% for the year ended December 31, 2001, compared to 81.5% for the year ended December 31, 2000. The medical care ratio attributable to the Specialty segment was 70.4% for the year ended December 31, 2001, compared to 67.9% for the year ended December 31, 2000.

        The selling expense ratio for the year ended December 31, 2001 decreased to 4.1%, compared to 4.4% for the year ended December 31, 2000. The acquired Cerulean business has traditionally experienced a lower selling expense ratio due primarily to its lower percentage of individual and small employer group business. Excluding Cerulean, the selling expense ratio would have remained unchanged at 4.4% for the year ended December 31, 2001.

        The general and administrative expense ratio decreased to 13.7% for the year ended December 31, 2001 from 14.0% for the year ended December 31, 2000. The acquired Cerulean business has historically experienced a higher general and administrative expense ratio than the Company's core businesses due to its higher percentage of administrative services business. Excluding Cerulean, the general and administrative expense ratio would have been 13.6% for the year ended December 31, 2001. The lower general and administrative expense ratio for the year ended December 31, 2001, excluding Cerulean, is primarily attributable to savings from the integration of information systems centers related to acquired businesses onto the Company's information systems platform, economies of scale associated with premium revenue growth in relation to fixed corporate general and administrative expenses in addition to technology investments made by the Company (e.g., electronic claims submission, internet self-service and interactive voice response).

        Interest expense increased $25.9 million to $49.9 million for the year ended December 31, 2001, compared to $24.0 million for the year ended December 31, 2000. The increase in interest expense was related to the higher average debt balance for the year ended December 31, 2001 in comparison to the debt balance for the year ended December 31, 2000, primarily due to the Cerulean acquisition. The weighted average interest rate for all debt for the years ended December 31, 2001 and 2000, including the fees associated with the Company's borrowings and interest rate swap agreements, was 6.7% and 6.2% respectively.

        The Company's net income for the year ended December 31, 2001 was $414.7 million, compared to $342.3 million for the year ended December 31, 2000. Earnings per share totaled $3.27 and $2.74 for the years ended December 31, 2001 and 2000, respectively. Earnings per share assuming full dilution totaled $3.15 and $2.64 for years ended December 31, 2001 and 2000, respectively.

        Earnings per share for the year ended December 31, 2001 is based upon weighted average shares outstanding of 126.9 million, excluding potential Common Stock, and 132.4 million shares, assuming full dilution. Earnings per share for the year ended December 31, 2000 is based on 125.1 million shares, excluding potential Common Stock, and 130.2 million shares, assuming full dilution. Earnings per share and weighted average shares above reflect the two-for-one stock split that occurred on March 15, 2002.

Financial Condition

        The Company's consolidated assets increased by $3,830.4 million, or 51.3%, to $11,302.5 million as of December 31, 2002 from $7,472.1 million as of December 31, 2001. The increase in total assets was primarily due to the acquisition of RightCHOICE, which accounted for $2,013.0 million, or 52.6%, of the increase. Excluding RightCHOICE, the increase in total assets was primarily due to growth in cash and investments of $1,432.2 million as a result of strong operating cash flows and an increase in receivables of $231.4 million due to timing of pending securities settlements. Cash and investments totaled $6.8 billion as of December 31, 2002, or 59.9% of total assets.

        Overall claims liabilities, which is comprised of medical claims payable and reserves for future policy benefits, increased $485.8 million, or 21.9%, to $2,705.6 million as of December 31, 2002 from $2,219.8 million as of December 31, 2001. This increase was due to claims liabilities associated with the RightCHOICE acquisition of $156.5 million and an increase in the claims liabilities associated with the Company's core businesses of $329.3 million, primarily resulting from an increase in insured member months of 12.4% for the year ended December 31, 2002. See "Critical Accounting Policies" for a discussion of medical claims payable and reserves for future policy benefits.

        As of December 31, 2002, the Company's long-term indebtedness was $1,011.6 million, of which $462.8 million was related to the Company's 6 3/8% Notes due 2006 (which includes a fair value adjustment of $13.6 million), $349.0 million was related to the Company's 6 3/8% Notes due 2012 and $199.8 million was related to the commercial paper program described below. The 6 3/8% Notes due 2012, with an aggregate principal amount at maturity of $350.0 million, were issued to partially finance the RightCHOICE acquisition. The Company's revolving credit facility indebtedness of $235.0 million at December 31, 2001 was repaid during the year ended December 31, 2002, with $200.0 million obtained through the commercial paper program and operating cash of $35.0 million. As of December 31, 2001, the Company had $153.9 million (based upon the original issue price plus accreted interest) of Zero Coupon Convertible Subordinated Debentures due 2019 (the "Debentures") outstanding. As of December 31, 2002, no Debentures were outstanding due to Debentureholders exercising their option to convert the Debentures into the Company's Common Stock and the Company's election to redeem the remaining balance outstanding as of October 28, 2002. (See Note 9 to the Consolidated Financial Statements.)

        Stockholders' equity totaled $3,976.7 million as of December 31, 2002, an increase of $1,844.1 million from $2,132.6 million as of December 31, 2001. The increase was primarily due to (i) the issuance of the Company's Common Stock of $1,109.1 million in connection with the RightCHOICE acquisition, (ii) net income of $703.1 million for the year ended December 31, 2002, (iii) a net increase of $217.8 million from the reissuance of treasury stock related to the Company's employee 401(k) plan, stock option and stock purchase plans, (iv) the issuance of the Company's Common Stock of $140.1 million related to the conversion of the Debentures, (v) net unrealized gains from investment securities of $8.8 million, net of taxes and (vi) proceeds from sales of put options of $3.1 million. Partially offsetting these increases were the repurchase of 4.6 million shares of the Company's Common Stock for $304.3 million and an increase in the minimum pension liability of $33.5 million.

Liquidity and Capital Resources

        As of December 31, 2002, consolidated cash and investments were $6.8 billion, of which $1.4 million was in cash and cash equivalents. The Company's primary sources of cash are premium and management services revenues received and investment income. The primary uses of cash include health care services and other benefits, capitation payments, income taxes, repayment and repurchases of long-term debt, interest expense, broker and agent commissions, general and administrative expenses, Common Stock repurchases and capital expenditures. In addition to the foregoing, other uses of cash include costs of provider networks, technology investments and systems development and costs associated with the integration of acquired businesses.

        The Company generally receives premium revenue in advance of anticipated claims for related health care services and other benefits. The Company's investment policies are designed to provide safety and preservation of capital, sufficient liquidity to meet cash flow needs, the integration of investment strategy with the business operations and objectives of the Company and attainment of a competitive after-tax total return.

        The Company's strategy for achieving its investment goals is broad diversification of its investments, both across and within asset classes. As of December 31, 2002, the Company's investment portfolio consisted primarily of investment grade fixed-income securities. The Company's portfolio also included large capitalization and small capitalization domestic equities, foreign equities, tax-exempt municipal bonds and a small amount of non-investment grade debt securities. The fixed-income assets include both short- and long-duration securities with an attempt to match the Company's funding needs. The Company's investment policy contains limitations regarding concentration in individual securities and industries and generally prohibits speculative and leveraged investments. Cash and investment balances maintained by the Company are currently sufficient to meet applicable regulatory financial stability and net worth requirements, including license requirements of the Blue Cross and Blue Shield Association.

        WellPoint, as the parent company, requires cash for debt repayment, stock repurchases, acquisitions and other general corporate purposes. A substantial portion of WellPoint's cash requirements are funded by dividends received from its regulated operating subsidiaries. Payments of dividends to WellPoint by its regulated operating subsidiaries are subject to certain restrictions imposed by state regulations. There is no assurance that the Company will receive regulatory approval for future dividend payments. As of December 31, 2002, the Company, as a stand-alone entity, had $85.7 million in cash and investments.

        Cash flow provided by operating activities was $1,401.0 million for the year ended December 31, 2002, compared with $806.2 million for the year ended December 31, 2001. Cash flow from operations for the year ended December 31, 2002 was due primarily to net income before extraordinary items of $697.9 million, an increase in medical claims payable of $312.4 million due to membership growth and higher provider contract rates and an increase in accounts payable and accrued expenses of $258.7 million resulting from the timing of liability payments.

        Net cash used in investing activities for the year ended December 31, 2002 totaled $1,306.5 million, compared with $857.2 million for the year ended December 31, 2001. The net cash used in 2002 was primarily attributable to the purchase of investments of $6.5 billion, and of property and equipment, net of sales proceeds, of $94.7 million and the purchases of RightCHOICE and MethodistCare, net of acquired cash, of $349.0 million. Proceeds from investments sold and matured totaled $5.6 billion, partially offsetting the aforementioned purchases.

        Net cash provided by financing activities totaled $232.6 million for the year ended December 31, 2002, compared to $512.6 million for the year ended December 31, 2001. The net cash provided in 2002 was primarily attributable to additional debt of $350.0 million in principal amount incurred to finance the RightCHOICE acquisition, $86.6 million related to proceeds received under securities lending arrangements and the receipt of proceeds of $152.5 million from the issuance of the Company's Common Stock in connection with the Company's employee stock option and purchase programs, less $304.3 million in Company Common Stock repurchases. During 2002, the Company repaid the entire outstanding principal balance under the revolving credit facility of $235.0 million at December 31, 2001, funded in part by net borrowings of commercial paper totaling $199.8 million. Additionally, approximately $304.3 million was used to repurchase the Company's Common Stock.

        Effective as of March 30, 2001, the Company entered into two new unsecured revolving credit facilities allowing aggregate indebtedness of $1.0 billion in principal amount. Upon execution of these facilities, the Company terminated its prior $1.0 billion unsecured revolving facility. Borrowings under these facilities (which are generally referred to collectively in this annual report on Form 10-K as the Company's "revolving credit facility") bear interest at rates determined by reference to the bank's base rate or to the London InterBank Offered Rate ("LIBOR") plus a margin determined by reference to the then-current rating of the Company's senior unsecured long-term debt by specified rating agencies. One facility, which provides for borrowings not to exceed $750.0 million at any time outstanding, expires as of March 30, 2006, although it may be extended for up to two additional one-year periods under certain circumstances. The other facility, which provides for borrowings not to exceed $250.0 million at any time outstanding, originally expired as of March 29, 2002. In March 2002, the Company amended this facility to provide for an expiration date of March 28, 2003. Any amount outstanding under this facility as of March 28, 2003 may be converted into a one-year term loan at the option of the Company. Loans under the $250.0 million facility are made on a committed basis. Loans under the $750.0 million facility are made on a committed basis or pursuant to an auction bid process. The $750.0 million facility also contains sublimits for letters of credit and "swingline" loans. Each credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control (see Note 9 to the Consolidated Financial Statements). As of December 31, 2002, there were no amounts outstanding under the revolving credit facility. The Company currently expects to negotiate an amendment to the $250.0 million facility that would, among other things, extend the availability of the commitments thereunder to March 26, 2004.

        In April 2002, the Company commenced a commercial paper program providing for the issuance of up to $1.0 billion in aggregate maturity value of short-term indebtedness (known generally as "commercial paper"). The commercial paper is being issued by the Company without registration under the Securities Act of 1933, as amended (the "1933 Act") in reliance upon the exemption from registration contained in Section 4(2) of the 1933 Act. The commercial paper is issued in denominations of $100,000 or integral multiples of $1,000 in excess thereof and will bear such interest rates, if interest-bearing, or will be sold at such discount from their face amounts, as agreed upon by the Company and the dealer or dealers acting in connection with the commercial paper program. The commercial paper may be issued with varying maturities up to a maximum of 270 days from the date of issuance. The commercial paper ranks equally with all other unsecured and unsubordinated indebtedness of the Company. As of December 31, 2002, the outstanding commercial paper borrowings totaled $199.8 million with various maturity dates and had interest rates ranging from 1.60% to 1.65%. The weighted average yield on the outstanding commercial paper as of December 31, 2002 was 1.62%. The Company intends to maintain commercial paper borrowings of at least the amount outstanding at December 31, 2002 for more than one year. Accordingly, for financial reporting purposes, the commercial paper has been classified under non-current liabilities in the Consolidated Financial Statements.

        In anticipation of the RightCHOICE acquisition on January 31, 2002, the Company on January 16, 2002 issued $350.0 million aggregate principal amount at maturity of 6 3/8% Notes due January 15, 2012 (the "2012 Notes"). The net proceeds of this offering totaled approximately $348.9 million. The 2012 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year commencing July 15, 2002. Interest is computed on the basis of a 360-day year of twelve 30-day months.

        The 2012 Notes may be redeemed, in whole or in part, at the Company's option at any time. The redemption price for any 2012 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2012 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2012 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury rate as determined by the Reference Treasury Dealer (J.P. Morgan Securities Inc. or Deutsche Banc Alex Brown or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2012 Notes to the redemption date.

        On June 15, 2001, the Company issued $450.0 million aggregate principal amount at maturity of 6 3/8% Notes due June 15, 2006 (the "2006 Notes"). The net proceeds of this offering totaled approximately $449.0 million. The net proceeds from the sale of the 2006 Notes were used to repay indebtedness under the Company's revolving credit facilities, which indirectly financed a portion of the Cerulean acquisition. The 2006 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year commencing December 15, 2001. Interest is computed on the basis of a 360-day year of twelve 30-day months.

        The 2006 Notes may be redeemed, in whole or in part, at the Company's option at any time. The redemption price for any 2006 Notes redeemed will be equal to the greater of the following amounts:

1) 100% of the principal amount of the 2006 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2006 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury rate as determined by the designated Reference Treasury Dealer (Salomon Smith Barney Inc. or UBS Warburg LLC or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2006 Notes to the redemption date.

        The 2006 and 2012 Notes are unsecured obligations and rank equally with all of the Company's existing and future senior unsecured indebtedness. All existing and future liabilities of the Company's subsidiaries are and will be effectively senior to the 2006 and 2012 Notes. The indenture governing the 2006 and 2012 Notes contains a covenant that limits the ability of the Company and its subsidiaries to create liens on any of their property or assets to secure certain indebtedness without also securing the indebtedness under the 2006 and 2012 Notes.

        On October 2, 2002, the Company announced that it had elected to redeem the Debentures as of October 28, 2002. Substantially all of the Debentures were tendered for conversion into the Company's Common Stock prior to the redemption date. Approximately $50,000 principal amount at maturity of the Debentures were settled in cash. This conversion did not have an extraordinary income statement impact. (See Note 9 to the Consolidated Financial Statements.)

        Prior to the Company's announcement of its election to redeem the Debentures, Debentureholders in 2002 converted $18.0 million in aggregate principal amount at maturity of the Company's Debentures with a carrying value (including accreted interest) of $12.6 million. In lieu of delivering shares of Common Stock upon conversion of these Debentures, the Company elected to pay cash of $18.9 million, which resulted in an extraordinary after-tax loss of $3.8 million, as shown on the Company's Consolidated Income Statements.

        As a part of a hedging strategy to limit its exposure to variable interest rate increases, the Company has from time to time entered into interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. The swap agreements are contracts to exchange variable-rate interest payments (weighted average rate for the year ended December 31, 2002 of 2.25%) for fixed-rate interest payments (weighted average rate for the year ended December 31, 2002 of 7.08%) without the exchange of the underlying notional amounts. The Company had entered into $200.0 million of fixed-rate swap agreements, which consisted of a $150.0 million notional amount swap agreement at 6.99% maturing on October 17, 2003 and a $50.0 million notional amount swap agreement at 7.06% maturing on October 17, 2006. In September 2002, the Company terminated these two fixed-rate swap agreements with an aggregate cash settlement of $17.6 million, of which $1.8 million was accrued interest and the remaining $15.8 million represented the fair value of the swap agreements at the time of termination. (See Note 16 to the Consolidated Financial Statements.)

        In order to reduce the interest expense associated with the 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement, which matures on June 15, 2006. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate (weighted average variable rate of 3.02% for the year ended December 31, 2002).

        During 2001, the Company entered into foreign currency forward exchange contracts for each of the fixed-maturity securities on hand denominated in foreign currencies in order to hedge asset positions with respect to currency fluctuations related to these securities. As of December 31, 2001, however, the Company had liquidated its non-dollar foreign bond holdings and entered into a hedge to offset the remaining currency hedge. During 2002, the Company recognized a gain of $20,000 related to the remaining hedges. (See Note 16 to the Consolidated Financial Statements.) Subsequent to the implementation of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," all gains and losses from both effective and ineffective forward exchange contracts have been reported in investment income offset by the related gains and losses on the Company's available-for-sale foreign securities.

        Certain of the Company's subsidiaries are required to maintain minimum capital requirements prescribed by various regulatory agencies, including the California Department of Managed Health Care and the Departments of Insurance in various states, including Georgia, Missouri and Delaware. As of December 31, 2002 (or the most recent date with respect to which compliance is required), those subsidiaries of the Company were in compliance with all minimum capital requirements.

        The Company enters into operating leases primarily for office space, electronic data processing and office equipment. As of December 31, 2002, minimum annual rental commitments on operating leases having initial or remaining noncancellable lease terms in excess of one year during the years 2003 through 2007 were $96.1 million, $73.5 million, $52.0 million, $38.9 million and $30.1 million, respectively, with $227.6 million in minimum commitments thereafter.

        The Company's obligations relating to debt and leases at December 31, 2002 were as follows:

	Total	2003	2004	2005	2006	2007	Thereafter
	(In millions)
6 3/8% Notes due 2006	$450.0	$—	$—	$—	$450.0	$—	$—
6 3/8% Notes due 2012	350.0	—	—	—	—	—	350.0
Commercial paper program(A)	199.8	—	199.8	—	—	—	—
Operating leases	518.2	96.1	73.5	52.0	38.9	30.1	227.6

Total contractual obligations	$1,518.0	$96.1	$273.3	$52.0	$488.9	$30.1	$577.6

(A)
As of December 31, 2002, outstanding borrowings under the commercial paper program totaled approximately $199.8 million, with an average maturity of 54 days. The commercial paper may be issued with varying maturities up to a maximum of 270 days from the date of issuance. The Company intends to maintain commercial paper borrowings of at least the amount outstanding at December 31, 2002 for more than one year. Accordingly, for financial reporting purposes, the commercial paper has been classified under non-current liabilities in the Consolidated Financial Statements.

        The Company's committed credit availability as of December 31, 2002 was as follows:

			Amount of Available Commitment Expiration Per Period
	Total committed	Total available
			2003	2004	2005	2006	2007
	(In millions)
Revolving Credit—committed and available	$1,000.0	$1,000.0	$250.0	$—	$—	$750.0	$—

        The Company believes that cash flow generated by operations and its cash and investment balances, supplemented by the Company's ability to borrow under its existing revolving credit facility, commercial paper program or through public or private financing sources, will be sufficient to fund continuing operations and expected capital requirements for the foreseeable future.

Pending Acquisition

        On November 20, 2001, WellPoint entered into a definitive agreement to acquire CareFirst, which agreement was amended and restated as of January 24, 2003. The amended and restated merger agreement with CareFirst provides, among other things, that the purchase price of $1.37 billion for the transaction will consist solely of cash, if stock and other non-cash consideration are not allowed under any applicable law or regulation. If the purchase price is paid solely in cash, the agreement allows up to $850.0 million of the purchase price to be financed by debt or equity offerings by the Company. If applicable law allows non-cash consideration, the purchase price will be paid in cash and stock or notes. Consummation of the CareFirst acquisition is subject to a number of conditions, including the conversion of CareFirst from a not-for-profit corporation into for-profit, stock corporation. This conversion requires the approval of insurance regulators in Maryland, Delaware and the District of Columbia, as well as other approvals. On March 5, 2003, the Maryland insurance commissioner issued an order disapproving the conversion of CareFirst to a for-profit entity. The Maryland legislature has 90 days to review the matter and has the power to veto the commissioner's decision. The Company has 30 days from the date of the commissioner's order to appeal the order.

Tax Issues Relating to the WellPoint and RightCHOICE Recapitalizations

        In connection with the Recapitalization, BCC received a ruling from the IRS that, among other things, the BCC Conversion qualified as a tax-free transaction and that no gain or loss was recognized by BCC for federal income tax purposes. If the ruling were to be subsequently revoked, modified or not honored by the IRS (due to a change in law or for any other reason), WellPoint, as the successor to BCC, could be subject to federal income tax on the difference between the value of BCC at the time of the BCC Conversion and BCC's tax basis in its assets at the time of the BCC Conversion. The potential tax liability to WellPoint if the BCC Conversion is treated as a taxable transaction is currently estimated to be approximately $696 million, plus interest (and possibly penalties). WellPoint and the California HealthCare Foundation (the "California Foundation") entered into an Indemnification Agreement that provides, with certain exceptions, that the California Foundation will indemnify WellPoint against the net tax liability as a result of a revocation or modification, in whole or in part, of the ruling by the IRS or a determination by the IRS that the BCC Conversion constitutes a taxable transaction for federal income tax purposes. In the event a tax liability should arise against which the California Foundation has agreed to indemnify WellPoint, there can be no assurance that the California Foundation will have sufficient assets to satisfy the liability in full, in which case WellPoint would bear all or a portion of the cost of the liability, which could have a material adverse effect on WellPoint's financial condition.

        During the quarter ended September 30, 1998, the Company received a private letter ruling from the IRS with respect to the treatment of certain payments made at the time of the Recapitalization and the acquisition of the commercial operations of BCC. The ruling allowed the Company to deduct as an ordinary and necessary business expense the $800.0 million cash payment made by BCC in May 1996 to one of two newly formed charitable foundations. As a result of and in reliance on the ruling, the Company experienced a reduction in its income tax expense of $85.5 million and the Company reduced its goodwill resulting from the Recapitalization by $194.5 million during the year ended December 31, 1998. The Company filed for refund claims of approximately $198.6 million of previous year income tax payments and reduced income tax payments during 1998 and 1999 by approximately $81.4 million. In August 1999, the Company received a cash refund (including applicable accrued interest) of approximately $183.0 million, which was reflected in the statement of cash flows for such year. The Company has refund claims pending of approximately $39.3 million.

        In March 2002, the Company received a letter from the IRS notifying the Company that the IRS was considering revoking the September 1998 private letter ruling. The letter stated that the IRS was considering, in essence, reversing its earlier position and concluding that the $800.0 million payment was not an ordinary and necessary business expense. The letter further stated that the IRS was withdrawing the private letter ruling and that the Company could no longer rely on the private letter ruling. Under Section 7805(b) of the Code, the IRS has discretionary authority to limit the retroactive effect of any revocation of a letter ruling. In March 2002, the Company submitted a written request for such relief under Section 7805(b).

        On April 9, 2002, the Company received a letter from the IRS notifying the Company that its request had been granted and that the September 1998 private letter ruling would not be revoked on a retroactive basis. Based on this April 9, 2002 letter, the Company intends to continue to rely on the September 1998 private letter ruling in its treatment of the $800.0 million cash payment made in May 1996.

        On November 30, 2000, RightCHOICE completed a reorganization (the "RightCHOICE Recapitalization") with its majority stockholder, RightCHOICE Managed Care, Inc., a Missouri corporation ("Old RightCHOICE"). As part of the RightCHOICE Recapitalization, The Missouri Foundation For Health (the "Missouri Foundation") became the holder of approximately 80% of RightCHOICE common stock. In connection with the RightCHOICE Recapitalization, the predecessor of Old RightCHOICE, Blue Cross and Blue Shield of Missouri, received a ruling from the IRS that, among other things, the conversion of Blue Cross and Blue Shield of Missouri from a non-profit corporation to a for-profit corporation qualified as a reorganization under the Internal Revenue Code and that Blue Cross and Blue Shield of Missouri recognized no gain or loss for federal income tax purposes. If the IRS subsequently revokes, modifies or decides not to honor the ruling due to a change in law or for any other reason, RightCHOICE, as the successor to Old RightCHOICE, could be subject to federal income tax on the difference between the value of each of Blue Cross and Blue Shield of Missouri's assets at the time of the RightCHOICE Recapitalization and its tax basis in its assets at the time of the RightCHOICE Recapitalization. RightCHOICE is now a wholly owned subsidiary of WellPoint. RightCHOICE and the Missouri Foundation entered into an indemnification agreement that provides, with certain exceptions, that the Missouri Foundation will indemnify RightCHOICE against the tax liability as a result of the IRS's revocation or modification, in whole or in part, of its ruling, or an IRS determination that RightCHOICE's conversion was a taxable transaction for federal income tax purposes. If a tax liability should arise against which the Missouri Foundation has agreed to indemnify RightCHOICE, the Missouri Foundation may not have sufficient assets to pay the liability. RightCHOICE would then bear all or a portion of the liability, which could have a material adverse effect on the financial condition of RightCHOICE and the Company.

Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make a variety of estimates and assumptions. These estimates and assumptions affect, among other things, the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from the amounts previously estimated, which were based on the information available at the time the estimates were made.

        The critical accounting policies described below are those that the Company believes are important to the portrayal of the Company's financial condition and results of operations, and which require management to make difficult, subjective and/or complex judgments. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. The Company believes that critical accounting policies include medical claims payable, reserves for future policy benefits, intangible assets and goodwill and investments.

Medical Claims Payable

        Medical claims payable include claims in process as well as provisions for the estimate of incurred but not reported claims and provisions for disputed claims obligations. Such estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. In developing its best estimate of medical claims payable, the Company consistently applies the principles and assumptions listed above from year to year, while also giving due consideration to the potential variability of these factors. Because medical claims payable includes various actuarially developed estimates, the Company's actual health care services expense may be more or less than the Company's previously developed estimates. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed, with any adjustments reflected in current operations.

        Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered. The Company believes that its reserves for medical claims payable are adequate to satisfy its ultimate claim liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements.

        Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk-sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the Company's disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

        For many of the Company's HMO plans (including substantially all of its California HMO plans), the Company contracts with physicians, hospitals and other health care providers through capitation fee arrangements as a means to manage health care costs. The Company has two general types of capitation arrangements. The predominant type is the so-called "professional" capitation arrangement. Under professional capitation arrangements, the Company pays the health care provider, such as a participating medical group, a fixed amount per member per month, and the health care provider assumes the risk of the member's utilization of certain specified health care services. Typically, under professional capitation arrangements, the health care provider does not assume the risk of the member's utilization of any hospital-based services. The second type is the so-called "global" capitation arrangement. Under global capitation arrangements, the Company also pays the health care provider, such as a participating medical group, a fixed amount per member per month. However, under global capitation arrangements, the health care provider generally assumes the risk of the member's utilization of all health care services (subject to certain limited exceptions and state regulatory requirements). As of December 31, 2002, 2001 and 2000, the Company had approximately 10, 16 and 29 global capitation arrangements, respectively, covering approximately 2.1 million, 2.2 million and 3.2 million member months, respectively. In addition, one of the Company's subsidiaries owns a 51% equity interest in a community health partnership network (the "CHPN") operating in the greater Atlanta area. The CHPN is a locally based equity venture between the Company's subsidiary and local physician and hospital groups. The Company's subsidiary has entered into a global capitation arrangement with the CHPN. As of December 31, 2002, 2001 and 2000, approximately 535,000, 479,000 and 424,000 members, respectively, were covered by this arrangement.

        For the years ended December 31, 2002, 2001 and 2000, the Company's capitation expenses of $1,496.9 million, $1,198.0 million and $1,074.1 million represented 11.3%, 12.7% and 15.5%, respectively, of the Company's total health care services and other benefits expense. As of December 31, 2002 and 2001, the Company's capitation expenses payable of $137.0 million and $99.8 million represented 5.7% and 5.2%, respectively, of the Company's total medical claims payable.

        The Company's future results of operations will depend in part on its ability to predict and control health care costs through underwriting criteria, medical management, product design and negotiation of favorable provider and hospital contracts. The Company's ability to contain such costs may be adversely affected by changes in utilization rates, demographic characteristics, the regulatory environment, health care practices, inflation, new technologies, clusters of high-cost cases, continued consolidation of physician, hospital and other provider groups, acts of terrorism and bioterrorism or other catastrophes, including war and numerous other factors. The inability to mitigate any or all of the above-listed or other factors may adversely affect the Company's future profitability.

Reserves for Future Policy Benefits

        The estimate of reserves for future policy benefits relates to life and disability insurance policies written in connection with health care contracts. Reserves for future life benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves that the Company expects to pay within one year. The Company believes that its reserves for future policy benefits are adequate to satisfy its ultimate benefit liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements. As of December 31, 2002 and 2001, the reserves for future policy benefits were $283.2 million and $285.1 million, respectively.

Intangible Assets and Goodwill

        The Company has made several acquisitions in the past several years that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives.

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The provisions of SFAS No. 141 also apply to all business combinations consummated after June 30, 2001. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and other intangible assets with indefinite useful lives. Rather, these assets are subject to impairment tests at least annually. The Company is required to make estimates of fair value and apply certain assumptions, such as a discount factor in applying these annual impairment tests. Such estimates could produce significantly different results if other assumptions, which could also be considered reasonable, were to be used. Intangible assets with definite useful lives are being amortized using a straight-line basis or the timing of related cash flows over periods ranging from five to 25 years. An intangible asset subject to amortization must be reviewed for impairment pursuant to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        The Company adopted SFAS No. 142 on January 1, 2002 and, accordingly, no longer amortizes goodwill and other intangible assets with indefinite useful lives. In accordance with SFAS No. 142, the Company completed the transitional evaluation of its goodwill and other intangible assets at January 1, 2002 and the annual evaluation at December 31, 2002, and determined that there was no impairment loss. As of December 31, 2002 and 2001, total goodwill and other intangible assets were $2.4 billion and $1.1 billion, respectively. (See Note 7 to the Consolidated Financial Statements for further discussion of the Company's goodwill and other intangible assets.)

Investments

        As of December 31, 2002, the Company's investment securities at market value, totaled $5.3 billion, of which 89.6% was invested in fixed-income securities and the remaining 10.4% was invested in equity securities. As of December 31, 2001, the Company's investment securities at market value totaled $3.8 billion, of which 87.5% was invested in fixed-income securities and the remaining 12.5% was invested in equity securities. These investment securities are generally used to support current operations and, accordingly, have been classified as current assets. The Company's long-term investments as of December 31, 2002 and 2001 were $134.3 million and $124.6 million, respectively, and consisted primarily of restricted assets, certain equities and other investments. Total current and long-term investments comprised 47.9% and 53.0% of total assets as of December 31, 2002 and 2001, respectively.

        With the majority of investments in fixed-income securities, the Company maintains an investment portfolio that is primarily structured to maximize investment income while preserving the principal asset base and provide a source of liquidity for operating needs. The Company records investment income when earned, and realized gains or losses when sold, as determined using the first-in-first-out method.

        The Company regularly evaluates the appropriateness of investments relative to its internal investment guidelines. The Company operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. The Company has from time to time retained an independent consultant to advise the Company on the appropriateness of its investment policy. The Company performs a quarterly evaluation of its investment securities, using both quantitative and qualitative factors to determine whether a decline in investment value is other-than-temporary. When a decline in an investment's fair value is determined to be other-than-temporary, a loss is recorded against investment income. When determining whether a decline in an investment's fair value is other-than-temporary, the Company considers the extent and duration to which a security's market value has been less than its cost, the financial condition and future earnings potential of the issuer, recommendations and opinions from outside investment managers and the current economic environment. For the years ended December 31, 2002, 2001 and 2000, the Company recorded investment losses that the Company believed to be other-than-temporary of approximately $41.9 million, $21.1 million and $18.3 million, respectively. The Company believes that it has performed an adequate review for impairment of the investment portfolio and that investments are carried at fair value. Changing economic and market conditions in the future, however, may cause the Company to reassess its judgment regarding impairment, which could result in realized losses relating to other-than-temporary declines being charged against future income.

        As of December 31, 2002 and 2001, net unrealized gains from the Company's fixed-maturity securities totaled $184.5 million and $56.0 million, respectively, primarily resulting from a general decrease in interest rates. The Company had a net unrealized loss in its equity securities portfolio as of December 31, 2002 of $49.5 million and an unrealized gain of $70.0 million as of December 31, 2001. The Company believes that these fluctuations are temporary as a result of current market conditions.

        For further discussion, see "Quantitative and Qualitative Disclosures About Market Risk" and Note 4 to the Consolidated Financial Statements.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations" and Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Under SFAS No. 141, all business combinations must be accounted for using the purchase method and the use of the pooling of interests method is prohibited. The provisions of the new standard apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 by the Company did not have a material effect on the consolidated financial statements of the Company.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." The new rules change the accounting methodology for goodwill from a model that amortizes goodwill to one that evaluates it for impairment. Amortization of goodwill, including previously recorded goodwill, ended upon adoption of the new rules by the Company. The new rules also eliminate amortization of other intangibles with indefinite useful lives, but these assets are also subject to impairment tests. SFAS No. 142 became effective for fiscal years beginning after December 15, 2001. Upon adoption of SFAS No. 142 on January 1, 2002, and again on December 31, 2002, the Company completed the evaluation of its goodwill and other intangible assets and determined that there was no impairment loss. Amortization of goodwill and other intangibles for the years ended December 31, 2002, 2001 and 2000 totaled $38.0 million, $63.1 million and $38.1 million, respectively. Adoption of SFAS No. 142 accounted for $41.3 million of the amortization decrease in the year ended December 31, 2002 as compared to the year ended December 31, 2001, offset by a net increase in amortization of intangible assets with definite useful lives of $16.2 million, which was primarily due to the RightCHOICE and Cerulean acquisitions. The increase in amortization of goodwill and other intangibles in 2001 as compared to 2000 was primarily due to the Cerulean acquisition.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 became effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 on January 1, 2003. The provisions of SFAS No. 143 require companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The adoption of SFAS No. 143 did not have a material effect on the consolidated financial statements of the Company.

        In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 became effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30") for the disposal of a segment of business (as previously defined in that opinion). SFAS No. 144 retains the basic principles of SFAS No. 121 for long-lived assets to be disposed of by sale or held and used and broadens discontinued operations presentation to include a component of an entity that is held for sale or that has been disposed. Components must have operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 did not have any impact on the Company's financial results for the year ended December 31, 2002.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). With the rescission of FASB Statement No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 are required to be applied for fiscal years beginning after May 15, 2002. The Company has determined that the extinguishment of debt under its Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. The Company does not believe the other provisions within SFAS No. 145 will have a material effect on its consolidated financial statements.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"). The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company does not believe the adoption of SFAS No. 146 will have a material effect on its consolidated financial statements.

        In October 2002, the FASB amended the rules regarding accounting for certain acquisitions of financial institutions under Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("SFAS No. 72"), SFAS No. 144 and FASB Interpretation No. 9, through the issuance of Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"). Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, SFAS No. 147 amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS No. 147 became effective on October 1, 2002. The Company believes that the adoption of SFAS No. 147 will have no significant impact on its results of operations or financial position.

        In December 2002, the FASB amended the transition and disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), through the issuance of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 amends the disclosures that a company is required to make in its annual financial statements and requires, for the first time, certain disclosures in interim financial reports. In addition to the disclosures required by SFAS No. 123, a company must disclose additional information as part of its Summary of Significant Accounting Policies. These disclosures are required regardless of whether a company is using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees" or the fair value based method under SFAS No. 123 to account for its stock-based employee compensation. SFAS No. 148 also provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The Company plans to continue to account for stock-

based employee compensation under the intrinsic value based method and to provide disclosure of the impact of the fair value based method on reported income.

Factors That May Affect Future Results of Operations

        Certain statements contained herein, such as statements concerning potential or future medical care ratios, pending acquisitions and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, as amended). Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, those discussed below and those discussed from time to time in the Company's various filings with the Securities and Exchange Commission.

        The Company's operations are subject to substantial regulation by federal, state and local agencies in all jurisdictions in which the Company operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods or are expected to increase their scrutiny as newly passed legislation becomes effective. From time to time, the Company and its subsidiaries receive requests for information from regulatory agencies or are notified that such agencies are conducting reviews, investigations or other proceedings with respect to certain of the Company's activities. The Company also provides insurance products to Medicare and Medicaid beneficiaries in various states, including to Medi-Cal beneficiaries in various California counties under contracts with the California Department of Health Services (or delegated local agencies), and provides administrative services to the Centers for Medicare and Medicaid Services in various capacities. There can be no assurance that acting as a government contractor in these circumstances will not increase the risk of heightened scrutiny by such government agencies or that such scrutiny will not have a material adverse effect on the Company, either through negative publicity about the Company or through an adverse impact on the Company's results of operations. In addition, profitability from this business may be adversely affected by inadequate premium rate increases due to governmental budgetary issues. Future actions by any regulatory agencies may have a material adverse effect on the Company's business.

        In connection with the RightCHOICE and Cerulean transactions, the Company incurred significant additional indebtedness to fund the cash payments made to the acquired companies' stockholders. In addition, the Company may incur additional indebtedness to fund some or all of the cash payments to be made in connection with the pending CareFirst transaction. This existing or new indebtedness may result in a significant percentage of the Company's cash flow being applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient future cash flow to service this indebtedness. The Company's current indebtedness, as well as any indebtedness that the Company may incur in the future (such as indebtedness incurred to fund repurchases of its Common Stock or to fund the CareFirst or other transactions), may adversely affect the Company's ability to finance its operations and could limit the Company's ability to pursue business opportunities that may be in the best interests of the Company and its stockholders. Completion of the CareFirst transaction is subject to a number of conditions, including approval of the insurance regulators in Maryland, Delaware and the District of Columbia. In addition, one of CareFirst's operating affiliates must have its federal charter amended or repealed by the United States Congress (subject to presidential approval) and must obtain approval from the Washington, D.C. Corporation Counsel. There can be no assurances that the required approvals will be obtained. On March 5, 2003, the Maryland insurance commissioner issued an order disapproving the conversion of CareFirst to a for-profit entity. The Company has 30 days from the date of the commissioner's order to appeal the order. If all conditions to closing are not satisfied on or before November 20, 2004, WellPoint and CareFirst will have the right to terminate the Amended CareFirst Merger Agreement. As a result, there can be no assurances that the transaction will be consummated.

        As a condition to approval of the CareFirst transaction, regulatory agencies may seek to impose requirements or limitations on the way that the combined company conducts it business. Although neither WellPoint nor CareFirst is obligated to agree to any material requirements or limitations in order to obtain approval, if either or both companies were to agree to any such conditions, such requirements or limitations or additional costs associated therewith could adversely affect WellPoint's ability to integrate the operations of CareFirst with those of WellPoint. Accordingly, a material adverse effect on WellPoint's revenue, results of operations and cash flows following the CareFirst transaction could result.

        As part of the Company's business strategy, the Company has acquired substantial operations in new geographic markets over the last seven years. These businesses, some of which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. Since the relevant dates of acquisition of Cerulean, RightCHOICE and MethodistCare, the Company has continued to work extensively on the integration of these businesses. However, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of the acquired businesses. The Company has incurred and will, among other things, need to continue to incur considerable expenditures for provider networks, distribution channels and information systems in addition to the costs associated with the integration of these acquisitions. The integration of these complex businesses may result in, among other things, temporary increases in claims inventory or other service-related issues that may negatively affect the Company's relationship with its customers and contribute to increased attrition of such customers. The Company's results of operations could be adversely affected in the event that the Company experiences such problems or is otherwise unable to implement fully its expansion strategy.

        The Company and certain of its subsidiaries are subject to capital surplus requirements by the California Department of Managed Health Care, the California, Georgia and Missouri Departments of Insurance, various other state Departments of Insurance and the Blue Cross and Blue Shield Association. Although the Company believes that it is currently in compliance in all material respects with all applicable requirements, there can be no assurances that applicable requirements will not be increased in the future.

        From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

        In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against Blue Cross of California ("BCC"). The lawsuit alleges that BCC violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict

Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of RICO, although the dismissal was made without prejudice to the plaintiffs' ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which was to be completed by March 15, 2002. In June 2001, the federal Court of Appeals for the 11th Circuit issued a stay of Judge Moreno's discovery order, pending a hearing before the Court of Appeals on the Company's appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno). The hearing was held in January 2002 and, in March 2002, the Court of Appeals panel issued an opinion affirming Judge Moreno's earlier action with respect to the motion to compel arbitration. The Company filed a motion requesting a rehearing of the matter before the entire 11th Circuit Court of Appeals, which motion was denied by the 11th Circuit Court of Appeals in June 2002. On July 29, 2002, Judge Moreno issued an order providing that discovery in the case would be allowed to re-commence on September 30, 2002. On September 26, 2002, Judge Moreno issued an additional order certifying a nationwide class of physicians in the Shane matter, setting a trial date in May 2003 and ordering the parties to participate in non-binding mediation. In October 2002, the Company filed a motion with the 11th Circuit Court of Appeals seeking to appeal Judge Moreno's class-certification order. In December 2002, the 11th Circuit granted the Company's motion for interlocutory review of the class-certification order. The parties are currently conducting pre-trial discovery. A mediator has been appointed by Judge Moreno.

        In March 2002, the American Dental Association and three individual dentists filed a lawsuit in U.S. district court in Chicago against the Company and BCC. This lawsuit alleges that WellPoint and BCC engaged in conduct that constituted a breach of contract under ERISA, trade libel and tortious interference with contractual relations and existing and prospective business expectancies. The lawsuit seeks class-action status. The Company filed a motion (which was granted in July 2002) with the federal Judicial Panel on Multidistrict Litigation requesting that the proceedings in this case be consolidated with a similar action brought against other managed care companies that has been consolidated with the Shane lawsuit.

        In July 2001, two individual physicians seeking to represent a class of physicians, hospitals and other providers brought suit in the Circuit Court of Madison County, Illinois against HealthLink, Inc., which is now a subsidiary of the Company as a result of the RightCHOICE transaction. The physicians allege that HealthLink breached the contracts with these physicians by engaging in the practices of "bundling" and "down-coding" in its processing and payment of provider claims. The relief sought includes an injunction against these practices and damages in an unspecified amount. This litigation was dismissed without prejudice at the request of the plaintiffs in February 2003. A similar lawsuit was brought by physicians (including one of the physicians in the case described above) in the same court in Madison County, Illinois, on behalf of a nationwide class of providers who contract with Blue Cross and Blue Shield plans against the Blue Cross and Blue Shield Association and another Blue Cross Blue Shield plan. The complaint recites that it is brought against those entities and their "unnamed subsidiaries, licensees, and affiliates," listing a large number of Blue Cross and Blue Shield plans, including "Alliance Blue Cross Blue Shield of Missouri." The plaintiffs also allege that the plans have systematically engaged in practices known as "short paying," "bundling" and "down-coding" in their processing and payment of subscriber claims. Blue Cross Blue Shield of Missouri has not been formally named or served as a defendant in this suit.

        The Company's future results will depend in part on its ability to accurately predict health care costs and to control future health care costs through product and benefit design, underwriting criteria, medical management and negotiation of favorable provider contracts. Changes in utilization rates, demographic characteristics, the regulatory environment and health care practices, inflation, new pharmaceuticals/technologies, clusters of high-cost cases and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts, coupled with continued consolidation of physician, hospital and other provider groups, may result in increased health care costs and limit the Company's ability to negotiate favorable rates. In recent years, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject the Company to increased credit risk related to provider groups and cause the Company to incur duplicative health care services expense. Additionally, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

        Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent years as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition (including competition from market entrants offering Internet-based products and services) could adversely affect the Company's financial condition, cash flows or results of operations.

        The Company is dependent on the services of independent agents and brokers in the marketing of its health care plans, particularly with respect to individuals, seniors and small employer group members. Such independent agents and brokers are typically not exclusively dedicated to the Company and may frequently also market health care plans of the Company's competitors. The Company faces intense competition for the services and allegiance of independent agents and brokers.

        As a result of the Company's acquisitions, the Company operates on a select geographic basis nationally and offers a spectrum of health care and specialty products through various risk-sharing arrangements. The Company's health care products include a variety of managed care offerings as well as traditional fee-for-service coverage. With respect to product type, fee-for-service products are generally less profitable than managed care products. A component of the Company's expansion strategy is to transition over time the traditional insurance members of the Company's acquired businesses to more managed care products.

        With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to the Company generally tend to be more profitable than management services products and those managed care products where the Company is able to shift risks to employer groups. Individuals and small employer groups are more likely to purchase the Company's higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs involve the Company's higher-risk managed care products. Over the past few years, the Company has experienced a slight decline in margins in its higher-risk managed care products and to a lesser extent on its lower-risk managed care and management services products. This decline is primarily attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. From time to time, the Company has implemented price increases in certain of its managed care businesses. While these price increases are intended to improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between the Company's various products could have a material adverse effect on the Company's results of operations and on the continued merits of the Company's geographic expansion strategy.

        One of the Company's wholly owned subsidiaries operates as a pharmacy benefit manager ("PBM") under the trade name WellPoint Pharmacy Management. The PBM industry faces a number of risks and uncertainties in addition to those facing the Company's core health plan business. Such risks and uncertainties include the application of federal and state anti-remuneration laws (generally known as "anti-kickback" laws), whether PBMs operate as fiduciaries under the Employee Retirement Income Security Act of 1974 ("ERISA") and are in compliance with their fiduciary obligations under ERISA in connection with the development and implementation of items such as formularies, preferred drug listings and therapeutic intervention programs, and potential liability regarding the use of patient-identifiable medical information. In addition, a number of federal and state legislative proposals are being considered that could affect a variety of PBM industry practices, such as the receipt of rebates from pharmaceutical manufacturers. The Company believes that its PBM business is currently being conducted in compliance in all material respects with applicable legal requirements. However, there can be no assurance that the Company's PBM business will not be subject to challenge under various laws and regulations, or that any such challenge will not have a material adverse effect upon the Company's results of operations or financial condition. In addition, future legislative enactments affecting the PBM industry could have a material adverse effect upon the Company's results of operations and financial condition.

        Substantially all of the Company's investment assets are in interest-yielding debt securities of varying maturities or equity securities. The value of fixed-income securities is highly sensitive to fluctuations in short- and long-term interest rates, with the value decreasing as such rates increase and increasing as such rates decrease. In addition, the value of equity securities can fluctuate significantly with changes in market conditions. Changes in the value of the Company's investment assets, as a result of interest rate fluctuations, can affect the Company's results of operations and stockholders' equity. There can be no assurances that interest rate fluctuations will not have a material adverse effect on the results of operations or financial condition of the Company.

        The Company's operations are dependent on retaining existing employees, attracting additional qualified employees and achieving productivity gains from the Company's investment in technology. The Company faces intense competition for qualified information technology personnel and other skilled professionals. There can be no assurances that an inability to retain existing employees or attract additional employees will not have a material adverse effect on the Company's results of operations.

        Prior to the Company's acquisition of the GBO, John Hancock Mutual Life Insurance Company ("John Hancock") entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers' compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred certain of such risks to other companies. These arrangements have become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. The Company believes that it has a number of defenses to avoid any ultimate liability with respect to these matters and believes that such liabilities were not transferred to the Company as part of the GBO acquisition. However, if the Company were to become subject to such liabilities, the Company could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

        In December 2000, a wholly owned subsidiary of the Company completed its acquisition of certain mail order pharmaceutical service assets and now conducts business as a mail order pharmacy. The pharmacy business is subject to extensive federal, state and local regulations which are in many instances different from those under which the Company's core health plan business currently operates. The failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties, which could adversely affect the Company's results of operations or financial condition. In addition, pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other health care products. Although the Company intends to maintain professional liability and errors and omissions liability insurance, there can be no assurances that the coverage limits under such insurance programs will be adequate to protect against future claims or that the Company will be able to maintain insurance on acceptable terms in the future.

        Following the terrorist attacks of September 11, 2001, there have been various incidents of suspected bioterrorist activity in the United States. To date, these incidents have resulted in related isolated incidents of illness and death. However, federal and state law enforcement officials have issued public warnings about additional potential terrorist activity involving biological and other weapons. If the United States were to experience more widespread bioterrorist or other attacks, the Company's covered medical expenses could rise and the Company could experience a material adverse effect on its results of operations, financial condition and cash flow.

        In April and May 2002, one of the Company's wholly owned subsidiaries acting as a pharmacy benefit management business under the trade name WellPoint Pharmacy Management received two administrative subpoenas duces tecum issued by the U.S. Attorney's Office in Boston Massachusetts. The Company does not believe that its pharmacy benefit management business is presently a target of investigation by the U.S. Attorney. The subpoenas appear to focus primarily on WellPoint Pharmacy Management's relationship with TAP Pharmaceuticals, including TAP's drugs Lupron and Prevacid. The Company has responded to the subpoenas by producing certain requested documents. The Company believes that it is in compliance in all material respects with all laws and regulations applicable to the pharmacy benefit management business.

        As a result of the general nationwide economic downturn, many states are currently experiencing budget deficits. State legislators are exploring a variety of alternatives to address this situation. In order to address the budget shortfalls, various states may propose reductions in payments received by Medicaid managed care providers such as the Company. Alternatively, state legislators may seek to impose greater state taxes. Any significant reduction in payments received by the Company in connection with its Medicare managed care business could have a material adverse effect on the Company's results of operations or financial condition. Additionally, any increase in state taxes could prolong or exacerbate the current economic downturn, which could in turn have a material adverse effect on the Company's results of operations or financial condition. Budget cutbacks could also result in reduced employment levels in public sector accounts for which the Company provides insured or administrative services products.

Quantitative and Qualitative Disclosures About Market Risk.

        The Company regularly evaluates its asset and liability interest rate risks, as well as the appropriateness of investments, relative to its internal investment guidelines. The Company operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. The Company has from time to time retained an independent consultant to advise the Company on the appropriateness of its investment policy.

        Asset interest rate risk is managed within a duration band tied to the Company's liability interest rate risk. Credit risk is managed by maintaining high average quality ratings and a well-diversified portfolio.

        The Company's use of derivative instruments is generally limited to hedging purposes and has principally consisted of forward exchange contracts and interest rate swaps. The foreign exchange contracts are intended to minimize the portfolio's exposure to currency volatility associated with certain foreign currency denominated bond holdings. The Company liquidated its non-dollar foreign bond holdings as of December 31, 2001. The Company's investment policy prohibits the use of derivatives for leveraging purposes as well as the creation of risk exposures not otherwise allowed within the policy.

        From time to time, the Company has entered into interest rate swap agreements primarily to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company's goal is to maintain a balance between fixed and floating interest rates on its long-term debt. The Company believes that this allows it to better anticipate its interest payments while helping to manage the asset-liability relationship.

Interest Rate Risk

        The Company is exposed to market rate risks associated with its investments and borrowings. Market risk represents the risk of loss in value of a financial instrument resulting from changes in interest rates and equity prices.

        As of December 31, 2002, the Company's investment securities at market value, totaled $5.3 billion, of which 89.6% was invested in fixed-income securities and the remaining 10.4% was invested in equity securities. As of December 31, 2001, the Company's investment securities at market value totaled $3.8 billion, of which 87.5% was invested in fixed-income securities and the remaining 12.5% was invested in equity securities. The Company has evaluated the net impact to the fair value of its fixed-income investments from a hypothetical change in all interest rates of 100, 200 and 300 basis points ("bp"). In doing so, optionality was addressed through Monte Carlo simulation of the price behavior of securities with embedded options. In addressing prepayments on mortgage-backed securities, the model follows the normal market practice of estimating a non-interest rate sensitive component (primarily related to relocations) and an interest-sensitive component (primarily related to refinancings) separately. The model is based on statistical techniques applied to historical prepayment and market data, and then incorporates forward-looking mortgage market research and judgments about future prepayment behavior. Changes in the fair value of the investment portfolio, net of tax, are reflected in the balance sheet through stockholders' equity. The results of this analysis as of December 31, 2002 are shown in the table below. The table also shows the change in valuation of the $200.0 million notional amount 6 3/8% fixed for LIBOR-based floating interest rate swap agreement for the year ended December 31, 2002.

	Increase (decrease) in fair value given an interest rate increase of:
	100 bp	200 bp	300 bp
	(In millions)
Fixed-Income Portfolio	$(119.5)	$(263.9)	$(420.0)
Valuation of Interest Rate Swap Agreement	(5.9)	(11.6)	(17.0)

	$(125.4)	$(275.5)	$(437.0)

        Results as of December 31, 2001 are shown in the table below. The table also shows the cumulative change in valuation of the $150.0 million and $50.0 million notional amount floating-for-fixed interest rate swap agreements for the year ended December 31, 2001.

	Increase (decrease) in fair value given an interest rate increase of:
	100 bp	200 bp	300 bp
	(In millions)
Fixed Income Portfolio	$(120.0)	$(236.3)	$(346.8)
Valuation of Interest Rate Swap Agreements	4.8	9.4	13.8

	$(115.2)	$(226.9)	$(333.0)

        The Company believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Company holds its bonds as "available for sale" for purposes of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" the Company's cash flows and the short duration of its investment portfolio should allow it to hold securities to maturity, thereby avoiding the recognition of losses should interest rates rise significantly.

Interest Rate Swap Agreements

        On January 15, 2002, the Company entered into a $200.0 million notional amount interest rate swap agreement with respect to its 2006 Notes. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. For the year ended December 31, 2002, the Company recognized settlement income of $6.5 million from this swap agreement. (See Note 9 to the Consolidated Financial Statements.)

        The Company has from time to time entered into additional interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. As of December 31, 2001, the Company had entered into $200.0 million of floating to fixed-rate swap agreements, which consisted of a $150.0 million notional amount swap agreement at 6.99% and a $50.0 million notional amount swap agreement at 7.06%. As of December 31, 2001, the Company also had $235.0 million of LIBOR-based floating rate debt outstanding. In September 2002, the Company terminated these two fixed-rate swap agreements with an aggregate cash settlement of $17.6 million, of which $1.8 million was accrued interest and the remaining $15.8 million represented the fair value of the swap agreements at the time of termination. (See Note 16 to the Consolidated Financial Statements for further discussion.)

Equity Price Risk

        As of December 31, 2002 and 2001, the Company's equity securities were comprised primarily of domestic stocks. Assuming an immediate decrease of 10% in market value, as of December 31, 2002 and 2001, the hypothetical pre-tax loss in fair value of stockholders' equity is estimated to be approximately $54.9 million and $47.8 million, respectively.

Foreign Exchange Risk

        The Company has generally hedged the foreign exchange risk associated with its fixed-income portfolio. The Company uses short-term foreign exchange contracts to hedge the risk associated with certain fixed-income securities denominated in foreign currencies. Therefore, the Company believes that there is minimal risk to the fixed-income portfolio due to currency exchange rate fluctuations. As of December 31, 2001, however, the Company had liquidated its non-dollar foreign bond holdings and entered into a hedge to offset the remaining currency hedge.

        The Company does not hedge its foreign exchange risk arising from equity investments denominated in foreign currencies. Assuming a foreign exchange loss of 10% across all foreign equity investments, the net hypothetical pre-tax loss in fair value as of December 31, 2002 and 2001, was estimated to be $8.4 million and $6.6 million, respectively.

WellPoint Health Networks Inc.
Quarterly Selected Financial Information
(Unaudited)

	As of and for the Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(In thousands, except per share data and membership data)

Total revenues	$3,943,010	$4,299,073	$4,515,125	$4,581,332
Operating income	262,592	311,019	379,235	326,058
Income before provision for income taxes and extraordinary items	235,184	280,068	348,171	299,979
Income before extraordinary items	141,100	167,963	208,892	179,976
Net income	$141,100	$170,747	$211,256	$179,976

Per Share Data:
Income before extraordinary items:
Earnings per share	$1.01	$1.16	$1.44	$1.22

Earnings per share assuming full dilution	$0.97	$1.10	$1.37	$1.18

Net income:
Earnings per share	$1.01	$1.18	$1.45	$1.22

Earnings per share assuming full dilution	$0.97	$1.12	$1.38	$1.18

Medical membership(A)	12,854,547	13,042,368	13,051,791	13,223,339

	As of and for the Quarter Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(In thousands, except per share data and membership data)

Total revenues	$2,615,453	$3,145,406	$3,245,472	$3,422,316
Operating income	180,656	201,550	217,809	223,210
Income before provision for income taxes	159,151	169,381	183,820	186,230
Net income	$96,503	$99,929	$108,446	$109,868

Per Share Data(B):
Earnings per share	$0.77	$0.79	$0.85	$0.86

Earnings per share assuming full dilution	$0.74	$0.76	$0.82	$0.83

Medical membership(C)	10,089,576	10,156,082	10,314,176	10,528,047

(A)
Medical membership numbers as of March 31, 2002 as reported in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002 have been revised to exclude 164,493 behavioral health members, 9,345 flexible spending account members and 3,205 dental members associated with the RightCHOICE acquisition. The revised medical membership numbers also reflect a reduction of 12,607 behavioral health members from two Company-owned rental networks. All of these members were previously reported as medical members.

(B)
Per share data for each period presented has been restated to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

(C)
Medical membership numbers as of March 31, 2001, June 30, 2001, September 30, 2001, and December 31, 2001 as reported in the Company's quarterly reports on Form 10-Q for the quarterly periods ended such dates and in the Company's annual report on Form 10-K for the year ended December 31, 2001 have been adjusted to include members from two Company-owned or Company-controlled rental networks as well as the Company's proportionate share of members associated with a joint venture providing Medicaid services in Puerto Rico. Total members associated with these entities were 325,747, 320,991, 321,412 and 381,102 as of March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, respectively.

Report of Independent Accountants

To Stockholders and Board of Directors
WellPoint Health Networks Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and consolidated statements of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of WellPoint Health Networks Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 7 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Accordingly, the Company ceased amortizing goodwill and indefinite lived intangible assets as of January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Los Angeles, California January 31, 2003, except Note 24 as to which the date is March 5, 2003

WellPoint Health Networks Inc.

Consolidated Balance Sheets

	December 31,
	2002	2001
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$1,355,616	$1,028,476
Investment securities, at market value	5,282,887	3,832,982
Receivables, net	1,223,232	841,722
Deferred tax assets, net	142,149	79,063
Other current assets	208,711	90,398

Total Current Assets	8,212,595	5,872,641
Property and equipment, net	346,351	222,080
Intangible assets, net	737,461	430,488
Goodwill, net	1,691,771	661,346
Long-term investments, at market value	134,274	124,611
Deferred tax assets, net	—	54,486
Other non-current assets	180,083	106,481

Total Assets	$11,302,535	$7,472,133

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical claims payable	$2,422,331	$1,934,620
Reserves for future policy benefits	68,907	62,739
Unearned premiums	495,508	332,813
Accounts payable and accrued expenses	1,144,662	783,026
Experience rated and other refunds	251,743	255,570
Income taxes payable	140,881	64,654
Security trades pending payable	428,851	175,541
Other current liabilities	798,966	456,842

Total Current Liabilities	5,751,849	4,065,805
Accrued postretirement benefits	123,042	94,124
Reserves for future policy benefits, non-current	214,328	222,406
Long-term debt	1,011,578	837,957
Deferred tax liabilities, net	18,924	—
Other non-current liabilities	206,117	119,262

Total Liabilities	7,325,838	5,339,554
Stockholders' Equity:
Preferred Stock—$0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common Stock—$0.01 par value, 300,000,000 shares authorized, 149,748,101 and 135,307,637 issued at December 31, 2002 and 2001, respectively (A)	1,497	714
Treasury stock, at cost, 2,697,958 and 7,474,305 shares at December 31, 2002 and 2001, respectively	(173,842)	(465,805)
Additional paid-in capital	1,812,004	1,002,193
Retained earnings	2,315,254	1,548,941
Accumulated other comprehensive income	21,784	46,536

Total Stockholders' Equity	3,976,697	2,132,579

Total Liabilities and Stockholders' Equity	$11,302,535	$7,472,133

(A)
Shares issued at December 31, 2001 have been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

See the accompanying notes to the consolidated financial statements.

WellPoint Health Networks Inc.
Consolidated Income Statements

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except earnings per share)
Revenues:
Premium revenue	$16,206,161	$11,577,170	$8,583,663
Management services and other revenue	818,375	609,693	451,847
Investment income	314,004	241,784	193,448

	17,338,540	12,428,647	9,228,958
Operating Expenses:
Health care services and other benefits	13,211,090	9,436,264	6,935,398
Selling expense	681,802	502,571	394,217
General and administrative expense	2,166,744	1,666,587	1,265,155

	16,059,636	11,605,422	8,594,770

Operating Income	1,278,904	823,225	634,188
Interest expense	60,416	49,929	23,978
Other expense, net	55,086	74,714	45,897

Income before Provision for Income Taxes and Extraordinary Items	1,163,402	698,582	564,313
Provision for income taxes	465,471	283,836	222,026

Income before Extraordinary Items	697,931	414,746	342,287
Extraordinary Items:
Gain from negative goodwill on acquisition	8,950	—	—
Loss on early extinguishment of debt, net of tax benefit of $2,534	(3,802)	—	—

	5,148	—	—

Net Income	$703,079	$414,746	$342,287

Earnings Per Share(A):
Income before Extraordinary Items	$4.84	$3.27	$2.74
Extraordinary gain from negative goodwill on acquisition	0.06	—	—
Extraordinary loss on early extinguishment of debt, net of tax	(0.03)	—	—

Net income	$4.87	$3.27	$2.74

Earnings Per Share Assuming Full Dilution(A):
Income before Extraordinary Items	$4.64	$3.15	$2.64
Extraordinary gain from negative goodwill on acquisition	0.06	—	—
Extraordinary loss on early extinguishment of debt, net of tax	(0.03)	—	—

Net income	$4.67	$3.15	$2.64

(A)
Per share data for the years ended December 31, 2001 and 2000 have been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

See the accompanying notes to the consolidated financial statements.

WellPoint Health Networks Inc.

Consolidated Statements of Changes in Stockholders' Equity

		Common Stock
		Issued		In Treasury				Accumulated Other Comprehensive Income
	Preferred Stock					Additional Paid-in Capital	Retained Earnings
		Shares	Amount	Shares	Amount				Total
					(In thousands)
Balance as of January 1, 2000	$—	71,391	$714	7,765	$(481,331)	$955,016	$854,642	$(16,341)	$1,312,700
Stock grants to employees and directors				(15)	1,013				1,013
Stock issued for employee stock option and stock purchase plans				(1,668)	118,396	28,012			146,408
Stock repurchased, at cost				2,484	(174,602)				(174,602)
Net losses from treasury stock reissued							(51,465)		(51,465)
Comprehensive income
Net income							342,287		342,287
Other comprehensive income, net of tax
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								68,045	68,045
Foreign currency adjustments, net of tax								31	31

Total comprehensive income							342,287	68,076	410,363

Balance as of December 31, 2000	$—	71,391	$714	8,566	$(536,524)	$983,028	$1,145,464	$51,735	$1,644,417
Stock grants to employees and directors				(14)	886				886
Stock issued for employee stock option and stock purchase plans				(1,153)	77,266	19,165			96,431
Stock repurchased, at cost				75	(7,433)				(7,433)
Net losses from treasury stock reissued							(11,269)		(11,269)
Comprehensive income (loss)
Net income							414,746		414,746
Other comprehensive income, net of tax
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								17,569	17,569
Foreign currency adjustments, net of tax								(262)	(262)
Minimum pension liability adjustment, net of tax								(22,506)	(22,506)

Total comprehensive income (loss)							414,746	(5,199)	409,547

Balance as of December 31, 2001	$—	71,391	$714	7,474	$(465,805)	$1,002,193	$1,548,941	$46,536	$2,132,579
Stock grants to employees and directors				(78)	4,944				4,944
Stock issued for employee stock option and stock purchase plans				(3,787)	232,384	67,617			300,001
Stock repurchased, at cost				4,625	(304,342)				(304,342)
Proceeds from sale of put options						3,135			3,135
Stock issued in connection with acquisition of RightCHOICE Managed Care, Inc.		2,718	27	(5,536)	358,977	687,105	62,979		1,109,088
100% Stock Dividend on March 15, 2002		72,921	729			(729)			—
Stock issued under zero coupon convertible subordinated debentures redemption call		2,718	27			140,058			140,085
Net losses from treasury stock reissued						(87,375)	255		(87,120)
Comprehensive income (loss)
Net income							703,079		703,079
Other comprehensive income, net of tax
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								8,766	8,766
Minimum pension liability adjustment, net of tax								(33,518)	(33,518)

Total comprehensive income (loss)							703,079	(24,752)	678,327

Balance as of December 31, 2002	$—	149,748	$1,497	2,698	$(173,842)	$1,812,004	$2,315,254	$21,784	$3,976,697

See the accompanying notes to the consolidated financial statements.

WellPoint Health Networks Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Income before extraordinary items	$697,931	$414,746	$342,287
Adjustments to reconcile income before extraordinary items to net cash provided by operating activities:
Depreciation and amortization, net of accretion	115,014	110,157	75,402
(Gain) loss on sales of assets, net	(44,592)	13,283	24,170
(Benefit) provision for deferred income taxes	(33,484)	15,915	(61,188)
Amortization of deferred gain on sale of building	(4,057)	(4,426)	(4,426)
Accretion of interest on Zero Coupon Convertible Subordinated Debentures and 6 3/8% Notes due 2012 and 6 3/8% Notes due 2006	2,745	3,128	2,971
(Increase) decrease in certain assets:
Receivables, net	(53,294)	18,365	(162,375)
Other current assets	(105,735)	(20,892)	1,829
Other non-current assets	(33,607)	(9,126)	(5,324)
Increase (decrease) in certain liabilities:
Medical claims payable	312,352	109,676	367,189
Reserves for future policy benefits	(3,914)	(48,307)	(23,424)
Unearned premiums	75,364	66,812	1,460
Accounts payable and accrued expenses	258,716	94,663	61,856
Experience rated and other refunds	(3,827)	2,315	26,659
Income taxes payable	98,153	(32,256)	(30,070)
Other current liabilities	103,028	81,199	20,692
Accrued postretirement benefits	8,114	3,047	2,607
Other non-current liabilities	12,111	(12,135)	7,634

Net cash provided by operating activities	1,401,018	806,164	647,949

Cash flows from investing activities:
Investments purchased	(6,501,314)	(4,914,118)	(3,427,465)
Proceeds from investments sold	5,576,358	4,628,088	2,979,906
Proceeds from investments matured	62,188	74,972	86,412
Property and equipment purchased	(101,513)	(92,937)	(46,891)
Proceeds from property and equipment sold	6,789	8,481	2,358
Acquisition of new businesses, net of cash acquired	(349,011)	(561,652)	(151,748)

Net cash used in investing activities	(1,306,503)	(857,166)	(557,428)

Cash flows from financing activities:
Net (repayment) borrowing of long-term debt under the revolving credit facility	(235,000)	(15,000)	50,000
Net borrowing of commercial paper	199,759	—	—
Net borrowing of long-term debt under 6 3/8% Notes due 2006	—	448,974	—
Net borrowing of long-term debt under 6 3/8% Notes due 2012	348,905	—	—
Cash paid on redemption of Zero Coupon Convertible Subordinated Debentures	(18,967)	—	—
Change in advances on securities lending deposits	86,635	—	—
Proceeds from issuance of Common Stock	152,500	86,048	95,956
Proceeds from sale of put options	3,135	—	—
Common Stock repurchased	(304,342)	(7,433)	(174,602)

Net cash provided by (used in) financing activities	232,625	512,589	(28,646)

Net increase in cash and cash equivalents	327,140	461,587	61,875
Cash and cash equivalents at beginning of year	1,028,476	566,889	505,014

Cash and cash equivalents at end of year	$1,355,616	$1,028,476	$566,889

See the accompanying notes to the consolidated financial statements.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

1.    ORGANIZATION

        WellPoint Health Networks Inc. (the "Company" or "WellPoint") is one of the nation's largest publicly traded managed health care companies. As of December 31, 2002, WellPoint had approximately 13.2 million medical members and approximately 48.1 million specialty members. Through its subsidiaries, the Company offers a broad spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets. The Company's managed care plans include preferred provider organizations ("PPOs"), health maintenance organizations ("HMOs"), point-of-service ("POS") plans, other hybrid medical plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial service, network access, medical management and claims processing. The Company also provides a broad array of specialty and other products and services including pharmacy, dental, vision, life insurance, preventive care, disability, behavioral health, COBRA and flexible benefits account administration. The Company markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia, in various parts of Missouri (including the greater St. Louis area) under the name Blue Cross Blue Shield of Missouri and in various parts of the country under the name UNICARE or HealthLink. The Company holds the exclusive right in California to market its products under the Blue Cross name and mark and in Georgia and in 85 counties in Missouri (including the greater St. Louis area) to market its products under the Blue Cross and Blue Shield names and marks. The Company's customer base is diversified, with extensive membership among large and small employer groups and individuals and in the Medicare and Medicaid markets.

2.    ACQUISITIONS

        In 1996, the Company began pursuing a nationwide expansion strategy through selective acquisitions and start-up activities in key geographic areas. More recently, the Company has focused on acquiring businesses that provide significant concentrations of members in strategic locations outside of California. In connection with this strategy, the Company completed its acquisitions of Methodist Care, Inc. ("MethodistCare") and RightCHOICE Managed Care, Inc. ("RightCHOICE") in 2002 and Cerulean Companies, Inc. ("Cerulean") in 2001.

        On April 30, 2002, the Company completed the acquisition of MethodistCare, which served over 70,000 members in Houston, Texas and surrounding areas at the time of acquisition. As a result of the acquisition, the Company recognized an extraordinary gain of $8.9 million, or $0.06 per share assuming full dilution, for the year ended December 31, 2002, due to an excess of the fair value of net assets over acquisition costs.

        On January 31, 2002, WellPoint completed its merger, through its wholly owned subsidiary, RWP Acquisition Corp., with RightCHOICE, the parent company of Blue Cross and Blue Shield of Missouri, which served approximately 2.2 million medical members as of January 31, 2002. Under the terms of the transaction, total consideration paid to all holders of RightCHOICE common stock and holders of employee stock options in the merger was approximately $379.1 million in cash and 16.5 million shares of WellPoint Common Stock. WellPoint issued approximately 11.1 million shares from treasury stock and the remaining 5.4 million shares from newly issued shares of WellPoint Common Stock. The total purchase price of approximately $1,503.7 million was used to purchase net assets with a fair value of approximately $308.8 million. This acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated results of operations of the Company include the results of RightCHOICE from the date of acquisition. As a result of the acquisition of RightCHOICE, the

Company estimates that it will incur $53.2 million in expenses primarily related to change-in-control payments to RightCHOICE management and transaction costs. Generally accepted accounting principles require that these expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Goodwill and other intangibles totaling $1,338.4 million includes $108.4 million of deferred and current tax liabilities relating to identified intangibles. With the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill and other intangible assets with indefinite useful lives are no longer amortized, but are instead subject to impairment tests. Identified intangibles with definite useful lives are being amortized on a straight-line basis or the timing of related cash flows over 15 to 20 years. The valuation process is not yet complete, pending completion of the Company's integration plan in the first quarter of 2003. As a result, the useful lives and method of amortization are only preliminary estimates. The current estimated purchase price allocation between goodwill and identifiable intangible assets is $1,072.3 million and $266.1 million, respectively. The entire goodwill amount of $1,072.3 million is not deductible for tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at date of acquisition.

As of January 31, 2002
(In millions)

Current assets	$601.9
Property, plant, and equipment	107.1
Intangible assets	266.1
Goodwill	1,072.3
Other long-term assets	32.8

Total assets acquired	2,080.2

Current liabilities	419.8
Long-term deferred tax liability	95.6
Other long-term liabilities	61.1

Total liabilities assumed	576.5

Net assets acquired	$1,503.7

        On March 15, 2001, the Company completed its acquisition of Cerulean, the parent company of Blue Cross and Blue Shield of Georgia, Inc., which served approximately 1.9 million medical members in the state of Georgia as of March 31, 2001. This acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated results of operations of the Company include the results of Cerulean from the date of acquisition. The cash purchase price was $700.0 million. As a result of the acquisition of Cerulean, the Company incurred $134.5 million in expenses primarily related to change-in-control payments to Cerulean management and transaction costs. Generally accepted accounting principles require that these expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Cash of $200.0 million and debt of $500.0 million were used to purchase net assets with a fair value of approximately $334.8 million.

Goodwill and other intangibles totaling $602.9 million includes $149.1 million of deferred and current tax liabilities relating to identified intangibles. Other intangibles with definite useful lives are being amortized using a straight-line basis or the timing of related cash flows over five to 25 years. The purchase price allocation between goodwill and identifiable intangible assets is $235.3 million and $367.6 million, respectively.

        In accordance with the requirements of Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), the following unaudited pro forma summary presents revenues, net income and per share data of WellPoint as if the acquisitions of Cerulean, RightCHOICE and MethodistCare had occurred on January 1, 2001. The pro forma information includes the results of operations for each acquired entity for the period prior to its acquisition, adjusted for interest expense on long-term debt incurred to fund the acquisitions, amortization of goodwill and intangible assets and the related income tax effects. The pro forma financial information for the year ended December 31, 2001 is presented under the requirements of APB Opinion No. 16, "Business Combinations," which allows for amortization of goodwill and other intangible assets with indefinite useful lives. The pro forma financial information for the year ended December 31, 2002 is presented under the requirements of SFAS No. 142, which eliminates the amortization of goodwill and other intangible assets with indefinite useful lives. For comparability purposes, the pro forma financial information for the year ended December 31, 2001 has also been presented under the requirements of SFAS No. 141.

        The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations had the Company been a single entity during the years ended December 31, 2002 and 2001, nor is it necessarily indicative of future results of operations. Pro forma earnings per share is based on 145.6 million and 143.4 million pro forma weighted average shares outstanding for years ended December 31, 2002 and 2001, respectively. Pro forma earnings per share assuming full dilution is based on 152.3 million and 150.1 million pro forma weighted average shares outstanding for the years ended December 31, 2002 and 2001, respectively.

	Year Ended December 31,
	2002 (SFAS 142)	2001 (APB 16)	2001 (SFAS 142)
	(In thousands, except per share data)
Revenues	$17,500,015	$14,294,133	$14,294,133
Adjusted Pro Forma Income before Extraordinary Items	$689,406	$415,440	$508,811
Adjusted Pro Forma Net Income	$685,604	$415,440	$517,761
Earnings Per Share:
Adjusted Pro Forma Income before Extraordinary Items	$4.74	$2.90	$3.55
Adjusted Pro Forma Net Income	$4.71	$2.90	$3.61
Diluted Earnings Per Share:
Adjusted Pro Forma Income before Extraordinary Items	$4.54	$2.78	$3.40
Adjusted Pro Forma Net Income	$4.52	$2.78	$3.46

        For the year ended December 31, 2001, the adjusted pro forma income before extraordinary items and adjusted pro forma net income includes a $14.0 million after-tax gain resulting from MethodistCare's sale of its investment in a limited liability partnership operating a large multi-practice medical group.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        As a managed health care organization, the Company derives the majority of its revenues from premiums received for providing prepaid health services and prepares its financial statements in accordance with the AICPA Audit and Accounting Guide for Health Care Organizations. The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with accounting principles generally accepted in the United States and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of the carrying value of the goodwill and intangible assets, medical claims payable, reserves for future policy benefits, experience rated refunds and contingent liabilities. While the Company believes that the carrying value of such assets and liabilities is adequate as of December 31, 2002 and 2001, actual results could differ from the estimates upon which the carrying values were based.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Cash Equivalents

        The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, bonds, foreign currency denominated forward exchange contracts and interest rate swap agreements. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions on a periodic basis. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 4.

Investments

        Investment securities consist primarily of U.S. Treasury and agency securities, foreign currency denominated bonds, mortgage-backed securities, investment grade and non-investment grade corporate bonds, equity securities and venture capital. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current without regard to contractual maturity dates.

        Long-term investments consist primarily of restricted assets, certain equities and other investments. Restricted assets, at market value, included in long-term investments at December 31, 2002 and 2001 were $104.0 million and $106.6 million, respectively, and consisted of investments on deposit with the California Department of Managed Health Care ("DMHC"). These deposits consisted primarily of

U.S. Treasury and agency securities. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity.

        The Company has determined that its debt and equity securities are available-for-sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are included in other comprehensive income, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The first in-first out method is used in determining the cost of debt and equity securities sold.

        The Company evaluates all of its investments based on current market prices and economic conditions, declining market valuation and financial condition of the issuer. Investments that have declines in fair value below cost, which are judged to be other than temporary, are written down to estimated fair value. For the years ended December 31, 2002, 2001 and 2000 the Company recorded adjustments of approximately $41.9 million, $21.1 million and $18.3 million, respectively, related to these declines.

        The Company participates in securities lending programs whereby marketable securities in the Company's portfolio are transferred to an independent broker or dealer in exchange for collateral initially equal to at least 102% of the market value of securities on loan. The broker or dealer is required to deliver additional collateral if the market value of the collateral initially delivered falls below 100% of the market value of securities on loan.

        In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133," establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The new standard was adopted in the first quarter of 2001.

        The adoption of SFAS No. 133 on January 1, 2001, resulted in a pre-tax increase to other income of $0.1 million and an after-tax decrease to other comprehensive income of $4.2 million.

        The Company uses derivative instruments, specifically forward exchange contracts, to mitigate foreign currency risk associated with its foreign currency denominated investment portfolio. Forward exchange contracts are used to hedge the foreign currency risk between trade date and settlement date of foreign currency investment transactions. Gains and losses from such instruments are recognized in the Company's income statement at the settlement date.

        Forward exchange contracts are also used to hedge asset positions in foreign denominated securities. The unrealized gains and losses, net of deferred taxes, from such forward contracts and related hedging investments are reflected in other comprehensive income at the balance sheet dates. As of December 31, 2001, the Company no longer invested in foreign government securities.

Premiums Receivable

        Premiums receivable are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

Property and Equipment, Net

        Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease. Upon disposal of property and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts while the resulting gain or loss is reflected in current operations.

        Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs, payroll and payroll related cost for employees, incurred during the development stage, who are directly associated with each project are capitalized and amortized over a five-year period when placed into production.

Intangible Assets and Goodwill, Net

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The provisions of SFAS No. 141 also apply to all business combinations consummated after June 30, 2001. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and other intangible assets with indefinite useful lives. Rather, these assets are subject to impairment tests at least annually. Intangible assets with definite useful lives are being amortized using a straight-line basis or the timing of related cash flows over periods ranging from 5 to 25 years. An intangible asset subject to amortization must be reviewed for impairment pursuant to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See Note 7 for further discussion of the Company's intangible assets and goodwill.)

        The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill and other intangible assets with indefinite useful lives. In accordance with SFAS No. 142, the Company completed the transitional evaluation of its goodwill and other intangible assets at January 1, 2002 and the annual evaluation at December 31, 2002, and determined that there was no impairment loss.

Medical Claims Payable

        Medical claims payable include claims in process as well as provisions for the estimate of incurred but not reported claims and provisions for disputed claims obligations. Such estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. In developing its best estimate of medical claims payable, the Company consistently applies the principles and assumptions listed above from year to year, while also giving due consideration to the potential variability of these factors. Because medical claims payable includes various actuarially developed estimates, the Company's actual health care services expense may be more or less than the Company's previously developed estimates. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed, with any adjustments reflected in current operations.

        Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered. Management believes that its reserves for medical claims payable are adequate to satisfy its ultimate claim liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements of the Company.

        The Company's future results of operations will depend in part on its ability to predict and control health care costs through underwriting criteria, medical management, product design and negotiation of favorable provider and hospital contracts. The Company's ability to contain such costs may be adversely affected by changes in utilization rates, demographic characteristics, the regulatory environment, health care practices, inflation, new technologies, clusters of high-cost cases, continued consolidation of physician, hospital and other provider groups, acts of terrorism and bioterrorism or other catastrophes, including war and numerous other factors. The inability to mitigate any or all of the above-listed or other factors may adversely affect the Company's future profitability.

Reserves for Future Policy Benefits

        The estimate of reserves for future policy benefits relates to life and disability insurance policies written in connection with health care contracts. Reserves for future life benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves that the Company expects to pay within one year. The Company believes that its reserves for future policy benefits are adequate to satisfy its ultimate benefit liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements of the Company.

Postretirement Benefits

        The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits.

Interest Rate Swap Agreements

        The Company uses interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and costs associated with financial activities. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counterparties.

        The Company has used interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The interest rate swap agreements are contracts to exchange floating interest rate payments for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. The change in fair value of these instruments is included in investment income. In September 2002, the Company terminated and settled its interest rate swap agreements related to its floating rate debt under its revolving credit facility.

        In order to reduce interest expense associated with the 6 3/8% Notes due 2006, the Company, on January 15, 2002, entered into an interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate.

Income Taxes

        The Company's provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the consolidated financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

Recognition of Premium Revenue and Management Services and Other Revenue

        For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. Premiums include revenue from other contracts, which principally relate to minimum premium contracts, where revenue is recognized based upon the ultimate loss experience of the contract. These contracts obligate the Company to arrange for the provision of health care for the members covered by the related contract and exposes the Company to financial risk based upon its ability to manage health care costs below a contractual fixed attachment point. Premium revenue includes an adjustment for experience rated refunds based on an estimate of incurred claims. Experience rated refunds are paid based on contractual requirements.

        The Company's group life and disability insurance contracts are traditional insurance contracts, which are typically issued only in conjunction with a health care contract. Additionally, WellPoint has a limited number of indemnity health insurance contracts. All of these contracts provide insurance protection for a fixed period ranging from one month to a year. There is no specified commitment period for individual members under the health, life and disability contracts. Since the company assumes the risk of both medical and administrative costs for its members in return for premium revenue, contracts with overdue payments are generally automatically cancelled to the extent permitted under applicable law. For small and large employer groups, the commitment period is generally one year. The Company has the ability at a minimum to adjust the provisions of the contract at the end of the contract period. As a result, the Company's insurance contracts are considered short-duration contracts. Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheet as unearned premiums.

        Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under administrative service contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and pay earned administrative fees. Because benefit expenses are not the obligation of the Company, premium revenue and benefit expenses for these contracts are not included in the Company's financial statements. Administrative service fees received from employer groups are included in the Company's revenues. Revenues from PrecisionRx, a mail order pharmacy acquired in December 2000, are shown net of pharmaceutical costs. Gross pharmaceutical sales for the years ended December 31, 2002, 2001 and 2000 were $308.1 million, $200.3 million and $11.0 million, respectively. The pharmaceutical costs for the years ended December 31, 2002, 2001 and 2000 were $278.3 million, $186.8 million and $10.3 million, respectively.

        The Company owns a pharmacy benefit management company, which generates revenues by negotiating lower drug costs for the Company as well as other external health plan sponsors. The member generally pays a copayment to the retail pharmacy and the pharmacist fills the prescription. The Company does not record the copayments as part of its revenue or costs.

Loss Contracts

        The Company monitors its contracts for the provision of medical care and recognizes losses on those contracts when it is probable that expected future health care and maintenance costs, under a group of existing contracts, will exceed anticipated future premiums on those contracts. The estimation of future health care medical costs includes all costs related to the provision of health care to members covered by the related group of contracts. In determining whether a loss has been incurred, the Company reviews contracts either individually or collectively, depending upon the Company's method of establishing premium rates for such contracts.

        The Company further monitors its life insurance contracts and recognizes losses on those contracts for which estimated future claims costs and maintenance costs exceed the related unearned premium.

Health Care Services and Other Benefits

        Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

Acquisition Costs

        Acquisition costs are those costs, such as commissions and other costs, that vary with and are primarily related to the acquisition of new and renewal insurance contracts. Commissions paid to outside brokers and agents representing the Company associated with health contracts are not deferred, but rather, expensed as incurred in accordance with the AICPA Audit and Accounting Guide for Health Care Organizations. The Company's life and disability product offerings have traditional insurance aspects, which require consideration under Statement of Financial Accounting Standards No. 60, "Accounting and Reporting by Insurance Enterprises" ("SFAS No. 60"). These products, however, are primarily offered to large group employers where selling expense is not incremental because the Company's existing staff supports all marketing efforts and, therefore, the selling expense of these products does not qualify for deferral under SFAS No. 60.

Advertising Costs

        The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately $76.3 million, $59.6 million and $61.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Earnings Per Share

        Basic earnings per share is computed excluding the impact of potential Common Stock and earnings per share assuming full dilution is computed including the impact of potential Common Stock.

Stock Split

        On March 15, 2002, WellPoint effected a two-for-one split of the Company's Common Stock. The stock split was in the form of a stock dividend of one additional share of WellPoint Common Stock for each share outstanding. Except for the Consolidated Statements of Changes in Stockholders' Equity, all share and per share data for all periods presented herein have been adjusted to give effect to the stock split.

Stock-Based Compensation

        At December 31, 2002, the Company had three stock-based employee compensation plans: the 1999 Stock Incentive Plan, the 2000 Employee Stock Option Plan and the Employee Stock Purchase Plan. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related FASB interpretations. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of the grant over the amount an employee must pay to acquire the stock. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant. The following table illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
	(In millions, except per share amounts)
Net income—as reported	$703.1	$414.7	$342.3
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(53.1)	(33.0)	(26.6)

Net income—pro forma	$650.0	$381.7	$315.7

Earnings per share—as reported	$4.87	$3.27	$2.74
Earnings per share—pro forma	$4.51	$3.01	$2.52
Earnings per share assuming full dilution—as reported	$4.67	$3.15	$2.64
Earnings per share assuming full dilution—pro forma	$4.32	$2.90	$2.44

        The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. (See Note 12 for information regarding activity in the Company's stock plans and the assumptions used in the fair value based method depicted above.)

Comprehensive Income

        Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income and net unrealized gains or losses on available-for-sale securities, foreign currency adjustments and adjustments to minimum pension liabilities. Comprehensive income is net of reclassification adjustments to adjust for items currently included in net income, such as realized gains on investment securities.

Reclassifications

        Certain amounts in the prior years consolidated financial statements have been reclassified to conform to the 2002 presentation.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"). SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations" and Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." Under SFAS No. 141, all business combinations must be accounted for using the purchase method and the use of the pooling of interests method is prohibited. The provisions of the new standard apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 by the Company did not have a material effect on the consolidated financial statements of the Company.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." The new rules change the accounting methodology for goodwill from a model that amortizes goodwill to one that evaluates it for impairment. Amortization of goodwill, including previously recorded goodwill, ended upon adoption of the new rules by the Company. The new rules also eliminate amortization of other intangibles with indefinite useful lives, but these assets are also subject to impairment tests. SFAS No. 142 became effective for fiscal years beginning after December 15, 2001. Upon adoption of SFAS No. 142 on January 1, 2002, and again on December 31, 2002, the Company completed the evaluation of its goodwill and other intangible assets and determined that there was no impairment loss. Amortization of goodwill and other intangibles for the years ended December 31, 2002, 2001 and 2000 totaled $38.0 million, $63.1 million and $38.1 million, respectively. Adoption of SFAS No. 142 accounted for $41.3 million of the amortization decrease in the year ended December 31, 2002 as compared to the year ended December 31, 2001, offset by a net increase in amortization of intangible assets with definite useful lives of $16.2 million, which was primarily due to the RightCHOICE and Cerulean acquisitions. The increase in amortization of goodwill and other intangibles in 2001 as compared to 2000 was primarily due to the Cerulean acquisition.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 became effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 on January 1, 2003. The provisions of SFAS No. 143 require companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The adoption of SFAS No. 143 did not have a material effect on the consolidated financial statements of the Company.

        In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 became effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30") for the disposal of a segment of business (as previously defined in that opinion). SFAS No. 144 retains the basic principles of SFAS No. 121 for long-lived assets to be disposed of by sale or held and used and broadens discontinued operations presentation to include a component of an entity that is held for sale or that has been disposed. Components must have operations and cash flows that can be clearly distinguished from the rest of the entity. The adoption of SFAS No. 144 did not have any impact on the Company's financial results for the year ended December 31, 2002.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS No. 145"). With the rescission of FASB Statement No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 are required to be applied for fiscal years beginning after May 15, 2002. The Company has determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. The Company does not believe the other provisions within SFAS No. 145 will have a material effect on its consolidated financial statements.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"). The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company does not believe the adoption of SFAS No. 146 will have a material effect on its consolidated financial statements.

        In October 2002, the FASB amended the rules regarding accounting for certain acquisitions of financial institutions under Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("SFAS No. 72"), SFAS No. 144 and FASB Interpretation No. 9, through the issuance of Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"). Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, SFAS No. 147 amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS No. 147 became effective on October 1, 2002. The Company believes that the adoption of SFAS No. 147 will have no significant impact on its results of operations or financial position.

        In December 2002, the FASB amended the transition and disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), through the issuance of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148"). SFAS No. 148 amends the disclosures that a company is required to make in its annual financial statements and requires, for the first time, certain disclosures in interim financial reports. In addition to the disclosures required by SFAS No. 123, a company must disclose additional information as part of its Summary of Significant Accounting Policies. These disclosures are required regardless of whether a company is using the intrinsic value method under APB Opinion No. 25, "Accounting for Stock Issued to Employees" or the fair value based method under SFAS No. 123 to account for its stock-based employee compensation. SFAS No. 148 also provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The Company plans to continue to account for stock-based employee compensation under the intrinsic value based method and to provide disclosure of the impact of the fair value based method on reported income.

4.    INVESTMENTS

Investment Securities

        The Company's investment securities consisted of the following:

	December 31, 2002
		Gross Unrealized
	Cost or Amortized Cost			Estimated Fair Value
		Gains	Losses
	(In thousands)
U.S. Treasury and agency securities	$673,443	$17,599	$165	$690,877
Municipal securities	102,756	2,961	56	105,661
Mortgage-backed securities	1,436,689	42,811	706	1,478,794
Corporate and other securities	2,335,978	129,615	7,512	2,458,081

Total debt securities	4,548,866	192,986	8,439	4,733,413
Equity and other investments	599,065	16,299	65,890	549,474

Total investment securities	$5,147,931	$209,285	$74,329	$5,282,887

	December 31, 2001
		Gross Unrealized
	Cost or Amortized Cost			Estimated Fair Value
		Gains	Losses
	(In thousands)
U.S. Treasury and agency securities	$427,013	$12,901	$421	$439,493
Municipal securities	730	21	—	751
Mortgage-backed securities	906,022	15,413	1,459	919,976
Corporate and other securities	1,964,773	42,106	12,572	1,994,307

Total debt securities	3,298,538	70,441	14,452	3,354,527
Equity and other investments	408,450	88,863	18,858	478,455

Total investment securities	$3,706,988	$159,304	$33,310	$3,832,982

        The amortized cost and estimated fair value of debt securities as of December 31, 2002, based on contractual maturity dates, are summarized below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$193,138	$197,310
Due after one year through five years	1,660,367	1,724,033
Due after five years through ten years	1,211,159	1,277,851
Due after ten years	1,484,202	1,534,219

Total debt securities	$4,548,866	$4,733,413

        For the years ended December 31, 2002, 2001 and 2000, proceeds from the sales and maturities of debt securities were $5,106.6 million, $4,534.7 million and $2,760.8 million, respectively. For the year ended December 31, 2002, gross realized gains and gross realized losses from sales of debt securities were $84.8 million and $84.2 million, respectively. Gross gains of $54.2 million and gross losses of $41.6 million were realized on the sales of debt securities for the year ended December 31, 2001. In 2000, gross realized gains and gross realized losses from sales of debt securities were $12.0 million and $28.8 million, respectively. For debt security investments with declines in fair value below cost, which the Company judged to be other than temporary, the Company recorded write-downs of approximately $27.9 million, $9.0 million and $2.5 million, for the years ended December 31, 2002, 2001 and 2000, respectively.

        For the years ended December 31, 2002, 2001 and 2000, proceeds from the sales of equity securities were $531.9 million, $168.4 million and $310.3 million, respectively. In 2002, gross realized gains and gross realized losses on the sales of equity securities were $105.7 million and $50.9 million, respectively. Gross gains of $6.4 million and gross losses of $23.3 million were realized on the sales of equity securities in 2001. For 2000, gross realized gains and gross realized losses on the sales of equity securities were $11.0 million and $15.3 million, respectively. For equity and other investments with declines in fair value below cost, which the Company judged to be other than temporary, the Company recorded write-downs of approximately $14.0 million, $12.1 million and $15.8 million, for the years ended December 31, 2002, 2001 and 2000, respectively.

        Securities on loan under the Company's securities lending programs are included in its cash and investment portfolio shown on the accompanying consolidated balance sheets. Under these programs, brokers and dealers who borrow securities are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 2002 and 2001 was $197.4 million and $110.8 million, respectively, and income earned on security lending transactions for the years ended December 31, 2002, 2001 and 2000 was $0.3 million for each of such years.

Long-term Investments

        The Company's long-term investments consisted of the following:

		Gross Unrealized
	December 31, 2002
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
Mortgage-backed securities	$42,599	$1,134	$—	$43,733
Money market funds	60,231	—	—	60,231
Equity and other investments	30,310	—	—	30,310

Total long-term investments	$133,140	$1,134	$—	$134,274

		Gross Unrealized
	December 31, 2001
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
Mortgage-backed securities	$97,365	$2,779	$—	$100,144
Equity and other investments	24,467	—	—	24,467

Total long-term investments	$121,832	$2,779	$—	$124,611

        At December 31, 2002, the Company's debt securities with contractual maturity dates occurring through 2007 had an amortized cost of $42.6 million and a market value of $43.7 million. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Long-term investments consist primarily of restricted assets, certain equities and other investments.

5.    RECEIVABLES, NET

        Receivables consisted of the following:

	December 31,
	2002	2001
	(In thousands)
Premiums receivable	$595,219	$442,503
Investment income and other receivables	729,754	487,745

	1,324,973	930,248
Less: allowance for doubtful accounts	101,741	88,526

Receivables, net	$1,223,232	$841,722

6.    PROPERTY AND EQUIPMENT, NET

        Property and equipment, at cost, consisted of the following:

	December 31,
	Useful Life	2002	2001
		(In thousands)
Equipment	5 years	$164,799	$135,863
Software	5 years	263,056	186,158
Leasehold improvements	Term of Lease	88,829	75,630
Furniture and fixtures	8 years	99,546	81,658
Building	30 years	86,112	14,427
Land		7,454	1,429

		709,796	495,165
Less: accumulated depreciation and amortization		363,445	273,085

Property and equipment, net		$346,351	$222,080

        Depreciation and amortization expense for the years ended December 31, 2002, 2001 and 2000 was $64.8 million, $45.4 million and $38.5 million, respectively.

7.    GOODWILL AND OTHER INTANGIBLE ASSETS

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The provisions of SFAS No. 141 also apply to all business combinations consummated after June 30, 2001. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and other intangible assets with indefinite useful lives. Rather, these assets are subject to impairment tests at least annually.

        The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill and other intangible assets with indefinite useful lives. In accordance with SFAS No. 142, the Company completed the transitional evaluation of its goodwill and other intangible assets at January 1, 2002 and the annual evaluation at December 31, 2002, and determined that there was no impairment loss. The following table shows net income and earnings per share adjusted to reflect the adoption of the non-amortization provisions of SFAS No. 142 as of the beginning of the respective periods:

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except per share amounts)
Reported net income	$703,079	$414,746	$342,287
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	32,173	14,681

Adjusted net income	$703,079	$446,919	$356,968

Reported earnings per share	$4.87	$3.27	$2.74
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	0.25	0.12

Adjusted earnings per share	$4.87	$3.52	$2.86

Reported earnings per share assuming full dilution	$4.67	$3.15	$2.64
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	0.24	0.11

Adjusted earnings per share assuming full dilution	$4.67	$3.39	$2.75

        The changes in the carrying amount of goodwill by reportable segment are as follows:

	Health Care	Specialty	Consolidated
	(In thousands)
Balance as of January 1, 2001	$402,297	$15,823	$418,120
Goodwill acquired during 2001	282,674	—	282,674
Final purchase accounting adjustments for Rush Prudential goodwill	(1,611)	—	(1,611)
2001 goodwill amortization expense	(36,985)	(852)	(37,837)

Balance as of December 31, 2001	$646,375	$14,971	$661,346
Goodwill acquired during 2002	1,074,322	—	1,074,322
Final allocation of Cerulean goodwill and acquired intangibles	(47,361)	—	(47,361)
Reclassification from other intangible assets, net of accumulated amortization of $2,005	3,464	—	3,464

Balance as of December 31, 2002	$1,676,800	$14,971	$1,691,771

        Upon adoption of SFAS No. 141, the Company reclassified $3.5 million of other intangible assets to goodwill since they did not meet the criteria for recognition apart from goodwill. The reclassification is for the assembled workforce intangible assets acquired from previous acquisitions.

        On January 31, 2002, WellPoint completed its merger with RightCHOICE as discussed in Note 2. As a result of the acquisition of RightCHOICE, the Company recorded $1,072.3 million of goodwill and $266.1 million of identifiable intangible assets. As of December 31, 2002, the valuation process was not yet complete and, therefore, the allocation between goodwill and other intangible assets recorded as of such date represented an estimate. The Company assumes no residual value for its amortizable intangible assets. Based on the preliminary valuation, the following table presents details of the acquired amortized and non-amortized intangible assets of RightCHOICE at cost as of December 31, 2002:

(In thousands)	Estimated Value	Useful Life (in years)	Weighted Average Useful Life (in years)
Amortized intangible assets:
Provider relationships with physicians	$4,377	20	20.0
Customer contracts and related customer relationships	90,613	15	15.0

Total amortized intangible assets	94,990		15.2
Non-amortized intangible assets:
Provider relationships with hospitals and ancillary facilities	5,072	Indefinite	Indefinite
Trade names and service marks	166,000	Indefinite	Indefinite

Total non-amortized intangible assets	171,072

Total other intangible assets	$266,062

        On March 15, 2001, the Company completed its acquisition of Cerulean as discussed in Note 2. As a result of the acquisition of Cerulean, the Company recorded $235.3 million of goodwill and $367.6 million of identifiable intangible assets. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of Cerulean at cost as of December 31, 2002:

(In thousands)	Estimated Value	Useful Life (in years)	Weighted Average Useful Life (in years)
Amortized intangible assets:
Software	$7,510	5	5.0
Provider relationships	12,050	20 to 25	23.0
Customer contracts and relationships	98,000	15	15.0

Total amortized intangible assets	117,560		15.2
Non-amortized intangible assets:
Provider relationships	12,050	Indefinite	Indefinite
Trade names and service marks	238,000	Indefinite	Indefinite

Total non-amortized intangible assets	250,050

Total other intangible assets	$367,610

        The gross carrying value, accumulated amortization and net carrying value of other intangible assets as of December 31, 2002 and 2001 were as follows (amounts in thousands):

As of December 31, 2002	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
Amortized intangible assets:
Provider relationships	$29,974	$3,871	$26,103	10 to 25 years
Customer contracts and related customer relationships	352,699	73,761	278,938	18 months to 20 years
Other	21,967	7,929	14,038	5 to 20 years

Total amortized intangible assets	404,640	85,561	319,079
Non-amortized intangible assets:
Provider relationships	17,122	98	17,024	Indefinite
Trade names and service marks	404,000	2,642	401,358	Indefinite

Total non-amortized intangible assets	421,122	2,740	418,382

Total other intangible assets	$825,762	$88,301	$737,461

As of December 31, 2001	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
Amortized intangible assets:
Provider relationships	$23,547	$2,509	$21,038	10 to 40 years
Customer contracts and related customer relationships	285,819	39,285	246,534	18 months to 20 years
Trade names and service marks	135,000	2,642	132,358	40 years
Other	38,477	7,919	30,558	5 to 20 years

Total amortized intangible assets	$482,843	$52,355	$430,488

        For the years ended December 31, 2002, 2001 and 2000, amortization expense relating to goodwill and other intangible assets was $38.0 million, $63.1 million and $38.1 million, respectively. The following table presents the Company's estimated annual amortization expense for amortized intangible assets for each of the years ending December 31, 2003, 2004, 2005, 2006 and 2007 (amounts in thousands). These estimates were calculated based on the gross carrying value of amortized intangible assets as of December 31, 2002 using the applicable amortization period.

For year ending December 31, 2003	$36,258
For year ending December 31, 2004	33,839
For year ending December 31, 2005	31,657
For year ending December 31, 2006	27,318
For year ending December 31, 2007	24,394

8.    MEDICAL CLAIMS PAYABLE

        The following table represents a reconciliation of changes in medical claims payable:

	2002	2001	2000
	(In thousands)
Medical claims payable as of January 1	$1,934,620	$1,566,569	$1,142,183
Medical claims reserves from businesses acquired during the period	175,359	258,375	57,197
Health care services expenses incurred during period:
Related to current year	13,338,984	9,422,974	6,785,312
Related to prior years	(409,941)	(276,531)	(124,324)

Total Incurred	12,929,043	9,146,443	6,660,988
Health care services payments during period:
Related to current year	11,426,772	8,061,957	5,527,954
Related to prior years	1,189,919	974,810	765,845

Total Payments	12,616,691	9,036,767	6,293,799

Medical claims payable as of December 31	$2,422,331	$1,934,620	$1,566,569

        The table above shows the components of changes in medical claims payable for the periods indicated. Medical claims payable includes claims in process as well as provisions for the estimate of incurred but not reported claims and provisions for disputed claims obligations. Such estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. In developing its best estimate of medical claims payable, the Company consistently applies the principles and assumptions listed above from year to year, while also giving due consideration to the potential variability of these factors.

        Because medical claims payable includes various actuarially developed estimates, the Company's actual health care services expense may be more or less than the Company's previously developed estimates. As shown in the table above, for each of the years ended December 31, 2002, 2001 and 2000, the amount shown on the line labeled "Health care services expenses incurred during period: Related to prior years" is negative, meaning that the Company's actual health care services expenses related to prior years were less than the estimates previously made by the Company. These changes in reserves are generally the result of ongoing analysis of recent loss development trends. Adjustments of prior-year estimates may result in additional health care services expenses or, as the Company experienced during each of the last three years, a reduction in health care services expenses in the period an adjustment is made. The impact of any reduction in health care services expenses may be offset as the Company establishes its accrual for current-year health care services expenses.

        The above medical claims payable table includes payables for capitated payment arrangements. The Company has two general types of capitation arrangements. The predominant type is the so-called "professional" capitation arrangement. Under professional capitation arrangements, the Company pays the health care provider, such as a participating medical group, a fixed amount per member per month, and the health care provider assumes the risk of the member's utilization of certain specified health care services. Typically, under professional capitation arrangements, the health care provider does not assume the risk of the member's utilization of any hospital-based services. The second type is the so-called "global" capitation arrangement. Under global capitation arrangements, the Company also pays the health care provider, such as a participating medical group, a fixed amount per member per month. However, under global capitation arrangements, the health care provider generally assumes the risk of the member's utilization of all health care services (subject to certain limited exceptions and state regulatory requirements). As of December 31, 2002, the Company had approximately 10 global capitation arrangements, covering approximately 2.1 million member months. In addition, one of the Company's subsidiaries owns a 51% equity interest in a community health partnership network (the "CHPN") operating in the greater Atlanta area. The CHPN is a locally based equity venture between the Company's subsidiary and local physician and hospital groups. The Company's subsidiary has entered into a global capitation arrangement with the CHPN. As of December 31, 2002, 2001 and 2000, approximately 535,000, 479,000 and 424,000 members, respectively, were covered by this arrangement.

        For the years ended December 31, 2002, 2001 and 2000, the Company's capitation expenses of $1,496.9 million, $1,198.0 million and $1,074.1 million represented 11.3%, 12.7% and 15.5%, respectively, of the Company's total health care services and other benefits expense. As of December 31, 2002 and 2001, the Company's capitation expenses payable of $137.0 million and $99.8 million represented 5.7% and 5.2%, respectively, of the Company's total medical claims payable.

9.    LONG-TERM DEBT

        The carrying amount of the Company's long-term indebtedness consisted of the following:

	December 31,
	2002	2001
	(In thousands)
6 3/8% Notes due 2006	$462,838	$449,070
6 3/8% Notes due 2012	348,982	—
Commercial paper program	199,758	—
Zero coupon convertible subordinated debentures	—	153,887
Revolving credit facility	—	235,000

Total long-term debt	$1,011,578	$837,957

6 3/8% Notes due 2012

        On January 16, 2002, the Company issued $350.0 million aggregate principal amount at maturity of 6 3/8% Notes due January 15, 2012 (the "2012 Notes"). The net proceeds of this offering totaled approximately $348.9 million. The net proceeds from the sale of the 2012 Notes were used to partially finance the RightCHOICE merger discussed in Note 2. The 2012 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year commencing July 15, 2002. Interest is computed on the basis of a 360-day year of twelve 30-day months. At December 31, 2002, the Company had $349.0 million (based upon the principal amount of $350.0 million less unamortized discount) of 2012 Notes outstanding. The related interest expense and amortization of discount and issue costs for the year ended December 31, 2002 totaled $22.2 million.

        The 2012 Notes may be redeemed, in whole or in part, at the Company's option at any time. The redemption price for any 2012 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2012 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2012 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury rate as determined by the Reference Treasury Dealer (J.P. Morgan Securities Inc. or Deutsche Banc Alex Brown or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2012 Notes to the redemption date.

6 3/8% Notes due 2006

        On June 15, 2001, the Company issued $450.0 million aggregate principal amount at maturity of 6 3/8% Notes due June 15, 2006 (the "2006 Notes"). The net proceeds of this offering totaled approximately $449.0 million. The net proceeds from the sale of the 2006 Notes were used for repayment of indebtedness under the Company's revolving credit facilities. The 2006 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year commencing December 15, 2001. Interest is computed on the basis of a 360-day year of twelve 30-day months. At December 31, 2002 and 2001, the Company had $449.3 million and $449.1 million (based upon the principal amount of $450.0 million less unamortized discount) of 2006 Notes outstanding. The related interest expense and amortization of discount and issue costs for the years ended December 31, 2002 and 2001 totaled $30.1 million and $16.4 million, respectively.

        The 2006 Notes may be redeemed, in whole or in part, at the Company's option at any time. The redemption price for any 2006 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2006 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2006 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury rate as determined by the designated Reference Treasury Dealer (Salomon Smith Barney Inc. or UBS Warburg LLC or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2006 Notes to the redemption date.

        With the intention of reducing the interest expense associated with its 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. The swap agreement expires June 15, 2006. As of December 31, 2002, the Company recognized a liability adjustment, for the change in the fair value of the interest rate swap agreement, of $13.6 million to the 2006 Notes. The Company recognized settlement income of $6.5 million for the year ended December 31, 2002 from this interest rate swap, which offset the Company's interest expense during 2002 (see Note 16).

        The 2012 and 2006 Notes are unsecured obligations and rank equally with all of the Company's existing and future senior unsecured indebtedness. All existing and future liabilities of the Company's subsidiaries are and will be effectively senior to the 2012 and 2006 Notes. The indenture governing the

2012 and 2006 Notes contains a covenant that limits the ability of the Company and its subsidiaries to create liens on any of their property or assets to secure certain indebtedness without also securing the indebtedness under the 2012 and 2006 Notes.

Revolving Credit Facility

        Effective as of March 30, 2001, the Company entered into two unsecured revolving credit facilities allowing aggregate indebtedness of $1.0 billion in principal amount. Upon execution of these facilities (collectively, the "revolving credit facility"), the Company terminated its prior $1.0 billion unsecured revolving facility. Borrowings under these facilities bear interest at rates determined by reference to the bank's base rate or London InterBank Offered Rate ("LIBOR") plus a margin determined by reference to the then-current rating of the Company's unsecured long-term debt by specified rating agencies. One facility, which provides for borrowings not to exceed $750.0 million at any time outstanding, expires as of March 30, 2006, although it may be extended for up to two additional one-year periods under certain circumstances. The other facility, which provides for borrowings not to exceed $250.0 million at any time outstanding, expires on March 28, 2003. Any amount outstanding under this facility as of March 28, 2003 may be converted into a one-year term loan at the option of the Company.

        Loans under the $250.0 million facility are made on a committed basis. Loans under the $750.0 million facility are made on a committed basis or pursuant to an auction bid process. The $750.0 million facility also contains sublimits for letters of credit and "swingline" loans. Each credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. During the year ended December 31, 2002, the Company repaid the entire outstanding principal balance under the revolving credit facility of $235.0 million at December 31, 2001, which had an effective interest rate at the time of repayment of 2.76%. This repayment was funded in part by the Company's incurrence of indebtedness described below under the heading "Commercial Paper Program."

        Each credit agreement provides for interest on borrowings at rates determined by reference to the bank's base rate or to LIBOR plus a margin determined by reference to the Company's senior unsecured long-term debt rating by specified rating agencies. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the senior unsecured long-term debt ratings by specified rating agencies.

Zero Coupon Convertible Subordinated Debentures

        On July 2, 1999, the Company issued $299.0 million aggregate principal amount at maturity of zero coupon convertible subordinated debentures due 2019 (the "Debentures"). The proceeds totaled approximately $200.8 million. The Debentures accreted interest at a yield to maturity of 2.0% per year compounded semi-annually. Holders had the option to convert the Debentures into the Company's Common Stock at any time prior to maturity at a rate of 13.594 shares per $1,000 principal amount at maturity. In lieu of delivering shares of Common Stock upon conversion of any Debentures, the Company had the option to pay cash for the Debentures in an amount equal to the last reported sales price of its Common Stock on the trading day preceding the conversion date. The Debentures were subordinated in right of payment to all existing and future senior indebtedness.

        On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company's Debentures for cash. The Company did not repurchase any Debentures during the year ended December 31, 2001.

        As of December 31, 2001, the Company had $153.9 million (based upon the original issue price plus accreted interest) of Debentures outstanding. As of December 31, 2001, accreted interest related to the Debentures since the issuance date was $7.5 million.

        During the nine months ended September 30, 2002, Debentureholders converted $18.0 million in aggregate principal amount at maturity of the Company's Debentures with a carrying value (including accreted interest) of $12.6 million. In lieu of delivering shares of Common Stock upon conversion of these Debentures, the Company elected to pay cash of $18.9 million, which resulted in an extraordinary after-tax loss of $3.8 million, as shown on the Company's Consolidated Income Statements.

        On October 2, 2002, the Company announced that it had elected to redeem the Debentures as of October 28, 2002. Substantially all of the Debentures outstanding at that time, which approximated $200.0 million principal amount at maturity, were tendered for conversion into 2.7 million shares of the Company's Common Stock prior to the redemption date of October 28, 2002. The market value of the Common Stock valued upon conversion totaled approximately $229.5 million (based upon the fair market value of the Common Stock at the time of conversion). Approximately $50,000 principal amount at maturity of the Debentures were settled in cash. This conversion did not have an extraordinary income statement impact.

        For the years ended December 31, 2002 and 2001, $2.5 million and $3.0 million, respectively, of interest related to the Debentures was accreted.

Commercial Paper Program

        In April 2002, the Company commenced a commercial paper program providing for the issuance of up to $1.0 billion in aggregate maturity value of short-term indebtedness (known generally as "commercial paper"). The commercial paper is being issued by the Company without registration under the Securities Act of 1933, as amended (the "1933 Act") in reliance upon the exemption from registration contained in Section 4(2) of the 1933 Act. The commercial paper is issued in denominations of $100,000 or integral multiples of $1,000 in excess thereof and will bear such interest rates, if interest-bearing, or will be sold at such discount from their face amounts, as agreed upon by the Company and the dealer or dealers acting in connection with the commercial paper program. The commercial paper may be issued with varying maturities up to a maximum of 270 days from the date of issuance. As of December 31, 2002, outstanding commercial paper totaled approximately $199.8 million, with an average maturity of 54 days. The weighted average yield on the outstanding commercial paper as of December 31, 2002 was 1.62%. The Company intends to maintain commercial paper borrowings of at least the amount outstanding at December 31, 2002 for more than one year. For financial reporting purposes, the commercial paper has been classified under non-current liabilities in the accompanying Consolidated Balance Sheets. The related interest expense for the year ended December 31, 2002 totaled $2.4 million.

Maturities

        As of December 31, 2002, the Company's long-term debt maturities were as follows: 2003—zero; 2004—$199.8 million; 2005—zero; 2006—$450.0 million; 2007—zero; 2012—$350.0 million.

Debt Covenants

        The Company's revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 2002, the Company was in compliance with the requirements in these agreements.

Interest Rate Swaps

        As described above and in Note 16, as of December 31, 2002, the Company was party to a $200.0 million notional amount interest rate swap agreement on its 2006 Notes. As of December 31, 2001, the Company was a party to two separate interest rate swap agreements totaling $200.0 million notional amount on its floating rate debt under its revolving credit facility. In September 2002, the Company terminated and settled the interest rate swap agreements on the revolving credit facility (see Note 16).

Interest Paid

        Interest paid on long-term debt for the years ended December 31, 2002, 2001 and 2000 was $51.4 million, $43.0 million and $21.5 million, respectively.

10.    INCOME TAXES

        The components of the provision (benefit) for income taxes were as follows:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Current:
Federal	$427,221	$224,380	$226,606
State	71,734	43,541	56,608

	498,955	267,921	283,214

Deferred:
Federal	(33,363)	13,180	(54,552)
State	280	2,735	(8,383)

	(33,083)	15,915	(62,935)

Valuation allowance	(401)	—	1,747

Provision for income taxes	$465,471	$283,836	$222,026

        The overall effective tax rate differed from the statutory federal tax rate as follows (percent of pre-tax income from continuing operations):

	Year Ended December 31,
	2002	2001	2000
Tax provision based on the federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.1	4.3	5.6
Non-deductible expenses/non-taxable items	(0.1)	1.2	(0.1)
Change in valuation allowance	—	—	0.3
Other, net	1.0	0.1	(1.5)

Effective tax rate	40.0%	40.6%	39.3%

        Net deferred tax assets were comprised of the following:

	December 31,
	2002	2001
	(In thousands)
Gross deferred tax assets:
Net operating loss	$13,974	$6,028
Investment basis difference	20,610	39,696
Vacation and holiday accruals	15,364	9,322
Incurred claim reserve discounting	23,398	19,587
Provision for doubtful accounts	38,473	33,530
Unearned premium reserve	36,301	24,424
State income taxes	19,672	15,942
Postretirement benefits	48,458	37,161
Deferred gain on building	—	1,653
Pension liability	38,680	18,486
Deferred compensation	92,836	33,836
Expenses not currently deductible	133,882	95,699
Intangible asset impairment	4,196	5,689
Capital loss carryover	3,932	5,676
Start-up costs	753	2,540
Deferred acquisition costs	9,840	9,321
Other, net	2,883	4,509

Total gross deferred tax assets	503,252	363,099

Gross deferred tax liabilities:
Market valuation on investment securities	(44,670)	(51,376)
Depreciation and amortization	(10,157)	(2,827)
Internally developed software	(36,333)	(25,216)
Purchased intangibles	(271,784)	(138,272)
Lease expense	(10,879)	(6,221)
Other, net	(2,902)	(1,935)

Total gross deferred tax liabilities	(376,725)	(225,847)

Valuation allowance:
Net operating loss carryover	(1,337)	(1,337)
Capital loss carryover	(1,965)	(2,366)

	(3,302)	(3,703)

Net deferred tax assets	$123,225	$133,549

        In connection with the acquisition of RightCHOICE, the Company acquired $108.4 million of deferred tax liabilities and $36.5 million of net deferred tax assets. The net result was an increase to goodwill of $71.9 million. In connection with the acquisition of MethodistCare, the Company acquired $15.0 million of net deferred tax assets. In connection with the acquisition of Cerulean, the Company acquired $143.0 million of deferred tax liabilities and $65.9 million of net deferred tax assets. The net result was an increase to goodwill of $77.1 million. In connection with the acquisition of Rush

Prudential, the Company acquired $32.3 million of deferred tax liabilities and $7.4 million of net deferred tax assets. The net result was an increase to goodwill of approximately $24.9 million, which included a $4.3 million valuation allowance for certain operating loss carryforwards acquired in the Rush Prudential transaction.

        As of December 31, 2002, the Company had $25.0 million of federal net operating loss carryforwards acquired from MethodistCare, $19.1 million of federal net operating loss carryforwards acquired from Cerulean and $8.6 million of federal net operating loss carryforwards acquired from Rush Prudential. The federal net operating loss carryforward acquired from Rush Prudential begins to expire in 2014. In addition, the Company's $16.6 million of Illinois net operating loss carryforward acquired from Rush Prudential was completely utilized during the year ended December 31, 2001. The Company reduced the Rush Prudential valuation allowance from $4.3 million to $1.3 million in 2001 and recorded the change as a reduction to goodwill.

        As of December 31, 2002, the Company had a state capital loss carryforward of $63.8 million. The Company established a valuation allowance of $2.4 million related to this carryforward. However, in 2002, the Company decreased the valuation allowance to $2.0 million because it believes it is more likely than not that the recorded deferred tax assets, net of the valuation allowance, will be realized. The state carryforward begins to expire in 2003. As of December 31, 2001, the Company utilized its entire federal capital loss carryforward.

        During 2001, the Internal Revenue Service ("IRS") completed its examination of the Company's consolidated federal income tax returns for 1992 through 1994. The settlement of the audit had no material impact on the financial position or results of operations of the Company. The IRS has begun its audit of tax years 1995 through 1998. The results of this audit are not expected to have a material impact on the Company's financial position or results of operations.

        Income taxes paid for the years ended December 31, 2002, 2001 and 2000 were $394.6 million, $271.3 million and $283.8 million, respectively.

11.    PENSION AND POSTRETIREMENT BENEFITS

Pension Benefits

        The Company covers substantially all employees through two non-contributory defined benefit pension plans. The Restated Employees' Retirement Plan of Blue Cross of California covers employees of a collective bargaining unit. The WellPoint Pension Accumulation Plan, which was established on January 1, 1987, covers all eligible employees (employees covered under a collective bargaining agreement participate if the terms of the collective bargaining agreement permits) meeting certain age and service requirements. Plan assets are invested primarily in pooled income funds. The Company's policy is to fund its plans according to the requirements of the Employee Retirement Income Security Act of 1974 and applicable income tax regulations. The Company uses the projected unit credit method of cost determination.

        In conjunction with the acquisition of Cerulean on March 15, 2001, the Company's Board of Directors approved the merger of Cerulean's Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc. into the WellPoint Pension Accumulation Plan. In conjunction with the merger of RightCHOICE, the Company merged RightCHOICE's Non-Contributory Retirement Program for substantially all employees who met the plan requirements as to age and length of service on April 30, 2002 into the WellPoint Pension Accumulation Plan. HealthLink employees, who were not participants in the RightCHOICE Non-Contributory Retirement Program, are now participants in the WellPoint Pension Accumulation Plan, subject to the plan requirements.

        The funded status of the plans was as follows:

	December 31,
	2002	2001
	(In thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$175,355	$86,680
Service cost	15,278	10,987
Interest cost	15,809	10,353
Amendments	375	—
Actuarial loss	36,951	13,699
Acquisitions	49,167	65,814
Benefits paid	(18,671)	(12,178)

Benefit obligation at end of year	$274,264	$175,355

Change in Plan Assets
Fair value at beginning of year	$145,199	$72,180
Actual return on fair value	(19,436)	(5,028)
Employer contributions	25,921	24,455
Acquisitions	41,936	65,770
Benefits paid	(18,671)	(12,178)

Fair value at end of year	$174,949	$145,199

Funded status	$(99,315)	$(30,156)
Unrecognized prior service cost	656	377
Unrecognized actuarial loss	119,231	48,037

Net amount recognized	$20,572	$18,258

        Amounts recognized in the Consolidated Balance Sheets consisted of:

	December 31,
	2002	2001
	(In thousands)
Prepaid benefit cost	$20,572	$18,258
Additional minimum liability	(95,290)	(38,523)
Intangible asset	656	377
Accumulated other comprehensive income	94,634	38,146

Net amount recognized	$20,572	$18,258

        As of December 31, 2002, the WellPoint Pension Accumulation Plan and the Restated Employees' Retirement Plan of Blue Cross of California had accumulated benefits in excess of plan assets. As of December 31, 2001, only the WellPoint Pension Accumulation Plan had accumulated benefits in excess of plan assets. Both plans are summarized as follows:

	December 31,
	2002	2001
	(In thousands)
Pension Accumulation Plan
Projected benefit obligation	$258,323	$163,386
Accumulated benefit obligation	235,044	156,510
Fair value of assets	163,310	133,758
Restated Employees' Retirement Plan
Projected benefit obligation	$15,941	N/A
Accumulated benefit obligation	14,624	N/A
Fair value of assets	11,639	N/A
Weighted Average Assumptions
Discount rate	6.50%	7.25%
Expected return on plan assets	9.00%	9.50%
Rate of compensation increases	4.50%	4.50%

        Net periodic pension expense for the Company's defined benefit pension plans included the following components:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Service cost—benefits earned during the year	$15,278	$10,987	$8,008
Interest cost on projected benefits obligations	15,809	10,353	6,456
Expected return on plan assets	(17,114)	(10,736)	(6,946)
Amortization of prior service cost	96	47	15
Recognized net actuarial loss	2,926	1,677	286

Net periodic pension expense	$16,995	$12,328	$7,819

        The Company sponsors the WellPoint 401(k) Retirement Savings Plan (the "401(k) Plan"). Generally, employees (excluding temporary employees working less than 1,000 hours and leased employees) over 18 years of age are eligible to participate in the 401(k) Plan if they meet certain length of service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. After one year of service, employee contributions up to 6% of eligible compensation are matched by an employer contribution in cash equal to 75% of the employee's contribution. Matching contributions are immediately vested. Prior to November 17, 2002, generally one third of the employer contribution was in the form of the Company's Common Stock. As of December 31, 2001, employees were prohibited from transferring the Company's match received in the form of Common Stock until the calendar year following receipt of such Company match. Effective March 1, 2002, the 401(k) Plan was amended to remove this restriction. For payroll periods ending on or after November 17, 2002, a participant's matching contributions are made in cash and credited to that participant's matching contributions account. The 401(k) Plan includes a grandfather match provision whereby the employer contribution is 85% for those employees with 10 to 19 years of service as of January 1, 1997 and 100% for those employees with 20 years or more of service as of such date. Company expense related to the 401(k) Plan totaled $23.5 million, $20.2 million and $16.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. In conjunction with the acquisition of Cerulean on March 15, 2001, the Company's Board of Directors approved the merger of Cerulean's Blue Cross and Blue Shield of Georgia, Inc. Savings Program into the Company's 401(k) Plan. In conjunction with the merger of RightCHOICE on January 31, 2002, the Company merged the RightCHOICE and HealthLink 401(k) Plans into the Company's 401(k) Plan.

Postretirement Benefits

        The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents. Employees outside of California (except as provided in the following sentences) and certain employees in California acquired as a result of the acquisitions and all employees hired, rehired or reinstated after January 1, 1997 are not covered under the Company's postretirement benefit plan. All eligible employees in Georgia acquired as a result of the Cerulean acquisition are currently covered under the Cerulean Defined Dollar Benefit Plan ("DDB Plan"). Blue Cross Blue Shield of Georgia employees hired, rehired or reinstated after March 15, 2001 are not eligible to be covered under the Cerulean DDB Plan or any WellPoint retiree plan. RightCHOICE provides certain health care and life insurance benefits for retired and terminated employees (excluding HealthLink employees). All eligible employees of RightCHOICE acquired as a result of the merger are currently covered under the RightCHOICE postretirement plans. RightCHOICE employees hired, rehired or reinstated after January 31, 2002 are not eligible to be covered under any RightCHOICE postretirement plan or any WellPoint retiree plan. All other Company employees are eligible for retiree benefits upon attaining 10 years of service and a minimum age of 55. The plan, in effect for those retiring prior to September 1, 1994, provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees age 62 or greater currently receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree's years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

        The accumulated postretirement benefit obligation ("APBO") and the accrued postretirement benefits as of December 31, 2002 and 2001 were as follows:

	December 31,
	2002	2001
	(In thousands)
Benefit obligation at the beginning of the year	$93,268	$59,291
Service cost	3,241	2,312
Interest cost	8,061	5,950
Actuarial loss	23,866	9,711
Acquisitions	21,179	19,568
Benefits paid	(5,034)	(3,564)

Accumulated postretirement benefits obligation	144,581	93,268
Unrecognized net (loss) gain from accrued postretirement benefit cost	(21,539)	856

Accrued postretirement benefits	$123,042	$94,124

        The Company currently pays for its postretirement benefit obligations as they are incurred. As such, there are no plan assets.

        The above actuarially determined APBO was calculated using a discount rate of 6.50% and 7.25% for 2002 and 2001, respectively. For the year ended December 31, 2001, the medical trend rate assumed a decline from 10.0% for the year 2002 to 5.0% by the year 2007. This medical trend rate was re-evaluated for the year ended December 31, 2002 and modified to 9.0% for the year 2003 with a gradual decline to 4.75% by the year 2008. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rate of one percent in each year would increase the APBO as of December 31, 2002 by $8.5 million and would increase service and interest costs by $1.0 million. Conversely, a decrease in the assumed health care trend rate of one percent in each year would decrease the APBO as of December 31, 2002 by $7.6 million and would decrease service and interest costs by $0.9 million. For life insurance benefit calculations, a compensation increase of 4.5% was assumed.

        Net periodic postretirement benefit cost included the following components (in thousands):

	Year Ended December 31,
	2002	2001	2000
Service cost	$3,241	$2,312	$1,520
Interest cost	8,061	5,950	4,234
Net amortization and deferral	7	(213)	(689)

Net periodic postretirement benefit cost	$11,309	$8,049	$5,065

12.    COMMON STOCK

Stock Option Plans

        In 1996, the Company adopted an Employee Stock Option Plan (the "Employee Option Plan"). In May 1996, all eligible employees were granted options to purchase WellPoint Common Stock under the Employee Option Plan. The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the date of the grant. Each option granted has a maximum term of 10 years. Options granted under the Employee Option Plan vest in accordance with the terms of the applicable grant.

        In 1996, the Company also implemented a Stock Option/Award Plan (the "Stock Option/Award Plan") for key employees, officers and directors. The exercise price per share is fixed by a committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allows the grant or award of restricted stock, performance units and phantom stock.

        On May 11, 1999, the stockholders of the Company approved the 1999 Stock Incentive Plan (the "Plan") for key employees, officers and directors. This new plan serves as the successor to the Company's Stock Option/Award Plan and Employee Option Plan (the "Predecessor Plans"). All options granted under the Predecessor Plans and outstanding on the Plan's effective date were incorporated into the Plan and treated as outstanding awards under the Plan. The exercise price is determined by the plan administrator; however, it will generally not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Plan also allows the grant or award of restricted stock, performance units and phantom stock. As of December 31, 2002, the maximum number of shares issuable under the Plan, subject to subsequent adjustments for certain changes in the Company's capital structure, was 16.2 million plus an additional 11.5 million shares incorporated into the Plan from the Predecessor Plans. The maximum number of shares available for issuance under the Plan is automatically increased (up to a maximum of 30.0 million shares) by the number of shares of WellPoint Common Stock repurchased by the Company after May 11, 1999 (the "Repurchased Shares") on the open market or in private transactions, so long as the aggregate price paid for the Repurchased Shares does not exceed the cumulative amount received in cash by the Company after May 11, 1999 for the exercise of options or issuance of awards granted under the Plan.

        Effective as of February 17, 2000, the Company adopted the 2000 Employee Stock Option Plan (the "Employee Plan") for employees and non-executive officers of the Company. The exercise price and maximum term of any stock option granted under the Employee Plan are determined by the plan administrator. Options granted will vest in accordance with the terms of each grant. As of December 31, 2002, the maximum number of shares issuable under the Employee Plan, subject to subsequent adjustments for certain changes in the Company's capital structure, was approximately 9.1 million shares.

        Under the 1999 Stock Incentive Plan and the 2000 Employee Stock Option Plan, only the net number of shares actually issued is deducted from the number of shares remaining available for issuance under each plan. Accordingly, if option shares are exercised pursuant to a stock-for-stock exercise (including "reloads," which allow an optionee to pay the purchase price of options to be exercised in shares of WellPoint Common Stock already owned by such optionee and to simultaneously receive an award for a number of option shares equal to the number of shares of Common Stock tendered for payment of the exercised options), only the difference of the number of option shares exercised less the number of shares of Common Stock tendered in payment of such exercise (including shares tendered to pay for tax withholding obligations) is deducted from the number of shares remaining available for issuance under each plan.

        On January 31, 2002, as a result of the merger with RightCHOICE, the Company assumed all of the obligations of RightCHOICE with regard to the outstanding options granted under the RightCHOICE 1994 Equity Incentive Plan, the 2001 Stock Incentive Plan and the Nonemployee Directors Stock Option Plan (collectively, the "RightCHOICE Plans") pursuant to an executed Stock Assumption Agreement. Under the Stock Assumption Agreement, 1.9 million options held by employees or directors to purchase RightCHOICE common stock under the RightCHOICE Plans were exchanged for 1.2 million options to purchase WellPoint Common Stock. The Stock Assumption Agreement did not change the value of the options granted. In accordance with their original grant terms, all RightCHOICE options became fully vested and exercisable upon the close of the merger. All other provisions that govern either the exercise or the termination of the assumed RightCHOICE options remain the same as set forth in the respective grant agreements under the applicable RightCHOICE Plan. The exercise price of each option issued under the RightCHOICE Plans equaled the market price of RightCHOICE's common stock on the date of grant and an option's maximum term is 10 years.

        The following summarizes activity in the Company's stock option plans for the years ended December 31, 2002, 2001 and 2000:

	Shares	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2000	10,601,520	$27.97
Granted	4,370,190	36.11
Canceled	(497,882)	33.73
Exercised	(3,821,630)	23.21

Outstanding at December 31, 2000	10,652,198	32.73

Granted	7,293,674	47.25
Canceled	(835,604)	42.41
Exercised	(2,402,460)	31.97

Outstanding at December 31, 2001	14,707,808	39.45

Transferred in	1,159,920	15.89
Granted	6,009,419	65.03
Canceled	(573,247)	50.93
Exercised	(4,562,322)	34.06

Outstanding at December 31, 2002	16,741,578	48.14

Exercisable at:
December 31, 2000	4,924,224	30.99
December 31, 2001	5,993,936	34.02
December 31, 2002	8,086,961	42.10

        The options outstanding at December 31, 2002 had exercise prices ranging from $7.82 to $86.67 per share.

	Options Outstanding			Options Exercisable
Actual Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at 12/31/02	Weighted Average Exercise Price
$7.82—35.34	4,701,724	5.9	$29.44	3,904,808	$28.48
$35.91—48.24	5,432,848	7.8	$45.61	1,910,299	$44.37
$48.40—60.81	1,075,433	6.9	$54.49	752,560	$56.09
$61.61—86.67	5,531,573	8.7	$65.29	1,519,294	$67.33

	16,741,578	7.5	$48.14	8,086,961	$42.10

Stock Purchase Plan

        On May 18, 1996, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "ESPP"). The stockholders approved an amendment and restatement of the ESPP on May 9, 2000. The ESPP allows eligible employees to purchase WellPoint Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. The aggregate amount of Common Stock that may be issued pursuant to the ESPP shall not exceed 2,800,000 shares, subject to adjustment pursuant to the terms of the ESPP. During the years ended December 31, 2002, 2001 and 2000, approximately 266,040, 218,000, and 222,800 shares of Common Stock, respectively, were purchased under the ESPP. There are offering periods for the first half and second half of the year and accordingly, two purchase prices. For the year ended December 31, 2002, the purchase prices were $49.66 and $60.49 per share. For the year ended December 31, 2001, the purchase prices were $40.05 and $39.74 per share. For the year ended December 31, 2000, the purchase prices were $28.05 and $30.84 per share.

SFAS No. 123 Disclosure

        In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of the grant over the amount an employee must pay to acquire the Common Stock. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. (See Note 3 for the pro forma effect on net income and earnings per share had the Company elected to recognize and measure compensation expense for its stock option grants to its employees based on the fair value method.)

        The weighted average fair value of options granted in 2002, 2001 and 2000 was $18.85, $14.46, and $13.09 per share, respectively, using the Black-Scholes option-pricing model and the following assumptions.

2002	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	3.82%	3.10%
Expected stock price volatility	35.00%	35.00%
Expected life of options	four years	three years
2001	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	4.66%	4.53%
Expected stock price volatility	35.00%	35.00%
Expected life of options	four years	three years
2000	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	6.38%	6.37%
Expected stock price volatility	40.00%	40.00%
Expected life of options	four years	three years

Treasury Stock

        As of December 31, 2002, the Company was authorized to repurchase approximately 30.5 million shares of its Common Stock. As of December 31, 2002, 25.4 million shares of Common Stock had been repurchased pursuant to this authorization.

13.    EARNINGS PER SHARE

        The following is an illustration of the dilutive effect of the Company's potential Common Stock on earnings per share ("EPS"). For the years ended December 31, 2002, 2001 and 2000, there were outstanding stock options to purchase approximately 756,500, 829,900 and 861,900 shares of Common Stock, respectively, for which the exercise price was greater than the average market per share price of

Common Stock during the period presented. Since the effect of these options is antidilutive, they have been excluded from the computation of the diluted earnings per share below.

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except earnings per share)
Basic Earnings Per Share Calculation:
Numerator
Income before extraordinary items	$697,931	$414,746	$342,287
Extraordinary gain from negative goodwill on acquisition	8,950	—	—
Extraordinary loss on early extinguishment of debt, net of tax benefit	(3,802)	—	—

Net Income	$703,079	$414,746	$342,287

Denominator
Weighted average shares outstanding	144,219	126,851	125,061

Earnings Per Share
Income before extraordinary items	$4.84	$3.27	$2.74
Extraordinary gain from negative goodwill on acquisition	0.06	—	—
Extraordinary loss on early extinguishment of debt, net of tax benefit	(0.03)	—	—

Net Income	$4.87	$3.27	$2.74

Earnings Per Share Assuming Full Dilution Calculation:
Numerator
Income before extraordinary items	$697,931	$414,746	$342,287
Interest expense on zero coupon convertible subordinated debentures, net of tax	1,547	1,880	1,890

Adjusted income before extraordinary items	699,478	416,626	344,177
Extraordinary gain from negative goodwill on acquisition	8,950	—	—
Extraordinary loss on early extinguishment of debt, net of tax benefit	(3,802)	—	—

Adjusted Net Income	$704,626	$416,626	$344,177

Denominator
Weighted average shares outstanding	144,219	126,851	125,061
Net effect of dilutive stock options	4,304	2,608	2,195
Assumed conversion of zero coupon convertible subordinated debentures	2,327	2,963	2,963

Diluted weighted average shares outstanding	150,850	132,422	130,219

Earnings Per Share Assuming Full Dilution
Income before extraordinary items	$4.64	$3.15	$2.64
Extraordinary gain from negative goodwill on acquisition	0.06	—	—
Extraordinary loss on early extinguishment of debt, net of tax benefit	(0.03)	—	—

Net Income	$4.67	$3.15	$2.64

14.    LEASES

      Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for its former corporate headquarters, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company pays a contingent amount based upon annual changes in the consumer price index. The

Company paid $30.0 million to the owner of the building in connection with this lease agreement, which is being amortized on a straight-line basis over the life of the new lease.

        The Company's other lease terms range from one to 19 years with various options to renew. Certain lease agreements provide for escalation of payments that are based on fluctuations in certain published cost-of-living indices.

        Future minimum rental payments under operating leases utilized by the Company having initial or remaining noncancellable lease terms in excess of one year at December 31, 2002 are as follows:

Year Ending December 31,	Operating Leases
(In thousands)
2003	$96,113
2004	73,482
2005	51,996
2006	38,873
2007	30,068
Thereafter	227,620

Total minimum payments required	$518,152

        Rental expense for the years ended December 31, 2002, 2001, and 2000 for all operating leases was $76.7 million, $66.3 million and $47.5 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 2002, 2001 and 2000 were $1.9 million, $1.5 million and $1.2 million, respectively.

15.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        Cash and Cash Equivalents.    The carrying amount approximates fair value, based on the short-term maturities of these instruments.

        Investment Securities.    The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

        Long-term Investments.    The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

        Revolving Credit Facility.    The carrying amount for the revolving credit facility approximates fair value as the underlying instruments have variable interest rates at market value.

        Zero Coupon Convertible Subordinated Debentures.    The fair value for the convertible debt is based upon quoted market prices. The carrying value is based on the face value adjusted for accretion of original issue discount.

        6 3/8% Notes due 2006.    The fair value of the notes payable is based on quoted market prices. The carrying value is based on face value adjusted for the discount and a fair value adjustment related to the interest rate hedge.

        6 3/8% Notes due 2012.    The fair value of the notes payable is based on quoted market prices. The carrying value is based on face value adjusted for the discount.

        Interest Rate Swaps.    The fair value of the interest rate swaps is based on the quoted market prices by the financial institutions that are the counterparties to the swaps.

        Forward Exchange Contracts.    The carrying value for forward exchange contracts represents the fair value of such contracts that exceed the fair value of the related foreign denominated bond position. The fair value of such contracts is determined by the counterparties to the contracts.

        Commercial Paper.    The carrying amount for the commercial paper approximates fair value as the underlying instruments have variable interest rates at market value.

        Put / Call Options.    The carrying amount approximates fair value, based on quoted market prices.

        The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2002 and 2001 are summarized below:

	2002
	Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Cash and cash equivalents	$1,355,616	$1,355,616
Investment securities	5,282,887	5,282,887
Long-term investments	134,274	134,274
Interest rate swap on 6 3/8% Notes due 2006	13,582	13,582
Put / Call Options	123	123
Liabilities:
6 3/8% Notes due 2006	462,838	482,175
6 3/8% Notes due 2012	348,982	378,875
Commercial Paper	199,758	199,758

	2001
	Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Cash and cash equivalents	$1,028,476	$1,028,476
Investment securities	3,832,982	3,832,982
Long-term investments	124,611	124,611
Forward exchange contracts	775	775
Liabilities:
Revolving credit facility	235,000	235,000
Zero Coupon Convertible Subordinated Debentures	153,887	185,280
6 3/8% Notes due 2006	449,070	458,955
Interest rate swap on revolving credit facility	14,085	14,558

16.    HEDGING ACTIVITIES

      In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133," establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The Company adopted SFAS No. 133 on January 1, 2001.

        The Company maintains an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company's goal is to maintain a balance between fixed and floating interest rates on its long-term debt.

        By using derivative financial instruments to hedge exposures to changes in exchange rates and interest rates, the Company exposes itself to credit risk and market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in currency exchange rates or interest rates. The Company manages exposure to market risk associated with interest rate and foreign exchange contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

        The Company uses interest rate swap agreements and foreign currency contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not use derivative financial instruments for speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties. As of December 31, 2002, the Company reported a derivative asset of $13.6 million related to a fair value hedge. The cash flow hedges on the floating rate debt under the revolving credit facility were terminated and settled in September 2002 and are discussed in further detail below.

Fair Value Hedges

        With the intention of reducing the interest expense associated with its 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. The swap agreement expires June 15, 2006. For the year ended December 31, 2002, the Company recognized $6.5 million of income from this swap, which was recorded as a reduction to interest expense. As of December 31, 2002, the Company recognized a derivative asset of $13.6 million related to this swap agreement.

        As part of the Company's investment strategy to diversify its investment portfolio, the Company previously invested in certain fixed-maturity securities denominated in foreign currencies. In order to mitigate the foreign currency risk associated with such securities, the Company entered into foreign currency derivative instruments. Gains and losses related to such instruments are recognized in the Company's income statement. The Company recognized a gain of $0.5 million and a loss of $0.5 million from such hedging activities for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company had liquidated its non-dollar foreign bond holdings and, as a result, entered into a derivative to offset the remaining currency derivative. During 2002, the Company recognized a gain of approximately $20,000, all within the quarter ended March 31, 2002, related to the remaining derivatives.

        The transition provisions of SFAS No. 133 state that any gain or loss previously reported in accumulated other comprehensive income on a derivative that hedged an available-for-sale security, together with the gain or loss on the related security, shall be reclassified to earnings as a cumulative effect type adjustment of both net income and accumulated other comprehensive income. On January 1, 2001, the Company recorded a transition adjustment as a charge to other income of approximately $0.3 million, net of tax, which represented a gain of $2.0 million on the available-for-sale bonds related to the Company's foreign exchange contracts partially offset by a loss of $1.7 million on the related hedges.

Cash Flow Hedges

        The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange variable-rate for fixed-rate interest payments without the exchange of the underlying notional amounts. During the years ended December 31, 2002 and 2001, the Company recognized net gains of $0.1 million and $0.1 million, respectively, as reported in the Company's Consolidated Income Statements, which represented the total ineffectiveness of all cash flow hedges during such periods.

        In September 2002, the Company terminated and settled its $150.0 million and $50.0 million notional amount interest rate swap agreements with original expiration dates of October 17, 2003 and October 17, 2006, respectively. At termination, the Company paid $17.6 million, of which $1.8 million was accrued interest and the remaining $15.8 million represented the fair value of the swap agreements at the time of termination. The fair value of the swap agreements was reflected in accumulated other comprehensive income and will be amortized as a reduction to investment income on a straight-line basis over the shorter of the original expiration dates of the interest rate swap agreements or the expected cash flows of the commercial paper program. The fair value of the $150.0 million and $50.0 million notional amount swap agreements, at termination, were $8.0 million and $7.8 million, respectively. Amortization of other comprehensive income related to the terminated swaps on a pre-tax basis for the year ended December 31, 2002 totaled $2.3 million, or $1.4 million after-tax. The unamortized amounts in other comprehensive income related to the $150.0 million and $50.0 million notional amount swap agreements as of December 31, 2002 totaled $6.2 million and $7.3 million, respectively. An aggregate after-tax amount of $4.8 million on the terminated swaps is expected to be amortized during the year ended December 31, 2003.

        The adoption of SFAS No. 133 resulted in an after-tax reduction in accumulated other comprehensive income of $4.2 million to recognize at fair value all derivatives that were designated as cash flow hedges as of January 1, 2001.

        In December 2002, the Company decided to hedge a portion of its unrealized gain on an available-for-sale equity investment by entering into a zero-cost equity collar. The Company's intent is to limit any cash flow impact caused by any downside price movement in the stock with its anticipated sale. As a result, the Company has designated the equity collar as a cash flow hedge. The collar was created by combining a purchased put option with a written call option. As of December 31, 2002, the price of the equity investment remained within the range of the equity collar and, as a result of the changes in fair value of the option contracts (time value), the Company recorded approximately $122,000 of a net derivative asset and a corresponding gain in other comprehensive income.

17.    CONTINGENCIES

        From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

        In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against Blue Cross of California ("BCC"). The lawsuit alleges that BCC violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of RICO, although the dismissal was made without prejudice to the plaintiffs' ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which was to be completed by March 15, 2002. In June 2001, the federal Court of Appeals for the 11th Circuit issued a stay of Judge Moreno's discovery order, pending a hearing before the Court of Appeals on the Company's appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno). The hearing was held in January 2002 and, in March 2002, the Court of Appeals panel issued an opinion affirming Judge Moreno's earlier action with respect to the motion to compel arbitration. The Company filed a motion requesting a rehearing of the matter before the entire 11th Circuit Court of Appeals, which motion was denied by the 11th Circuit Court of Appeals in June 2002. On July 29, 2002, Judge Moreno issued an order providing that discovery in the case would be allowed to re-commence on September 30, 2002. On September 26, 2002, Judge Moreno issued an additional order certifying a nationwide class of physicians in the Shane matter, setting a trial date in May 2003 and ordering the parties to participate in non-binding mediation. In October 2002, the Company filed a motion with the 11th Circuit Court of Appeals seeking to appeal Judge Moreno's class-certification order. In December 2002, the 11th Circuit granted the Company's motion for interlocutory review of the class- certification order. The parties are currently conducting pre-trial discovery. A mediator has been appointed by Judge Moreno.

        In March 2002, the American Dental Association and three individual dentists filed a lawsuit in U.S. district court in Chicago against the Company and BCC. This lawsuit alleges that WellPoint and BCC engaged in conduct that constituted a breach of contract under ERISA, trade libel and tortious interference with contractual relations and existing and prospective business expectancies. The lawsuit seeks class-action status. The Company filed a motion (which was granted in July 2002) with the federal Judicial Panel on Multidistrict Litigation requesting that the proceedings in this case be consolidated with a similar action brought against other managed care companies that has been consolidated with the Shane lawsuit.

        In July 2001, two individual physicians seeking to represent a class of physicians, hospitals and other providers brought suit in the Circuit Court of Madison County, Illinois against HealthLink, Inc., which is now a subsidiary of the Company as a result of the RightCHOICE transaction. The physicians allege that HealthLink breached the contracts with these physicians by engaging in the practices of "bundling" and "down-coding" in its processing and payment of provider claims. The relief sought includes an injunction against these practices and damages in an unspecified amount. This litigation was dismissed without prejudice at the request of the plaintiffs in February 2003. A similar lawsuit was brought by physicians (including one of the physicians in the case described above) in the same court in Madison County, Illinois, on behalf of a nationwide class of providers who contract with Blue Cross and Blue Shield plans against the Blue Cross and Blue Shield Association and another Blue Cross Blue Shield plan. The complaint recites that it is brought against those entities and their "unnamed subsidiaries, licensees, and affiliates," listing a large number of Blue Cross and Blue Shield plans, including "Alliance Blue Cross Blue Shield of Missouri." The plaintiffs also allege that the plans have systematically engaged in practices known as "short paying," "bundling" and "down-coding" in their processing and payment of subscriber claims. Blue Cross Blue Shield of Missouri has not been formally named or served as a defendant in this suit.

        Prior to the Company's acquisition of the GBO, John Hancock Mutual Life Insurance Company ("John Hancock") entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers' compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred certain of such risks to other companies. These arrangements have become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. The Company believes that it has a number of defenses to avoid any ultimate liability with respect to these matters and believes that such liabilities were not transferred to the Company as part of the GBO acquisition. However, if the Company were to become subject to such liabilities, the Company could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

        The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown. Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

        The Company and its subsidiaries are party to a variety of agreements entered into in the ordinary course of business that contain standard indemnity provisions obligating the Company or such subsidiary to indemnify third parties for certain costs and expenses incurred by such parties in connection with such agreements. These agreements include, for example, vendor contracts, underwriting and loan agreements, consulting agreements and agreements for other services, such as custodial arrangements with respect to certain of the Company's assets. The maximum amount of potential future payments pursuant to these standard indemnity provisions cannot be estimated because the amount of costs and expenses that may be incurred by the indemnified parties is unknown.

        In connection with the formation of a joint venture providing Medicaid services in Puerto Rico in 2000, the Company agreed under certain circumstances to provide additional funds to the joint-venture entity. The Company agreed that it would make a capital contribution to the joint venture of up to 80% of any amount necessary to increase the entity's capital to meet minimum regulatory capital requirements if (i) applicable law or regulation requires an increase in the entity's capital and the entity does not then have capital sufficient to meet the increased requirement or (ii) the entity's medical care ratio is 100% or greater during any 180-day period and the entity does not then meet statutory capital requirements under the Puerto Rico Insurance Code. The amount of this guarantee will not exceed 80% of the amount necessary to provide the entity with a 12 to 1 premium-to-capital ratio. As of December 31, 2002, the Company's maximum potential liability pursuant to this guarantee was $24.6 million. Since the formation of the joint venture in 2000, the Company has not been required to make any payments under this guarantee and the Company does not currently expect that any such payments will be made.

18.    REGULATORY REQUIREMENTS

        Certain of the Company's regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. With respect to the Company's statutory regulated subsidiaries, the minimum amount of capital required is based on formulas established by the state insurance departments. As of December 31, 2002, the Company and its regulated subsidiaries were in compliance with these requirements.

        The ability of the Company's licensed insurance company subsidiaries to pay dividends is limited by the Departments of Insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater of the prior year's statutory net income or 10% of statutory surplus. Larger dividends, classified as extraordinary, require a special request of the applicable

Department of Insurance. As of December 31, 2002 and 2001, the minimum statutory requirements (excluding the Blue Cross of California subsidiary) totaled $29.4 million and $19.1 million, respectively. These statutorily regulated subsidiaries had total capital and surplus of $1,267.0 million and $862.9 million as of December 31, 2002 and 2001, respectively. The maximum dividend payable by WellPoint's licensed insurance company subsidiaries (which do not include the Company's Blue Cross of California subsidiary) in 2003 without prior approval is estimated to be $334.2 million.

19.    FISCAL INTERMEDIARY FUNCTION

        Under an agreement with the Blue Cross and Blue Shield Association, the Company's wholly-owned subsidiary, Blue Cross of California ("BCC"), was previously contracted to administer Part A of Title XVIII of the Social Security Act (Medicare) in certain regions or for certain health care providers. The agreement was renewable annually unless terminated by the parties involved. As fiscal intermediary under the agreement, BCC made disbursements to providers for medical care from funds provided by the Federal Government and was reimbursed for these expenses incurred under the agreement. Effective December 1, 2000, BCC ceased to participate as a Medicare fiscal intermediary. BCC disbursed approximately $7.6 billion and received administrative fees of approximately $39.1 million for the year ended December 31, 2000. The reimbursement was treated as a direct recovery of general and administrative expenses.

        With the acquisition of Cerulean, the Company is currently a participant in the aforementioned Medicare plan through its wholly owned subsidiary, Blue Cross and Blue Shield of Georgia, Inc. ("Georgia Blue"). For the year ended December 31, 2002, Georgia Blue disbursed approximately $3.8 billion and received administrative fees of approximately $11.8 million. Georgia Blue disbursed approximately $2.9 billion and received administrative fees of approximately $8.5 million from March 15, 2001, the acquisition date, to December 31, 2001.

20.    BUSINESS SEGMENT INFORMATION

        As of December 31, 2001, the Company's primary internal business divisions were focused on large employer group business, individual and small employer group business, and senior and specialty business. As a result of the January 31, 2002 acquisition of RightCHOICE, the organizational structure of the Company changed effective February 1, 2002. As a result of these changes, the Company has the following two reportable segments: Health Care and Specialty. The Health Care segment is an aggregation of four operating segments: California, Central, Georgia and Senior/State-Sponsored programs. These Health Care operating segments all have similar characteristics and meet the following five aggregation criteria as defined under paragraph 17 of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information":

  (1)
  All operating segments provide similar health care products to similar customer types. WellPoint generally markets the same health care products across the country for each of its customer groups.

  (2)
  The production processes are substantially similar for all operating segments as they support similar customer groups and products.

  (3)
  Each operating segment has the same class of customers, primarily large employer groups and individual and small employer groups.

  (4)
  Each operating segment has similar distribution channels that are used for each of the customer types. Large employer group products are distributed primarily through health care consultants and brokers, while individual and small group products are distributed through agents or through captive sales forces. These methods are similar across geographies.

  (5)
  The health care industry is highly regulated at both the federal and state levels. All of the geographies must comply with the same federal regulations. While each state's laws are in some respects unique, many states have similar laws and regulations applicable to managed care and insurance companies.

        The Company's focus on regional concentration allows management to understand and meet customer needs while effectively managing the cost structure. The Company's chief operating decision maker (Chief Executive Officer) reviews the results of operations on a regular basis and holds each Division President accountable for his or her segment's operating results. These operating segments comprising the Health Care segment provide a broad spectrum of network-based health plans, including PPOs, HMOs, POS plans, other hybrid plans and traditional indemnity products to large and small employers and individuals. The Specialty business is maintained as a separate segment providing an array of specialty and other products, including pharmacy, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. Amounts under the heading "Corporate" include net investment income, general and administrative expense and interest expense not allocable to the reportable segments. The accounting policies of the segments are consistent with generally accepted accounting principles in the United States.

        The following tables present segment information for the Health Care and Specialty segments for the years ended December 31, 2002, 2001 and 2000, respectively, as if the Company's new organizational structure had been effective on January 1, 2000:

2002

	Health Care	Specialty	Corporate	Consolidated
	(In thousands)
Premium revenue	$15,701,071	$505,090	$—	$16,206,161
Management services and other revenue	681,512	136,863	—	818,375

Total revenue from external customers	16,382,583	641,953	—	17,024,536
Investment income	218,697	22,039	73,268	314,004
Interest expense (income)	109,183	—	(48,767)	60,416
Depreciation and amortization expense	103,933	8,251	2,830	115,014
Income tax expense	418,942	16,316	30,213	465,471
Extraordinary items	—	—	5,148	5,148
Segment net income	$644,522	$27,331	$31,226	$703,079

Segment assets	$7,983,395	$611,269	$2,707,871	$11,302,535

2001

	Health Care	Specialty	Corporate	Consolidated
	(In thousands)
Premium revenue	$11,107,242	$469,928	$—	$11,577,170
Management services and other revenue	491,995	117,698	—	609,693

Total revenue from external customers	11,599,237	587,626	—	12,186,863
Investment income	164,187	24,817	52,780	241,784
Interest expense	33,311	—	16,618	49,929
Depreciation and amortization expense	100,232	8,959	966	110,157
Income tax expense (benefit)	271,599	14,848	(2,611)	283,836
Segment net income	$380,540	$22,556	$11,650	$414,746

Segment assets	$5,051,343	$623,101	$1,797,689	$7,472,133

2000

	Health Care	Specialty	Corporate	Consolidated
	(In thousands)
Premium revenue	$8,168,516	$415,147	$—	$8,583,663
Management services and other revenue	372,656	79,191	—	451,847

Total revenue from external customers	8,541,172	494,338	—	9,035,510
Investment income	106,255	21,127	66,066	193,448
Interest expense	159	—	23,819	23,978
Depreciation and amortization expense	68,792	5,863	747	75,402
Income tax expense	208,186	13,221	619	222,026
Segment net income	$292,774	$18,928	$30,585	$342,287

Segment assets	$3,184,421	$547,142	$1,773,143	$5,504,706

21.    COMPREHENSIVE INCOME

        The following summarizes comprehensive income (loss) reclassification adjustments included in the statements of changes in stockholders' equity:

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Investment Securities:
Net holding (loss) gain on investment securities arising during the period, net of tax benefit (expense) of $23,336, $(18,272) and $(53,624), respectively	$(24,845)	$29,405	$83,691
Reclassification adjustment for realized gain (loss) on investment securities, net of tax (expense) benefit of $(22,153), $2,420 and $10,004, respectively	33,231	(3,482)	(15,646)

	8,386	25,923	68,045
Fair Value Hedges:
Holding gain related to foreign exchange transactions, net of tax expense of $222	—	—	350
Reclassification adjustment related to foreign exchange losses on investment securities, net of tax benefit of $163 and $204, respectively	—	(262)	(319)

	—	(262)	31
Cash Flow Hedges:
Holding gain (loss) related to swap transactions, net of tax (expense) benefit of $(263) and $5,787, respectively	380	(8,354)	—
Other:
Net change in pension liability, net of tax benefit of $22,970 and $15,640, respectively	(33,518)	(22,506)	—

Net (loss) gain recognized in other comprehensive income, net of tax benefit (expense) of $23,890, $5,738 and $(43,638), respectively	$(24,752)	$(5,199)	$68,076

22.    EXTRAORDINARY ITEMS

        During 2002, the Company recorded two extraordinary items, a gain related to the acquisition of MethodistCare and a loss related to the early redemption of certain of the Debentures. For the year ended December 31, 2002, the Company recognized an extraordinary gain of $8.9 million, or $0.06 per share assuming full dilution, from its acquisition of MethodistCare, reflecting the additional excess of the fair value of net assets acquired over acquisition costs. Prior to the Company's announcement of its election to redeem the Debentures as of October 28, 2002, Debentureholders converted $18.0 million in aggregate principal amount at maturity of the Company's Debentures with a carrying value (including accreted interest) of $12.6 million. The total purchase price paid by the Company of $18.9 million resulted in an extraordinary after-tax loss of $3.8 million or $0.03 per share assuming full dilution, as shown on the Company's Consolidated Income Statements.

23.    RELATED PARTY TRANSACTIONS

        In December 2000, the Company formed The WellPoint Foundation ("Foundation"), a non-profit organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code. The purpose of the Foundation is to improve the health and well-being of individuals in the communities served by the Company and its subsidiaries. The Foundation's Board of Directors is comprised solely of persons who are also officers of the Company. For the years ended December 31, 2002 and 2001, the Company contributed or committed to contribute $45.0 million and $15.0 million, respectively, to the Foundation. The Company had an outstanding commitment payable to the Foundation of $15.0 million as of December 31, 2001. The Company did not have any outstanding commitments payable to the Foundation as of December 31, 2002. The Company has no current legal obligations for any future commitments to the Foundation.

24.    PENDING ACQUISITION

        On November 20, 2001, the Company entered into a definitive agreement (the "Original CareFirst Merger Agreement") to acquire CareFirst. CareFirst is a not-for-profit health care company which, along with its affiliates and subsidiaries, offers a comprehensive portfolio of health insurance products, direct health care and administrative services. As of December 31, 2002, CareFirst served approximately 3.2 million members in Maryland, Delaware, the District of Columbia and Northern Virginia. CareFirst operates through three wholly owned affiliates: CareFirst of Maryland, Inc., Group Hospitalization and Medical Services, Inc., doing business under the name CareFirst BlueCross BlueShield, and Blue Cross Blue Shield of Delaware, Inc. The CareFirst portfolio of products ranges from traditional fee-for-service health care insurance to fully managed care. CareFirst administers the largest federal employees health benefits plan in the nation. CareFirst affiliate companies also offer third-party administrative services and claims processing for self-insured groups.

        The Original CareFirst Merger Agreement provided that a wholly owned subsidiary of the Company would merge with and into CareFirst. As a result of the merger, the outstanding shares of common stock of CareFirst would be converted into the right to receive an aggregate purchase price of $1.3 billion, at least $450.0 million of which the Company would pay in cash and the balance in shares of the Company's Common Stock based on its average closing price in the 20-trading-day period ending the fifth trading day prior to the closing of the CareFirst transaction. In the event that the average closing price is below $35 per share, the Company would have the option to issue a five-year subordinated note in lieu of a portion of the purchase price to be paid in its Common Stock. The subordinated note would rank pari passu with the Company's Zero Coupon Convertible Subordinated Debentures due 2019, which were redeemed as of October 28, 2002.

        In April 2002, the Maryland legislature adopted legislation that would, among other things, require that the consideration paid by the Company in the CareFirst transaction consist entirely of cash, prohibit certain change-in-control payments to CareFirst management previously approved by CareFirst's Board of Directors and delay for 90 days the effectiveness of any decision by the Maryland Insurance Administration regarding CareFirst's for-profit conversion and consummation of the CareFirst transaction in order to allow the Maryland legislature to review the decision.

        As a result of the Maryland legislation, the Company and CareFirst entered into an Amended and Restated Agreement and Plan of Merger (the "Amended CareFirst Merger Agreement") on January 24, 2003. The Amended CareFirst Merger Agreement provides, among other things, that the consideration for the transaction will consist solely of cash, if stock and other non-cash consideration are not allowed under any applicable law or regulation, and requires the termination of certain change-in-control payments as a condition to closing the transaction. In addition, the purchase price of $1.3 billion in the Original CareFirst Merger Agreement was increased by $70.0 million to $1.37 billion in the Amended CareFirst Merger Agreement. If the purchase price is paid solely in cash, the Amended CareFirst Merger Agreement allows up to $850.0 million of the purchase price to be financed by debt or equity offerings by the Company. If applicable law allows non-cash consideration, the purchase price will be paid in cash and stock or notes as provided in the Original CareFirst Merger Agreement. Before the CareFirst transaction is completed, CareFirst and certain of its subsidiaries will convert from their current status as not-for-profit corporations into for-profit, stock corporations. As part of this conversion, CareFirst will issue 100% of its outstanding common stock to charitable foundations established according to applicable law. If the transaction is consummated, on the closing date, one non-employee member of the existing Board of Directors of CareFirst will be appointed to the Company's Board of Directors. The chief executive officer of CareFirst will be named the president of the Company's southeast business region. Other senior executives of CareFirst will be assigned significant responsibilities with respect to the business of the Company in that area.

        The conversion will require the approval of insurance regulators in Maryland, Delaware and the District of Columbia, where CareFirst and its affiliates are domiciled. In addition, Group Hospitalization and Medical Services, Inc., CareFirst's operating affiliate in the District of Columbia, must have its federal charter amended or repealed by the United States Congress (subject to presidential approval) and obtain approval from the Washington, D.C. corporation counsel. The acquisition of CareFirst is also subject to antitrust clearance by the U.S. Department of Justice and the Federal Trade Commission and the receipt of a private letter ruling from the Internal Revenue Service that the conversion of CareFirst will constitute a tax-free reorganization and that gain or loss recognized by the holders of CareFirst stock in the merger will not be subject to unrelated business income tax.

        On March 5, 2003, the Maryland insurance commissioner issued an order disapproving the conversion of CareFirst to a for-profit entity. The Maryland legislature has 90 days to review the matter and has the power to veto the commissioner's decision. The Company has 30 days from the date of the commissioner's order to appeal the order. WellPoint intends to review the decision in greater detail and decide what actions, if any, are appropriate.

PROXY/VOTING INSTRUCTION CARD

WELLPOINT HEALTH NETWORKS INC.
ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed as lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on March 24, 2003, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on May 13, 2003, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, CA 91361, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Stockholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

        THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY ANY WELLPOINT BENEFIT PLAN, SUCH AS THE WELLPOINT 401(K) RETIREMENT SAVINGS PLAN OR THE WELLPOINT COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN, AND IF YOU DO NOT SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION OF THE APPLICABLE PLAN'S TRUSTEE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

^ FOLD AND DETACH HERE ^

ADMISSION TICKET

WELLPOINT HEALTH NETWORKS INC.
ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 13, 2003
10:00 A.M.

HYATT WESTLAKE PLAZA
880 SOUTH WESTLAKE BOULEVARD
WESTLAKE VILLAGE, CA 91361

PLEASE ADMIT	Non-Transferable

A vote FOR the following proposals is recommended by the Board of Directors:	Please mark vote in the following manner using dark ink only.	☒
	FOR all nominees listed (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1.	Election of the three (3) Class I directors to serve until the 2006 Annual Meeting (or until their successors are elected) and one (1) Class III director to serve until the 2005 Annual Meeting (or until his successor is elected) as proposed in the accompanying Proxy Statement. ☐	☐
Nominees for term expiring in 2006: 01 Roger E. Birk, 02 Sheila P. Burke and 03 Elizabeth A. Sanders
Nominee for term expiring in 2005: 04 Ramiro G. Peru
(INSTRUCTION: To withhold authority to vote for any individual, cross his or her name out above.)
		FOR	AGAINST
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2003.	☐	☐

Signature(s):	Dated:	, 2003

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute to above proxy for a deceased shareholder should give their full title. Please date the Proxy.

^ FOLD AND DETACH HERE ^

QuickLinks

PROPOSAL NO. 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
ADDITIONAL INFORMATION
INDEX TO SUPPLEMENTAL INFORMATION